UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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FACTSET RESEARCH SYSTEMS INC.
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FACTSET RESEARCH SYSTEMS INC.
45 Glover Avenue, Norwalk, CT 06850
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held December 18, 2025
2:00 PM Eastern Time
Dear Stockholder:
The 2025 Annual Meeting of Stockholders of FactSet Research Systems Inc., a Delaware corporation, will be held virtually via live webcast at www.virtualshareholdermeeting.com/FDS2025 on Thursday, December 18, 2025, at 2:00 PM (Eastern Time) for the following purposes:

VOTING MATTERS		Board's Recommendation
1	Elect each of our Board's ten nominees: for a one-year term expiring at the 2026 Annual Meeting of Stockholders	FOR each nominee
2	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026	FOR the proposal
3	Approve, in an advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement	FOR the proposal
4	Approve the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan	FOR the proposal
5	Approve the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan	FOR the proposal
6
Approve an amendment and restatement of the Certificate of Incorporation to change the stockholder vote required for amendment of the provision for stockholder action by written consent from supermajority to majority, and implement other ministerial changes
FOR the proposal
7	Consider any other business, if properly raised.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 21, 2025 are entitled notice of, and to vote at, this Annual Meeting. You will be able to attend the Annual Meeting, submit your questions and, if you are a record holder of our common stock or proxy for a record holder, vote your shares during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/FDS2025 and entering your 16-digit control number. Additional information regarding our 2025 Annual Meeting, including how to cast your vote before and during the meeting, can be found in "2025 Annual Meeting Information" on page 82 of this Proxy Statement.
Important notice regarding the availability of proxy materials: This notice and proxy statement and our Annual Report on Form 10-K for the year ended August 31, 2025 are available on the Internet at https://investor.factset.com.
This notice and proxy statement is being mailed or made available on the Internet to stockholders on or about [●].
Please cast your votes by Internet, by signing and mailing a proxy card, or by telephone. As a stockholder of FactSet, your vote is important. We encourage you to vote by proxy even if you plan to attend the virtual Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher McLoughlin
Executive Vice President, Chief Legal Officer and Corporate Secretary
Norwalk, Connecticut
[●]

TABLE OF CONTENTS

Page
Proxy Statement Summary	1
Corporate Governance	4
Board Qualifications	4
Board Leadership Structure	4
Director Independence	5
Business Experience and Qualifications of Board Members	5
Board Skills Matrix	10
Legal Proceedings	11
Board Responsibilities	11
Recent Corporate Governance Developments	12
Stockholder Engagement	12
Board Oversight of Risk	12
Board Meetings	14
Board Committees	15
Corporate Sustainability	16
Additional Corporate Governance Information	17
Director Compensation Program	17
Director Nominations	20
Proposal 1: Election of Directors	22
Audit Committee Report	23
Proposal 2: Ratification of Independent Registered Public Accounting Firm	24
Compensation Discussion and Analysis	26
Compensation and Talent Committee Report	48
Executive Compensation	49
Summary Compensation Table	49
Grants of Plan-Based Awards	50
Outstanding Equity Awards at Fiscal Year-End	52
Option Exercises and Stock Vested	53
Potential Payments upon Termination or Change of Control	53
CEO Pay Ratio	56
Pay Versus Performance	57
Equity Compensation Plan Information	62
Proposal 3: Advisory Vote on Executive Compensation	62
Proposal 4: Approval of FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan	64
Proposal 5: Approval of FactSet Research Systems Inc. 2025 Omnibus Incentive Plan	68
Proposal 6: Approval of Amendment and Restatement of the Certificate of Incorporation to Change the Stockholder Vote Required for Amendment of the Provision for Stockholder Action by Written Consent from Supermajority to Majority, and Implement Other Ministerial Changes	77
Security Ownership of Certain Beneficial Owners and Management	78
Beneficial Owners	78
Directors and NEOs	79
Delinquent Section 16(a) Reports	80
Certain Relationships and Related Transactions	80
Other Matters	81
Stockholder Proposals and Stockholder Nominations of Directors	81
Delivery of Documents to Stockholders Sharing an Address	81
Other Business	81
2025 Annual Meeting Information	82
Appendix A - FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan	88
Appendix B - FactSet Research Systems Inc. 2025 Omnibus Incentive Plan	99
Appendix C - FactSet Research Systems Inc. Proposed Amended and Restated Certificate of Incorporation	113

PROXY STATEMENT SUMMARY
This summary does not contain all information stockholders should consider, and we encourage stockholders to read the entire Proxy Statement carefully.

VOTING MATTERS		Board's Recommendation	For more information
Proposal 1	Elect each of our Board's ten nominees: for a one-year term expiring at the 2026 Annual Meeting of Stockholders	FOR each nominee	Page 22
Proposal 2	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026	FOR the proposal	Page 24
Proposal 3	Approve, in an advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement	FOR the proposal	Page 62
Proposal 4	Approve the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan	FOR the proposal	Page 64
Proposal 5	Approve the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan	FOR the proposal	Page 68
Proposal 6	Approve an amendment and restatement of the Certificate of Incorporation to change the stockholder vote required for amendment of the provision for stockholder action by written consent from supermajority to majority, and implement other ministerial changes	FOR the proposal	Page 77

Proposal 1 — Election of Directors
The Board of Directors (the "Board") of FactSet Research Systems Inc. ("FactSet," the "Company," "we," "our," or "us") has nominated each of the ten individuals indicated below to serve a term as a director. All are independent other than Mr. Viswanathan, our Chief Executive Officer ("CEO"). If elected at the Meeting, each director is expected to serve until the 2026 Annual Meeting of Stockholders. Below is a summary of our Board, including the ten nominees.

Name	Position	Independent	Age	Director Since	AC	CTC	NCGC
Robin A. Abrams	Director	Yes	74	2011	♦		C
Siew Kai Choy	Director	Yes	60	2020	♦
Barak Eilam	Director	Yes	50	2024		♦
Malcolm Frank	Chair	Yes	59	2016		♦	♦
Laurie G. Hylton	Director	Yes	59	2024	C
James J. McGonigle*	Lead Independent Director	Yes	62	2002			♦
Lee Shavel	Director	Yes	58	2020			♦
Laurie Siegel	Director	Yes	69	2015		C
Maria Teresa Tejada	Director	Yes	58	2022	♦
Sanoke Viswanathan	CEO	No	50	2025
Elisha Wiesel	Director	Yes	53	2023

AC Audit Committee    CTC Compensation & Talent Committee    NCGC Nominating & Corporate Governance Committee
♦ Member        C Committee Chair
*Mr. McGonigle is not standing for re-election and will retire from our Board on December 1, 2025.

2025 Proxy Statement 1

Corporate Governance
FactSet is committed to responsible and effective corporate governance practices in order to enhance sustainable, long-term stockholder value and to be accountable and responsive to our stakeholders. The following are some highlights of our governance framework and the composition of our Board.

Board Structure and Independence	Stockholder Rights
•Independent Board Chair
•All directors are independent, other than our CEO
•Independent Committee Chairs
•Fully independent Audit Committee, Compensation & Talent Committee, and Nominating & Corporate Governance Committee
•Regularly held executive sessions

•Annual election of directors beginning in 2025
•Proxy access rights
•Stockholder director nominee recommendations
•Majority voting for directors in uncontested elections
•25% of stockholders have right to call a special meeting

Board Composition & Refreshment	Other Governance Practices
•Highly skilled Board with balanced mix of expertise and qualifications
•Annual Board and Committee evaluations
•Strategic and proactive executive succession planning, culminating in appointment of new CEO
•Strong track record of Board refreshment
•Four new independent directors appointed since 2021

•Anti-hedging and pledging policy
•Policy on public company board service
•Annual risk assessment of executive compensation programs, policies and practices
•Robust Code of Business Conduct and Ethics
•Clawback policy
•Stock ownership requirements for directors and executive officers

For a detailed discussion of our Board of Directors, our corporate governance practices and our director nominees, please see "Corporate Governance" beginning on page 4 and "Proposal 1: Election of Directors" on page 22.
Proposal 2 — Ratification of Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2026. A resolution is being presented to our stockholders requesting ratification of Ernst & Young LLP's appointment. See "Proposal 2: Ratification of Independent Registered Public Accounting Firm" beginning on page 24.
Proposal 3 — Advisory Vote on Executive Compensation
We are submitting an advisory resolution to approve the compensation of our Named Executive Officers ("NEOs").
Our executive compensation program is overseen by our Compensation and Talent Committee to encourage decisions and behaviors that align with the long-term interests of our stockholders. The Compensation and Talent Committee has designed the executive compensation policies for our NEOs to meet the following goals and principles:
•Ensure executive compensation is aligned with our corporate strategies and business objectives.
•Balance an executive officer’s compensation between short-term and long-term performance objectives that enhance stockholder value by linking rewards to measurable corporate and individual performance.
•Maintain executive compensation at levels commensurate with relative contributions of other members of senior management.
•Use a blend of qualitative factors and quantitative financial performance as key considerations in determining individual executive compensation payments.
•Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

For a detailed discussion of our compensation practices, see "Compensation Discussion & Analysis" beginning on page 26, "Executive Compensation" beginning on page 49, and "Proposal 3: Advisory Vote on Executive Compensation" beginning on page 62.

2025 Proxy Statement 2

Proposal 4 — FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan
The Board believes that an employee stock purchase plan is a valued benefit for FactSet’s employee base, and that the 2025 Employee Stock Purchase Plan ("2025 ESPP") is an important part of our compensation practices, motivating high levels of performance, aligning employee interests with stockholder interests and aiding in the recruitment and retention of key talent. Therefore, the Board is requesting stockholder approval of the 2025 ESPP so that FactSet may continue to provide this benefit.
For a detailed discussion of the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan, see "Proposal 4: Approval of FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan" beginning on page 64.
Proposal 5 — FactSet Research Systems Inc. 2025 Omnibus Incentive Plan
Upon the recommendation of the Compensation and Talent Committee, the Board has adopted the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”), subject to approval by the Company’s stockholders at the 2025 Annual Meeting. The 2025 Plan is intended to replace the Company’s existing equity compensation plans — the FactSet Research Systems Inc. Stock Option and Award Plan, as amended and restated as of December 19, 2017, and the FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan, as amended and restated as of December 19, 2017.
For a detailed discussion of the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan, see "Proposal 5: Approval of FactSet Research Systems Inc. 2025 Omnibus Incentive Plan" beginning on page 68.
Proposal 6 — Approval of Amendment and Restatement of the Certificate of Incorporation to Change the Stockholder Vote Required for Amendment of the Provision for Stockholder Action by Written Consent from Supermajority to Majority, and Implement Other Ministerial Changes
The Board voted to approve, and to recommend to our stockholders that they approve, an amendment and restatement of the Certificate of Incorporation to change the provision of the Certificate of Incorporation covering stockholder action by written consent so that the voting standard for amendment of that provision is a simple majority of outstanding voting stock rather than a supermajority, and to remove non-operative language relating to the Board’s declassification process.
For a detailed discussion of the proposed amendment and restatement of the Certificate of Incorporation, see "Proposal 6: Approval of Amendment and Restatement of the Certificate of Incorporation to Change the Stockholder Vote Required for Amendment of the Provision for Stockholder Action by Written Consent from Supermajority to Majority, and Implement Other Ministerial Changes" beginning on page 77.
2025 Proxy Statement 3

CORPORATE GOVERNANCE

Board Qualifications
We seek directors with diverse and solid experience in areas relevant to our business who are committed to a culture of open and inclusive communication on the Board and with management. Our directors must demonstrate strength of character, independent thought, sound judgment, integrity, professionalism, leadership, meaningful accomplishments, and business knowledge. Our directors must be committed to representing the long-term interests of FactSet’s stockholders and other stakeholders. Directors must demonstrate the ability to provide practical insights, be willing to dedicate sufficient time and energy to effectively carry out their duties (particularly considering the number of boards on which they may serve) and understand and accept the fiduciary responsibilities required of Board members. We believe that each member of the Board, including each nominee for the Board, possesses the key attributes we look for in a director, including strong and effective decision making, communication and leadership skills.
Our average Board tenure has decreased since 2020 as we have added six new independent directors to the Board over that time while four longer tenured directors departed the Board.
We seek to maintain a balance of perspectives, qualifications, qualities and skills on the Board, including consideration of factors such as, among other items, specific business and financial expertise desired on the Board, experience as a director of a public company, geography, and other relevant personal experience. We believe that the Board members continuing after the Meeting, as a whole, possess the appropriate background, experiences, qualifications and skills to oversee and address the key issues facing FactSet.
Board Leadership Structure
FactSet's Corporate Governance Guidelines require the separation of the roles of the Chair and the CEO. The Board feels that this structure is in the best interest of our stockholders, as it permits our CEO to focus on the management of our day-to-day operations, while the Chair can focus on developing agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes this leadership structure strikes an effective balance between management and independent director participation in the Board process and provides independent leadership of the Board that assists in the Board's oversight responsibilities and increases CEO accountability.
Following a strategic and proactive succession planning process, Sanoke Viswanathan assumed the role of CEO on September 8, 2025. The Board believes Mr. Viswanathan’s leadership acumen combines a deep knowledge of our clients, a commitment to our employees and a vision for our continued growth.
The Nominating and Corporate Governance Committee periodically reviews the Board's leadership structure and, when appropriate, recommends changes, taking into consideration the needs of the Board and FactSet at such time.
Following a thoughtful planning process, the Nominating and Corporate Governance Committee recommended, and the Board approved, effective September 17, 2025, the appointment of Malcolm Frank, one of our independent directors, as Board Chair. Mr. Frank succeeds Robin A. Abrams, who had served as our Board Chair since June 23, 2020, and who remains on the Board. Mr. Frank's responsibilities as Board Chair include, among other things:
•Offering strong leadership and providing direction around how the Board operates.
•Calling and presiding over all meetings of the Board and executive sessions of our independent directors.
•Discussing and establishing with the CEO the agenda for Board meetings and information to be provided to the Board.
•Reviewing the quality, quantity and timeliness of the flow of information from management to the Board so that the Board can operate effectively and responsibly perform its duties.
•Serving as a liaison between the Board and management, including holding regular update sessions with the CEO.
•Presiding over meetings of our stockholders.
•Being a point of contact for communications with our stockholders and other external stakeholders.
2025 Proxy Statement 4

The Board Chair also performs such other duties as the Board may from time to time delegate to the Chair to assist the Board in the fulfillment of its responsibilities.
FactSet's Corporate Governance Guidelines allow the Board the option to designate an independent Board member to serve as Lead Independent Director, although there is no requirement that this position be filled at all times. James J. McGonigle, a member of our Nominating and Corporate Governance Committee, has served as our Lead Independent Director since September 2005. On September 16, 2025, Mr. McGonigle notified the Board of his resignation, effective December 1, 2025. No Lead Independent Director is expected to be appointed following his departure.
As Lead Independent Director, Mr. McGonigle’s responsibilities include:
•Holding regular update sessions with the Chair and other Board members, as appropriate.
•Advising the Chair as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.
•Leading the annual Board evaluation process, in close consultation with the Chair and other directors, as appropriate.
•If the Chair is unavailable to do so, coordinating and moderating executive sessions of the Board’s independent directors and performing such other functions as may be necessary.
•Performing such other duties as the Board may from time to time delegate to the Lead Independent Director to assist the Board in the fulfillment of its responsibilities.

Director Independence
On October 16, 2025, the Board reviewed the independence of our directors under the applicable standards of the NYSE and the NASDAQ Stock Market (“NASDAQ”). The Board determined that each director, other than Mr. Viswanathan, qualifies as “independent” in accordance with those published listing requirements. The independent directors, who currently constitute ten of the eleven current Board members, must be a majority of the directors of the Company. The independent directors meet at least four times annually, after the end of each scheduled quarterly meeting of the Board. The Board believes that the independent directors provide effective oversight of management.
Business Experience and Qualifications of Board Members
The following discussion presents information about the persons who comprise FactSet’s Board of Directors, including the ten nominees for election.

Robin A. Abrams

Committees:	Audit Committee (Member) Nominating and Corporate Governance Committee (Chair)
Director Since:	2011
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Ms. Abrams, age 74, is a financial consultant who currently serves as a member of the board of directors of Lattice Semiconductor Corporation, a global leader in smart connectivity solutions. Ms. Abrams has served on the board of directors of HCL Technologies Ltd., a global offshore IT and software development company, and Sierra Wireless, Inc., a leader in the design and delivery of customized connected lifestyle devices and services. In addition, Ms. Abrams served on the board of trustees for the Anita Borg Institute for Women and Technology through 2018. Previously, Ms. Abrams served as the CEO of Palm Computing, Inc. Prior to Palm, she was President and CEO of Verifone, a global leader in payment solutions. Ms. Abrams has also held senior leadership positions at Apple and Accenture. She received her B.A. in political science and history and her J.D. from the University of Nebraska.
Ms. Abrams brings a wealth of experience at technology companies, which FactSet seeks to leverage to enhance its own development processes. She has seen how several highly successful technology companies stay ahead of their competition
2025 Proxy Statement 5

through properly planning their product development strategies. Her previous experiences as an executive officer at several technology companies makes Ms. Abrams an important resource for the Board as it assesses financial and strategic decisions.

Siew Kai Choy

Committees:	Audit Committee (Member)
Director Since:	2020
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Mr. Choy, age 60, has over 30 years of experience in the investment management industry, retiring from Singapore’s sovereign wealth fund, GIC Private Limited, after 20 years of service. He was a Managing Director of GIC and held key leadership positions in the Equities Investment Department, Risk & Performance Management, Enterprise Data & Analytics, Governance and GIC Innovation Labs. He was also a member of the Corporate Management Committee and Group Risk Committee. From 2015, he led the establishment of an Enterprise Data and Analytics capability in GIC, with responsibility for building corporate wide capabilities for investment AI/Data Science, Enterprise Data Governance and Data Architecture, as well as Business Requirements Analysis, Data Management and Operations functions related to solutioning systems and processes supporting investment decision-making by GIC investment groups (across Equities, Fixed Income, Treasury/FX, Private Equities, Real Estate, Private Debt, Infrastructure and Total Portfolio). In his earlier career, Mr. Choy had the start-up experience of building from scratch all functions of a boutique fund management company and leading change initiatives in one of the largest South East Asian banks. He is an independent investor and/or advisor to listed and private companies across Banking, Fintech, Regtech and DeepTech located in Singapore, the United States, the United Kingdom and Europe. Mr. Choy recently served as a Distinguished Careers Institute Fellow at Stanford University. Mr. Choy holds a BSc in Computer Science and Management Science (joint honours) and has attended The Wharton School’s Advanced Management Program for Senior Executives.
Mr. Choy brings to the Board the perspective of a large institutional investor, along with an in-depth understanding of the client experience from his time with GIC. He also provides the Board with deep familiarity with the global finance industry, understanding of the evolution of our products, and insights into the Asia Pacific region.

Barak Eilam

Committees:	Compensation and Talent Committee (Member)
Director Since:	2024
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Mr. Eilam, age 50, served as the CEO of NICE (NASDAQ: NICE), a leading enterprise software company specializing in analytics and AI solutions from 2014 through 2024. He began his career at NICE in 1999 as an engineer and subsequently held senior executive positions in engineering, product management, and sales leadership, including President of NICE Americas. During his tenure as CEO, NICE’s revenue tripled to nearly $3 billion, with cloud revenue growing from almost zero to $2 billion, while earnings per share more than quadrupled. In addition to his role at FactSet, Mr. Eilam serves on the boards of SimilarWeb (NYSE: SMWB), a leading digital data and analytics firm; Payoneer (NASDAQ: PAYO), a financial technology company; and CCC (NASDAQ: CCCS), a technology leader in auto claims and collision repair. He also serves on the board of HMH, a prominent K-12 education company, and is the chairman of the board of Cvent, a technology leader in events and hospitality. With nearly three decades of experience, he has a proven track record of scaling software companies into global category leaders through innovation, go-to-market excellence, and strategic mergers and acquisitions. Mr. Eilam holds a B.Sc. in Electrical Engineering from Tel Aviv University.
Mr. Eilam brings to the Board the perspective of a chief executive officer, extensive experience in growing enterprise software businesses, and deep knowledge of AI-driven innovation.
2025 Proxy Statement 6

Malcolm Frank

Committees:	Chair of the Board of Directors Compensation and Talent Committee (Member) Nominating and Corporate Governance Committee (Member)
Director Since:	2016
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Mr. Frank, age 59, is currently Chief Executive Officer of TalentGenius. Previously he was the President of Cognizant Digital Business and Technology ("Cognizant") until September 2021. In this role, Mr. Frank oversaw Cognizant's broad digital services portfolio. This portfolio included Digital Strategy, Artificial Intelligence & Analytics, Interactive, Digital Engineering, and loT. Prior to this role, Mr. Frank was Executive Vice President, Chief Strategy Officer and Chief Marketing Officer at Cognizant. Prior to joining Cognizant in 2005, he was co-founder, President and CEO of CXO Systems, an independent software vendor.
Mr. Frank has co-authored two best-selling books, "What to Do When Machines Do Everything" (2017) and "Code Halos" (2014), both of which received multiple international book awards. Mr. Frank has also authored numerous white papers focusing on the Future of Work and created the term "SMAC Stack." Mr. Frank has presented at various conclaves, including the World Economic Forum and the South by Southwest Conference and Festivals. Mr. Frank is frequently quoted, is the subject of a Harvard Business School case study, and was named "one of the most influential people in finance" by Risk Management Magazine. Mr. Frank also serves on the Board of Directors of Fingerpaint Marketing, phData, and Caylent. Mr. Frank holds a Bachelor's degree in Economics from Yale University.
Mr. Frank brings to the Board his expertise in marketing and strategy, as well as his many years of experience in the areas of technical professional services and software as a service.

Laurie G. Hylton

Committees:	Audit Committee (Chair)
Director Since:	2024
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Ms. Hylton, age 59, has more than 25 years of experience as a senior finance executive in the asset management industry, including serving as Chief Financial Officer and Chief Accounting Officer for Eaton Vance Corp., a global asset manager. She previously worked as an auditor at Deloitte. Ms. Hylton serves on the board of Sun Life Financial Inc., an international financial services organization. She also serves on the board of Newbury Art Association and Theater in the Open. Ms. Hylton graduated with a bachelor’s degree in English from Dartmouth College and holds a Master of Business Administration from the University of New Hampshire’s Peter T. Paul College of Business and Economics.
Ms. Hylton brings to the Board her extensive financial industry experience in asset management, insurance, and accounting.

James J. McGonigle

Committees:	Nominating and Corporate Governance Committee (Member)
Director Since:	2002
Term:	Retirement will be effective December 1, 2025
Mr. McGonigle, age 62, currently serves as an Entrepreneur Advisor at Summit Partners and Equality Asset Management, and as an angel investor and advisor to a variety of small companies in the business services and software industries. He has been a member of FactSet’s Board of Directors since 2002, has served as the Lead Independent Director since 2005 and as the Chair of
2025 Proxy Statement 7

the Nominating and Corporate Governance Committee since 2004. Mr. McGonigle is the former Chairman and CEO of The Corporate Executive Board Company (“CEB”). During his tenure at CEB, Mr. McGonigle held the positions of General Manager of the corporate division of The Advisory Board Company (1995-1997), General Manager of CEB, from the company's spinoff from the Advisory Board in 1997 through 1998, then became CEO prior to the firm's IPO in March 1999. Mr. McGonigle served as a member of the CEB board of directors from 1998-2001, and as Chairman from 2001-2007. Mr. McGonigle spent his early career as a consultant at McKinsey and Co. He also created and taught an M.B.A. course in management consulting at Georgetown University’s McDonough School of Business in Washington D.C. and at Escuela Superior de Administración y Dirección de Empresas (ESADE) in Barcelona Spain. He received a B.A. from the Woodrow Wilson School at Princeton University in 1985 and a J.D. from Harvard Law School in 1990.
Mr. McGonigle brings to the Board leadership experience, including service as the CEO of a public company for over seven years. This role required industry knowledge combined with operational and management expertise. In addition, Mr. McGonigle brings to the Board market and corporate governance insights from his experience as a public company board member.

Lee Shavel

Committees:	Nominating and Corporate Governance Committee (Member)
Director Since:	2020
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Mr. Shavel, age 58, is President and Chief Executive Officer of Verisk Analytics, Inc., a global data analytics company. Mr. Shavel also serves on the board of directors of Verisk. Mr. Shavel has been at Verisk since 2017, first serving as Chief Financial Officer, then serving as CFO and Group President of the company's energy and financial services groups. As CFO, he was responsible for financial and strategy functions, including accounting, treasury, financial planning and analysis, investor relations, M&A, strategic sourcing and procurement, real estate, and corporate tax. In addition, as Group President, he had operating responsibility for Verisk's Energy & Specialized Markets and Financial Services businesses. Before joining Verisk, Mr. Shavel served as Executive Vice President and Chief Financial Officer of Nasdaq, Inc., from 2011 to 2016. Before that, he served as Managing Director and Americas Head of Financial Institutions Investment Banking and in other capacities at Bank of America Merrill Lynch from 1993 to 2011. From 2016 to 2019, he served as a Board Director and Chairman of the Audit Committee of Investment Technology Group, Inc. Mr. Shavel graduated with honors from the University of Pennsylvania, with a B.A. in English and a B.S. in Economics from the Wharton School.
Mr. Shavel brings the perspective of a chief executive officer, chief financial officer and business leader to the Board. He also contributes his knowledge and experience of the financial information services industry.

Laurie Siegel

Committees:	Compensation and Talent Committee (Chair)
Director Since:	2015
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026

Ms. Siegel, age 69, is the President of LAS Advisory Services, with a background in business and human resources leadership. She currently serves as a member of the board of directors of CECO Environmental Corp., an environmentally focused diversified industrial company. She previously served on the board of Lumen Technologies, a global enterprise technology platform. She retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she had served as Senior Vice President of Human Resources and Internal Communications since 2003. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources – Specialty Materials. Ms. Siegel received an M.B.A. and an M.A. degree in City and Regional Planning, both from Harvard University. She completed her B.A. at the University of Michigan.
2025 Proxy Statement 8

Ms. Siegel’s key qualifications, experiences and skills include executive experience with multi-national companies, as well as human resources and executive compensation expertise. She serves as Chair of the Compensation Committee at CECO. Ms. Siegel brings to FactSet’s Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.

Maria Teresa Tejada

Committees:	Audit Committee (Member)
Director Since:	2022
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Ms. Tejada, age 58, is a senior expert partner in Bain & Co., Inc.'s Financial Services practice and a leader on the global Risk, Finance & Compliance team. She advises financial services firms and corporate clients on governance and risk management, as well as industry best practices. As a trusted advisor to C-Suites around the world, she has deep subject matter expertise as applied to identifying and controlling risks. Over her 30+ year career, Ms. Tejada designed and implemented transformational initiatives such as re-engineering credit underwriting, enhancing risk operating models, as well as managing risks of M&A. She provided guidance on regulatory implications of enabling capabilities and innovation, leveraging experience early in career as an international bank supervisor with the Federal Reserve. She actively engages in strategic, actionable risk dialogues with board directors, investors and regulators. Ms. Tejada has held senior leadership roles at high-performing organizations, including Managing Director Credit Risk Management & Advisory at Goldman Sachs, Chief Credit Officer and Deputy Chief Risk Officer at KeyCorp, and Chief Strategic Enterprise Risk Officer at Wells Fargo. Maria Teresa is a board director at Pacific Mutual Holding Company and the Cleveland Museum of Natural History. She holds a M.A. from The Fletcher School, Tufts University and a B.A. from Williams College.
Ms. Tejada's extensive financial industry experience, focus on risk management and strategy, and commitment to sustainability, are a valuable contribution to the Board and the Audit Committee.

Sanoke Viswanathan

Committees:	None
Director Since:	2025
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Mr. Viswanathan, age 50, was named CEO of FactSet effective September 8, 2025. Mr. Viswanathan has held a range of leadership roles, most recently served as the Chief Executive Officer of International Consumer and Wealth of JPMorgan and as a member of JPMorgan’s Operating Committee where he oversaw international consumer businesses as well as the International Private Bank and Workplace Solutions. Prior to that, Viswanathan served as JPMorgan’s Chief Strategy and Growth Officer from 2022 to 2024 and Chief Administrative Officer of the Corporate and Investment Bank. Earlier in his career, he was a Managing Director and Head of Corporate Strategy for JPMorgan and a Partner and Co-Head of Global Corporate and Investment Banking for McKinsey & Company. Mr. Viswanathan holds a post-graduate diploma in management from the Indian Institute of Management, Ahmedabad, and a bachelors in Mechanical Engineering from the Indian Institute of Technology, Chennai.
Mr. Viswanathan brings to the Board a proven track record of leading and transforming global organizations and implementing technology-driven growth strategies at scale, expertise in areas central to FactSet’s strategy including AI, research and analytics, and deep knowledge of FactSet’s customer base.
2025 Proxy Statement 9

Elisha Wiesel

Committees:	None
Director Since:	2023
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2026
Mr. Wiesel, age 53, is a founding partner and the Chief Risk Officer of ClearAlpha Technologies, an emerging investment manager. Previously, Mr. Wiesel spent 25 years at Goldman Sachs, including 15 years as a partner, innovating in software, markets and risk management. During his tenure at Goldman Sachs, he also served as Chief Risk Officer of the Securities Division for seven years and as Chief Information Officer for three years. Mr. Wiesel is chair of Entrio, an Israeli financial technology start-up company. He is also chair of the Elie Wiesel Foundation. He graduated from Yale University with a B.S. in Computer Science.
Mr. Wiesel brings to the Board deep experience in risk management, as well as in-depth understanding of software and technology in the financial services industry.
Board Skills Matrix
The following matrix highlights the mix of key experience, skills and background of our directors that our Board considers important when nominating individuals to serve on the Board. Directors have developed competencies in these skills through education, direct experience and oversight responsibilities. Collectively, our directors' diverse viewpoints and skills enhance the quality and effectiveness of our Board.
The matrix is not intended to be an exhaustive list of our directors' attributes or areas of principal contribution to the Board, and each director possesses skills in addition to those presented in this matrix. The fact that a director has a mark in the matrix indicates a specific or specialized area of focus or expertise that the director brings to the Board, but does not necessarily mean that the director is an "expert" in that area. Not having a mark does not mean that a particular director does not possess that qualification or skill.

	Abrams	Choy	Eilam	Frank	Hylton	McGonigle	Shavel	Siegel	Tejada	Viswanathan	Wiesel
Independence	▲	▲	▲	▲	▲	▲	▲	▲	▲		▲
Executive Leadership & Management	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲
Public Company Boards	▲	▲	▲	▲	▲	▲	▲	▲		▲
Global & International Experience	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲
Accounting, Audit & Finance					▲		▲
Risk Management	▲	▲			▲			▲	▲	▲	▲
Technology, Data & Cybersecurity	▲	▲	▲	▲			▲		▲	▲	▲
Client Perspective		▲	▲			▲	▲		▲	▲	▲
Business Development, Strategic Planning & M&A	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲
Sales & Marketing Experience	▲		▲	▲		▲				▲	▲
Government, Public Policy, & Regulatory Affairs	▲			▲					▲		▲
Human Capital Management & Talent Development	▲		▲	▲		▲		▲		▲

2025 Proxy Statement 10

Legal Proceedings
Over the past ten years, no director or nominee for director has been involved in legal proceedings required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Exchange Act, including:
•SEC securities fraud enforcement actions;
•Judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;
•Judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; or
•Disciplinary sanctions or orders imposed by a stock, commodities, or exchange or other self-regulatory organization.
Board Responsibilities
The Board has adopted Corporate Governance Guidelines which help govern the Company. Pursuant to the guidelines, the Board is mandated to act in the long-term interests of FactSet, and the Board's mission is to provide guidance in order to promote our success and enhance FactSet's ultimate value, with each director serving as a sounding board for management in matters where that director's experience or expertise is pertinent. In assessing management's methods of optimizing stockholder value, the Board must also take into consideration other interested stakeholders, including employees, clients and vendors. Directors should have a full understanding of our business and the issues relevant to it, and on a regular basis should access our services and review new product developments. Directors are encouraged to attend continuing director education programs.
Directors owe a duty of care to FactSet and must act on an informed basis, in good faith and in the honest belief that the action they take is in the best interests of FactSet. Directors are expected to attend all Board meetings and participate actively, offering their candid views and their well-informed, deliberate judgment. Directors should inform themselves using all material information reasonably available to them prior to making a business decision. Whenever a director is unable to attend a meeting, the director should contact the Board Chair, applicable committee Chair or Secretary promptly after the meeting to become informed on the subjects discussed, views expressed and actions taken, if any. Directors are expected to be prepared to discuss matters listed on the agenda for each meeting, should review materials sent in advance of such meetings and, when appropriate, ask questions of management. We do not have a policy with regard to directors’ attendance at our annual stockholder meetings, but we do expect each director to attend all Board meetings. Three directors (Mr. Snow, our CEO at the time, Ms. Abrams, our Board Chair at the time, and Mr. Shavel) attended our 2024 Annual Meeting of Stockholders.
Each director is expected to give freely and generously of the director’s time in providing the best guidance to FactSet. A director who is a member of senior management of another public company may not sit on a total of more than three public company boards. All other directors may not serve on more than four boards of public companies without the prior written approval of the Board. Each independent director is expected to participate in committees suited to the director’s skills and for the best interest of FactSet. Directors are also expected to make themselves available for non-regularly scheduled meetings as well as consultation with management on an as-needed basis.
You can access our Corporate Governance Guidelines, along with each of our Board Committee charters, at the Corporate Governance page of our Investor Relations website at https://investor.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 45 Glover Avenue, Norwalk, CT 06850.
2025 Proxy Statement 11

Recent Corporate Governance Developments
FactSet is committed to responsible and effective corporate governance practices in order to enhance sustainable, long-term stockholder value and to be accountable and responsive to our stakeholders. Over the last several years we have proactively taken several steps to improve our corporate governance. These include:
•Phase-out of our classified Board, with the Board fully declassified as of this 2025 Annual Meeting;
•Removal of supermajority voting provisions;
•Removal of certain business combination restrictions;
•Removal of creditor compromise provision;
•Addition of Delaware and federal forum selection provisions; and
•Lowering the ownership threshold for stockholders to call a special meeting from 50% to 25%.
We propose further changes to our corporate governance to be approved by stockholders, as set out in the Proposal 6: Approval of Amendment and Restatement of the Certificate of Incorporation to Change the Stockholder Vote Required for Amendment of the Provision for Stockholder Action by Written Consent from Supermajority to Majority, and Implement Other Ministerial Changes, at page 77.
Looking forward, our Board continues to assess our corporate governance structure, to monitor evolving best practices, and to listen to the interests of our stockholders and other stakeholders.
Stockholder Engagement
The Board and FactSet management make themselves available to investors to have a continuing dialogue and to receive any feedback our stockholders may have to better understand their opinions regarding such matters as our governance and compensation plans. It is essential to FactSet that our stockholders are afforded a chance to provide their thoughts on topics of interest, and receptivity to stockholder views is an essential component of the Board’s decision-making process.
Following on from our successful stockholder engagement meetings in 2023, during 2025, our then Board Chair, the current Chair and the Chair of our Compensation and Talent Committee met with five of our large stockholders. The conversations covered in the calls included: Board composition and refreshment; CEO succession and transition; artificial intelligence trends; FactSet's corporate governance practices; executive compensation; and global sustainability trends. We plan to work to incorporate this valuable feedback from our stockholders when reviewing and making decisions relating to executive compensation, governance and sustainability practices.
Board and Committee Oversight of Risks
Our Board recognizes the importance of effective risk oversight in running a successful business. The Board is responsible for overseeing and monitoring our risk management processes and evaluating whether management has reasonable controls in place to address our most material risks.
Board of Directors
Our Board exercises its risk oversight responsibility both directly and through its standing committees, which are delegated specific risks and keep our Board informed of their oversight efforts through regular reports to the Board by the committee chairs. Our Board engages with our executive management team in monitoring risks and emerging risks. Such engagement includes the business and strategic sections of each Board meeting, and in other updates when the Board receives updates regarding the organizational health of the Company and any associated risks. The Board reviews the annual enterprise risk assessment presented by management and the Enterprise Risk Management ("ERM") function and coordinates with the Audit Committee for active Board- and Committee-level oversight of the Company’s technology and cyber risk profile, enterprise technology and cyber strategies, and information security initiatives. Other key areas of focus include business continuity and resilience, competitive and industry conditions, technological developments, including artificial intelligence, geopolitical events, and other factors that may pose significant risks to our business, our employees, our clients and our other stakeholders.
Audit Committee
The Audit Committee monitors management’s responsibility in the area of risk oversight, particularly with respect to the management of financial and accounting reporting, compliance and cybersecurity risks. At each regular meeting, the Audit Committee receives updates from the ERM function and the Company’s Chief Information Security Officer, regarding trends,
2025 Proxy Statement 12

emergent risks to our technology infrastructure, major updates on security assessments and threat landscape. The Audit Committee also reviews and discusses with the Internal Auditor the Company’s internal system of audit and financial controls, enterprise risk information, and the periodic report of audit activities. In FY25, the Audit Committee received numerous updates from management and third parties regarding the remediation of the Company’s material weakness in our internal control over financial reporting related to the design and operation of our information technology general controls, as disclosed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2024. The Committee also receives a report on ethics matters that have been reported through the Company’s Ethics Hotline or other channels available to employees and other stakeholders.
Compensation & Talent Committee
Our Compensation and Talent Committee considers risk management when (amongst other things) setting the compensation policies and programs for our executive officers and other employees. For additional information, see page 48.
Nominating & Corporate Governance Committee
Our Nominating and Corporate Governance Committee considers the risks associated with (amongst other things) our corporate governance structure. The Committee also oversees the Company’s governance risks, managing the director nomination process, and assessing the skills and expertise relevant for service on the Board.
Management Responsibilities of Key Risks and Enterprise Risk Management (ERM) Function
The management team has day-to-day responsibility for identifying risks facing FactSet, formulating risk management policies and procedures, managing our key risk exposures on a day-to-day basis and setting the right “tone at the top.”
Our risk management governance includes a dedicated ERM function, reporting to the Chief Legal Officer, designed to identify, assess, and monitor the key risks that could impact FactSet's strategic objectives. The ERM team supports management-level risk owners, and other business leaders, to help ensure adequate mitigation plans exist to address key risk exposures. In parallel, FactSet's information security team, reporting to the Chief Technology Officer, oversees our enterprise-wide cybersecurity strategy, risk assessment, policies, standards, architecture, and risk mitigation and controls. The ERM and technology teams both deliver regular updates to executive management and to the Audit Committee, and an annual update to the Board.
During 2025, the Company enhanced its enterprise risk assessment process to help obtain a deeper understanding of the Company’s risk landscape and the related mitigation activities. As part of the enhanced process, the ERM team engaged more extensively with a range of internal stakeholders and risk owners, including members of the executive leadership team, heads of key products and functions and other key leaders across the global organization. This engagement and feedback assisted the ERM team to mature our enterprise risk register. Several members of the Board also actively participated in several risk working sessions with management throughout the year. Additionally, the enterprise risk assessment assisted the Company’s Internal Audit, cybersecurity and legal, risk and compliance teams with setting priorities for FY2026.
2025 Proxy Statement 13

Company Risk Oversight

FACTSET BOARD

FactSet's senior management is responsible for identifying, assessing and managing the Company's risks on a day-to-day basis. Management is supported by (amongst others) the firm's ERM and information security teams. Our risk management governance includes a dedicated ERM function designed to identify, assess, and monitor the key risks that could impact FactSet's strategic objectives, and the relevant mitigation plans.

Board Meetings
As of [●], our Board is comprised of eleven members, ten of whom are independent directors. Our Board has the following three standing committees: (1) Audit Committee, (2) Compensation and Talent Committee, and (3) Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Corporate Governance page of our Investor Relations website at https://investor.factset.com. The Board delegates various responsibilities and authority to the different Board committees. The Committee Chairs report on the activities and actions of the Committees to the full Board at each Board meeting. The Board met six times during fiscal 2025, four of which were regularly scheduled quarterly meetings. No director attended fewer than 75% of the Board and committee meetings in the aggregate during fiscal 2025.

2025 Proxy Statement 14

Board Committees
The following table identifies the Board committee members as of [●]:

Committee Name
Independent Directors	Audit	Compensation and Talent	Nominating and Corporate Governance

Robin A. Abrams	Member		Chair
Siew Kai Choy	Member
Barak Eilam		Member
Malcolm Frank(1)		Member	Member
Laurie G. Hylton(2)	Chair
James J. McGonigle(3)			Member
Lee Shavel			Member
Laurie Siegel		Chair
Maria Teresa Tejada	Member
Elisha Wiesel
(1) Independent Board Chair
(2) Financial Expert
(3) Lead Independent Director. On September 16, 2025, Mr. McGonigle tendered his resignation from the Board, effective December 1, 2025.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight review of our internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review our system of internal controls; assessing the quality of our accounting principles and financial reporting; reviewing the external audit process as conducted by our independent auditors; reviewing the financial information provided to our stockholders and other external parties; and preparing the report of the Audit Committee included in the Proxy Statement on a yearly basis. The Board has determined that Ms. Hylton qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that each member of the Audit Committee is independent under the listing standards of the NYSE and NASDAQ and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee is also responsible for oversight of our enterprise risk management and specifically considers risks and controls relating to, among other things, data and cybersecurity and our financial statements and financial reporting processes. The Audit Committee met seven times during fiscal 2025.
Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed for us by the independent registered public accounting firm requires pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established parameters, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or the Chair of the Audit Committee. The Audit Committee may not delegate pre-approval authority to management.
Compensation and Talent Committee
The primary responsibility of the Compensation and Talent Committee is to review matters related to talent and compensation for FactSet generally, including assisting in all matters relating to recruiting, hiring, retaining and compensating our directors, executive officers and employees. The Compensation and Talent Committee defines and approves an overall compensation philosophy and strategy for FactSet and its executive officers and employees and periodically reviews how our compensation programs implement this compensation philosophy and affect our employees.
2025 Proxy Statement 15

The Compensation and Talent Committee assists the Board in developing and evaluating potential candidates for executive positions with FactSet, including the CEO, and oversees the development of executive succession plans. The Compensation and Talent Committee regularly reviews FactSet's human capital management and cultural environment and inclusion practices.
The Compensation and Talent Committee reviews and approves the compensation policies for our CEO, NEOs and other direct reports to the CEO, oversees administration of our equity-based compensation policies, approves grants of equity-based awards to our executive officers and employees under our equity plans (individually and in the aggregate), and reviews annual performance goals for our executive officers in conjunction with assessing the quality of their performance.
The Compensation and Talent Committee met six times during fiscal 2025. During fiscal 2025, the Compensation and Talent Committee retained Meridian Compensation Partners ("Meridian") for compensation consulting services, which included executive compensation and governance plan design. For a description of Meridian's role, see "Compensation Discussion and Analysis — Role of the Compensation Consultant" beginning on page 33.
The Board has determined that each member of the Compensation and Talent Committee is independent under the listing standards of the NYSE and NASDAQ.
No person who served as a member of the Compensation and Talent Committee during the last fiscal year is a former or current officer or employee of FactSet or any of its subsidiaries. No executive officer of FactSet served or serves on the compensation committee or board of any company that employed or employs any member of the FactSet Compensation and Talent Committee or Board. Accordingly, there are no relationships required to be disclosed under this caption under the rules of the SEC.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as directors and makes recommendations to the Board regarding prospective nominees to the Board. The Nominating and Corporate Governance Committee also develops and recommends to the Board for its approval an annual evaluation process of the effectiveness of the Board and its committees and oversees the annual evaluations.
The Nominating and Corporate Governance Committee oversees the Board's efforts to maintain high standards of corporate governance, issues recommendations to the Board regarding corporate governance matters, and oversees risks related to our governance structure. It also oversees our position on corporate social responsibility and public issues of significance that affect our key stakeholders, including reviewing the impact of our business operations, procedures and processes on our employees, stockholders, citizens and communities. The Nominating and Corporate Governance Committee also assists in succession planning and recruitment for our senior management, including the CEO.
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE and NASDAQ. The Nominating and Corporate Governance Committee met five times during fiscal 2025.
Corporate Sustainability
Sustainability & Corporate Responsibility
FactSet is committed to sustainable growth for our clients, employees, partners, investors, and the communities in which we live and work. As a global business operating in a number of countries, we recognize that we have a responsibility to manage our environmental impact and be transparent about our practices in accordance with good corporate practices and applicable laws.
Our Corporate Responsibility program is anchored by our four Pillars of Service: Inspire Tomorrow's Engineers, Educate to Elevate, Alleviate Food Insecurity, and Protect Our Environment. As an example of this in action, we continue to invest in the communities where we operate through our Corporate Responsibility program and the FactSet Charitable Foundation (the "Foundation"). The Foundation makes grants to support non-profit organizations implementing innovative programs designed to empower underserved students to experience greater educational support and enrichment, to think bigger, and to do their best work. The Foundation's goal is to support programs that create pathways to and through college and on to technology and finance careers. For more details see our most recent sustainability report at https://www.factset.com/company/sustainability.
Human Capital Management
As of August 31, 2025, we had 35 offices in 19 countries with 12,800 employees. Our employees are key to our success and enable us to execute at a high level. We have built a collaborative culture that recognizes and rewards innovation and offers
2025 Proxy Statement 16

employees a variety of opportunities and experiences. We believe that our continued focus on our employees helps us to provide high quality products and services to our clients. For additional information on our employees and related matters see Part I, Item 1. Business, Human Capital Management in our 2025 Annual Report.
Political Contributions
It is our practice to not use corporate resources (including monetary and in-kind services) to make direct political contributions, including contributions to candidates, political parties or political action committees or in support of or opposition to ballot initiatives, and we made no such contributions during fiscal 2025.
Additional Corporate Governance Information
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining integrity in the marketplace.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which we regularly update, that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer, and all other officers, as well as our directors. A copy of the Ethics Code is available on our website at https://investor.factset.com on the Corporate Governance page of our Investor Relations website. You may also request a copy of the Ethics Code by writing to Investor Relations, FactSet Research Systems Inc., at 45 Glover Avenue, Norwalk, CT 06850. Any amendment to the Ethics Code (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Ethics Code that applies to a member of our Board or one of our executive officers will be promptly disclosed on the Corporate Governance page of our Investor Relations website at https://investor.factset.com.
Contacting the Board
Stockholders and other interested parties may contact the Board, the Chair, or the non-management directors as a group by sending their correspondence to the Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., at 45 Glover Avenue, Norwalk, CT 06850 or through the email address Board@factset.com. The Corporate Secretary will review all communications and forward them to the Chair. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chair (solicitations will not be recorded or forwarded). Any communications received by the Chair regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.
Director Compensation Program
The general policy of the Board is that compensation for directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation and Talent Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. Each director is provided access to FactSet services, at no charge, which allows them to utilize our suite of products.
Compensation for the Board is set on a calendar year basis. During fiscal 2025, non-employee director compensation consisted of:
For the period September 1, 2024 through December 31, 2024:
•An annual retainer of $60,000. Each director could choose to receive the retainer as a quarterly cash payment or receive the equivalent value in an equity grant consisting 50% of non-qualified stock options and 50% of restricted stock units;
•An equity grant of non-qualified stock options having an intended grant date fair value of $75,000; and
•An equity grant of restricted stock units having an intended grant date fair value of $75,000.
The Compensation and Talent Committee, with advice and information from the independent compensation consultant, periodically reviews the competitiveness of the Company's non-employee director compensation based on pay practices among the Company's peer group, as described starting on page 35, and broader general industry practices. For calendar year 2025, we
2025 Proxy Statement 17

updated our non-employee director compensation program, based on the Committee's review of competitive market analysis and advice of Meridian Compensation Partners, in order to deliver more market competitive total pay.
Accordingly, for the period January 1, 2025 through August 31, 2025:
•An annual retainer of $60,000. Each director may choose to receive the retainer as a quarterly cash payment or receive the equivalent value in an equity grant consisting 37.5% of non-qualified stock options and 62.5% of restricted stock units;
•Annual retainers of $50,000 for the Board Chair, $25,000 for the Chair of the Audit Committee, $25,000 for the Chair of the Compensation and Talent Committee, and $15,000 for the Chair of the Nominating and Corporate Governance Committee, all of which the director may choose to receive in cash or equity, as described above;
•An equity grant of non-qualified stock options having an intended grant date fair value of $75,000; and
•An equity grant of restricted stock units having an intended grant date fair value of $125,000.
Equity grants for non-employee directors are made on January 15 (or the first business day thereafter) of each year. Stock options granted to non-employee directors vest fully on the first anniversary of the grant date and have a seven-year term. Restricted stock units granted to non-employee directors vest fully on the first anniversary of the grant date.
•Any director appointed during a calendar year is entitled to receive:
•Pro rata cash payments of the annual retainer during the year the director begins service; and
•A pro rata equity grant for the appropriate portion of the first year of service on January 15 (or the first business day thereafter) of the year following the start of service, in addition to the standard annual grant for the year following the start of service.
The FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan, as Amended and Restated (the “Director Plan”) provides for the grant of stock-based awards, including stock options and restricted stock units, to non-employee directors of FactSet. Under the Director Plan, the Compensation and Talent Committee may award an annual equity grant to each non-employee director on or around January 15th of each year. The number of option shares or restricted stock units to be granted in order to deliver the intended value will be determined on the grant date.
The Compensation and Talent Committee recommended and the Board approved an annual equity grant of 518 non-qualified stock options and 278 restricted stock units to each of the non-employee directors serving on the Board on January 15, 2025. Additionally, each non-employee director serving on the Board on January 15, 2025 was given an award of $60,000 with the election to receive the retainer as a quarterly cash payment or receive the equivalent value in a mix of non-qualified stock options and restricted stock units. For calendar year 2025, directors Abrams, Frank, Shavel, and Tejada opted for the equity grant consisting of 155 non-qualified stock options and 83 restricted stock units. Directors Abrams, Hylton, Siegel, and McGonigle each received additional retainers for their service as Chair.
The exercise price for the non-qualified stock options granted under the retainer and annual grant was $453.98 per share, being equal to the closing price of FactSet common stock on January 15, 2025. The grant date fair value for all non-qualified stock options was $144.90 and the grant date value for all restricted stock units was $449.72. The non-qualified stock options granted to directors vest 100% on the first anniversary of the date of grant and expire seven years from the date of grant while the restricted stock units granted to directors vest 100% on the first anniversary of the date of grant.
On September 22, 2020, the Board adopted stock ownership guidelines that require each of our non-employee directors to own FactSet stock having a value of at least $400,000. See "Compensation Discussion and Analysis — Stock Ownership Guidelines."
We pay or reimburse our directors for travel, lodging and related expenses incurred in connection with attending Board, committee and stockholder meetings and other Company business related events. From time to time, we may reimburse a director’s
2025 Proxy Statement 18

expenses for participation in third party-supplied continuing education related to the director’s Board or committee service. There was no reimbursement for educational participation made to the directors during fiscal 2025.
Director Compensation Table
The following table provides information as to compensation for services of the non-employee directors during fiscal 2025.

Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Robin A. Abrams	$—	$193,829	$116,355	$—	$—	$—	$310,184
Siew Kai Choy	$40,000	$125,022	$75,058	$—	$—	$—	$240,080
Barak Eilam(1)	$42,301	$128,170	$77,956	$—	$—	$—	$248,427
Malcolm Frank	$20,000	$162,799	$97,518	$—	$—	$—	$280,316
Laurie G. Hylton	$76,667	$183,935	$133,888	$—	$—	$—	$394,490
James J. McGonigle	$70,000	$125,022	$75,058	$—	$—	$—	$270,080
Lee Shavel	$—	$162,799	$97,518	$—	$—	$—	$260,316
Laurie Siegel	$76,667	$125,022	$75,058	$—	$—	$—	$276,747
Maria Teresa Tejada	$—	$162,799	$97,518	$—	$—	$—	$260,316
Elisha Wiesel	$60,000	$125,022	$75,058	$—	$—	$—	$260,080

1.Director Eilam joined the Board on December 17, 2024.
2.The cash fee earned by director Frank during fiscal 2025 represents the pro rata portion of his $60,000 annual retainer for the period of September 1, 2024 through December 31, 2024, as he chose to receive the retainer for his service during 2024 in cash. The cash fees earned by director Choy during fiscal 2025 represent the pro rata portion of his $60,000 annual retainer for the period of January 1, 2025 through August 31, 2025, as he chose to receive his retainer for service during 2025 in cash. The cash fee earned by director Eilam during fiscal 2025 represents the pro rata portion of the $60,000 annual retainer for the period of December 17, 2024 through August 31, 2025. The cash fees earned by directors Hylton, McGonigle, and Siegel include the pro rata portion of their annual committee chair retainers for the period of January 1, 2025 through August 31, 2025.
3.The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Share-Based Payment, (“ASC Topic 718”), of restricted stock unit ("RSU") awards issued during fiscal 2025 pursuant to the Director Plan. For information on the valuation assumptions with respect to RSU grants, refer to the notes to the consolidated financial statements contained in our 2025 Annual Report on Form 10-K. On January 15, 2025, we granted 278 RSUs to each of the non-employee directors representing a grant-date fair value of $125,000. Additionally, directors Abrams, Frank, Shavel, and Tejada elected to receive their retainer for service during 2025 in a combination of RSUs and non-qualified stock options, which resulted in a grant of an additional 83 RSUs. Director Abrams also received an additional 70 RSUs, representing the pro rata portion of her annual Board Chair retainer for fiscal 2025. Directors Eilam and Hylton received additional pro rata grants of 6 and 131 RSUs respectively for their 2024 service. The grant date fair value for all RSUs was $449.72. At August 31, 2025, our non-employee directors had the following outstanding RSU awards, all of which were not fully vested: Robin A. Abrams, 431 RSUs; Siew Kai Choy, 278 RSUs; Barak Eilam, 285 RSUs; Malcolm Frank, 362 RSUs; Laurie G. Hylton, 409 RSUs; James J. McGonigle, 278 RSUs; Lee Shavel, 362 RSUs; Laurie Siegel, 278 RSUs; Maria Teresa Tejada, 362 RSUs; and Elisha Wiesel, 278 RSUs.
4.The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with ASC Topic 718, of stock option awards issued during fiscal 2025 pursuant to the Director Plan. For information on the valuation assumptions with respect to stock option grants, refer to the notes to the consolidated financial statements contained in our 2025 Annual Report on Form 10-K. On January 15, 2025, we granted 518 stock options to each of the non-employee directors representing a grant-date fair value of $75,000. Additionally, directors Abrams, Frank, Shavel, and Tejada elected to receive their retainer for service during 2025 in a combination of RSUs
2025 Proxy Statement 19

and non-qualified stock options, which resulted in a grant of an additional 155 non-qualified stock options. Director Abrams also received an additional 130 non-qualified stock options, representing the pro rata portion of her annual Board Chair retainer for fiscal 2025. Directors Eilam and Hylton received additional pro rata grants of 20 and 406 non-qualified stock options respectively for their 2024 service. The exercise price for the non-qualified stock options for both the retainer and annual grant was $453.98 per share, being equal to the closing price of our common stock on January 15, 2025. The grant date fair value for all non-qualified stock options was $144.90. At August 31, 2025, our non-employee directors had the following outstanding stock option awards, some of which were not fully vested: Robin A. Abrams, 9,064 options; Siew Kai Choy, 5,343 options; Barak Eilam, 538 options; Malcolm Frank, 8,433 options; Laurie. G. Hylton, 924 options; James J. McGonigle, 2,354 options; Lee Shavel, 5,223 options; Laurie Siegel, 8,785 options; Maria Teresa Tejada, 2,732 options; and Elisha Wiesel, 1,526 options.

Director Nominations
The Nominating and Corporate Governance Committee is responsible for recommending the nomination of directors and making recommendations to the Board regarding prospective nominees. The Committee identifies qualified candidates to become Board members consistent with criteria approved by the Board and our Director Nominee Selection Policy. The Committee considers the factors that it seeks in Board members such as capability, availability to serve, business and professional experience, talents, perspectives, conflicts of interest, and other relevant factors. The Committee seeks individuals as nominees with the highest personal and professional integrity, who have demonstrated strong ability and judgment and who shall be effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of our stakeholders. The Committee aims to actively identify and recruit candidates with diverse experience, including considering factors such as, among other items, specific business and financial expertise desired on the Board, experience as a director of a public company, geography, and other relevant personal experience (and instructs any search firm the Committee engages to do the same).
The description of each nominee set forth in the “Business Experience and Qualification of Board Members” section includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board at this time. Nominees for the Board should be committed to enhancing long-term stockholder value, must possess a high level of personal and professional ethics, and must demonstrate strength of character, independent thought, sound judgment, integrity, professionalism, leadership, meaningful accomplishments and business knowledge. The Board encourages selection of directors who will help us fulfill our responsibility to our stockholders and contribute to our overall corporate goals.
The Nominating and Corporate Governance Committee accepts candidates for nomination recommended by stockholders in written communications to our Secretary in accordance with its policy and evaluates them in the same manner and under the same criteria as candidates and nominees identified via other sources. The Committee will consider director candidates for nomination recommended by stockholders in written communications to our Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in our Director Nominee Selection Policy, a copy of which may be found on our Investor Relations website at https://investor.factset.com.
The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:
•Identification of the qualifications and skills sought in director candidates in the context of the size of the Board relative to target, current composition and needs of the Board, and the strengths, weaknesses and gaps identified by the committee in its evaluation of the effectiveness of the Board.
•Identification of director candidates based upon suggestions from current directors and senior management, recommendations by stockholders and, if so desired, referrals from a director search firm or equivalent service retained by FactSet.
•Review of each candidate’s qualifications to determine which candidates best meet the Board’s required and desired criteria.
•Interviews of an interested candidate by the Committee Chair, at least one other committee member, the CEO and appropriate members of senior management.
•Report to the Board by the committee on the selection process.
•Recommendation by the committee of a nominee to the Board.
•Satisfactory completion of a background check on the nominee.
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•Formal nomination by the Board for inclusion of the candidate in the slate of directors for the annual meeting of stockholders or appointment by the Board to fill a vacancy between stockholder meetings.
A stockholder who wishes to recommend to the Nominating and Corporate Governance Committee a candidate for nomination to the Board must communicate with our Corporate Secretary at our corporate headquarters address at 45 Glover Avenue, Norwalk, CT 06850 and provide in a timely manner: (i) the candidate’s full name, address, email and phone number; (ii) a statement by the candidate that the candidate wishes to be nominated and is willing and able to serve as a director; (iii) a statement of the good faith belief by the proposing stockholder that the candidate meets our criteria, and (iv) such other written documentation as the Committee may reasonably request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in our Bylaws, Corporate Governance Guidelines and Director Nominee Selection Policy. Additionally, the Board may require that any such candidate proposed by a stockholder submit to a standard background check.
Proxy Access
Alternatively, a stockholder, or a group of up to 20 stockholders, who own 3% or more of the Company’s voting stock continuously for at least three years, may nominate and include in the Company’s proxy materials nominees for election as directors of FactSet. Such stockholder or group of stockholders may nominate up to the greater of two nominees or 20% of the Board, provided that the stockholder or group of stockholders and the nominee(s) satisfy the requirements specified in the proxy access provision of our Bylaws.
2025 Proxy Statement 21

Proposal 1: Election of Directors

Stockholders will elect ten directors at the Meeting. If elected, Robin A. Abrams, Siew Kai Choy, Barak Eilam, Malcolm Frank, Laurie G. Hylton, Lee Shavel, Laurie Siegel, Maria Teresa Tejada, Sanoke Viswanathan, and Elisha Wiesel will hold office for a term not exceeding one year or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.
Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. Business experience and qualifications on these nominees and the other members of the Board is presented in this Proxy Statement under the caption “Business Experience and Qualifications of Board Members.”
Vote Required: Each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of shares cast "for" a director's election exceeds the number of votes cast "against" that director.

FactSet’s Board recommends that you vote "FOR" the election of:
•Robin A. Abrams, Siew Kai Choy, Barak Eilam, Malcolm Frank, Laurie G. Hylton, Lee Shavel, Laurie Siegel, Maria Teresa Tejada, Sanoke Viswanathan, and Elisha Wiesel, each to serve a one-year term as director, expiring in concurrence with the Annual Meeting of Stockholders for 2026.

2025 Proxy Statement 22

AUDIT COMMITTEE REPORT

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of our financial reporting, accounting systems and controls. The Board has reviewed independence for audit committee members as defined by both the NYSE and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with FactSet’s independent registered public accounting firm.
The responsibilities of the Audit Committee are set forth in its charter, which is available on our website at https://investor.factset.com.
In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent registered public accounting firm the overall scope and specific plans for their audit. The Audit Committee has reviewed and discussed with our management and Ernst & Young LLP the audited consolidated financial statements contained in our Fiscal 2025 Annual Report on Form 10-K. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting our consolidated financial statements. Lastly, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP concerning such auditors’ independence from FactSet and has discussed with Ernst & Young LLP its independence as required by the Public Company Accounting Oversight Board.
In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board and the Board has approved the inclusion of the audited consolidated financial statements for the fiscal year ended August 31, 2025 in our 2025 Annual Report on Form 10-K for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Laurie G. Hylton, Chair
Robin A. Abrams
Siew Kai Choy
Maria Teresa Tejada

2025 Proxy Statement 23

Proposal 2: Ratification of Independent Registered Public Accounting Firm

Beginning with the audit of FactSet’s 2014 fiscal year, Ernst & Young LLP has served as our independent registered public accounting firm. Their initial appointment was ratified by stockholders at our 2013 Annual Meeting. The Audit Committee has again appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2026, and the Board has recommended ratification of that appointment to the stockholders of the Company. A representative from Ernst & Young LLP will attend the 2025 Annual Meeting to respond to appropriate questions and make a statement should they desire to do so.
Independent Registered Public Accounting Firm’s Fees and Services
The following table shows the total fees billed or accrued for professional services provided to us by Ernst & Young LLP for the fiscal years ended August 31, 2025 and 2024.

	Fiscal 2025	Fiscal 2024
Audit fees(1)	$3,937,116	$2,615,600
Audit related fees(2)	$540,066	—
Tax fees(3)	$453,000	$378,000
Total	$4,930,182	$2,993,600
(1)Represents fees for professional services rendered for the integrated audit of our annual consolidated financial statements and of our internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)Represents fees for due diligence and related services provided in connection with our acquisition of Liquid Holdings, LLC ("LiquidityBook") during fiscal 2025 and other SEC filings.
(3)Represents fees related to tax planning and advisory services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2025 and 2024, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.
The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP during fiscal 2025 and 2024, respectively, was compatible with maintaining the independence of the firm.
Audit Partner and Audit Firm Rotation
The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, the normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As a result of the partner rotation policy, a new Ernst & Young LLP partner rotated onto our account as lead engagement partner for our 2024 fiscal year, replacing a lead engagement partner that served our account for the prior five fiscal years. As provided in the Audit Committee’s charter, the Audit Committee regularly evaluates its independent registered public accounting firm. The Audit
2025 Proxy Statement 24

Committee will periodically consider alternatives to ensure that the Audit Committee and our stockholders are receiving the best audit services available.
Auditor Independence
As noted in the Audit Committee charter and in the Audit Committee Report, Ernst & Young LLP, the independent auditor, reports directly to the Audit Committee and the Audit Committee is charged with evaluating the independent auditor's independence.

FactSet’s Board recommends that you vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2026.

2025 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Talent Committee of our Board of Directors, comprised of independent directors, oversees our compensation program for senior executives on behalf of our Board. This Compensation Discussion and Analysis (“CD&A”) describes our named executive officer compensation program and the basis for the compensation paid to our named executive officers ("NEOs") for our fiscal 2025.

I. Overview and FY25 Performance
FY25 Named Executive Officers
FY25 Performance Highlights
CEO Transition
Our Compensation Principles
Say on Pay
Compensation Governance Features
II. Compensation Framework
Core Elements of Total Direct Compensation
Pay Mix
III. Assessing Performance and Determining Compensation
Decision-Making Process
Setting Compensation
Peer Group Review
IV. NEO Compensation
Elements of Compensation and FY25 Performance
Base Salary
Annual Incentive
Long-Term Incentive
V. Governance Features and Risk Management
Stock Ownership Guidelines
Executive Severance Plan and Other NEO Arrangements
Securities and Insider Trading Policy and Prohibition on Hedging and Pledging
Stock Option Grant Policy
Incentive Compensation Recoupment Policy
Tax Considerations
Compensation Risk Assessment
Compensation and Talent Committee Report

2025 Named Executive Officers
F. Philip Snow(1):	Chief Executive Officer
Helen L. Shan:	Executive Vice President, Chief Financial Officer
Christopher McLoughlin:	Executive Vice President, Chief Legal Officer and Corporate Secretary
Goran Skoko:	Executive Vice President, Chief Revenue Officer
Katherine M. Stepp:	Executive Vice President, Chief Technology Officer
(1) Mr. Snow retired from his role as CEO on September 8, 2025 and is serving as a senior advisor through December 31, 2025.

2025 Proxy Statement 26

FY25 Performance Highlights

Compensation Philosophy
Our people are critical to the success of our business. Our compensation philosophy is to reward a performance-driven culture and to encourage management decisions and behaviors that align with the interests of our stockholders. We aim to build sustainable growth by linking a significant portion of executive pay to multiple performance metrics tied to short-term and long-term shareholder value creation. By connecting executive pay outcomes to drivers of shareholder value, we implement our compensation practices with transparency and within the framework of pay-for-performance in a manner that helps us to attract, motivate and retain talented employees who can successfully execute our strategy.
FY25 Business and Financial Performance Highlights

In fiscal 2025, FactSet continued the solid execution which has resulted in consistent growth and improved margin. FactSet accomplishments in fiscal 2025 include:

Financial Highlights
•GAAP revenues increased 5.4% to $2.32 billion. This result continues FactSet's track record of more than 45 consecutive years of increased revenues for the Company.
•GAAP operating margin increased to 32.2% compared with 31.8% for the prior year.
•GAAP diluted earnings per share ("EPS") increased 11.8% to $15.55.
•Net cash provided by operating activities was $726.3 million for fiscal 2025.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 91%.
•In May 2025, we increased our quarterly cash dividend by 6% to $1.10 per share. The increase marks the 26th consecutive year the Company has increased dividends on a stock split-adjusted basis, highlighting our continued commitment to return value to our stockholders.
•We returned $460.4 million to stockholders in the form of share repurchases and dividends during fiscal 2025.
•Client count increased by 9.5% or 779 during the fiscal year, while users grew by 9.7% or 20,943 from the prior year.
•FactSet entered into a new credit agreement that includes a term loan of $500 million and a revolving credit facility of $1.0 billion. The term loan was used to repay borrowings under the 2022 credit agreement.
Commercial & Product Highlights
•We launched 6 AI products helping automate complex tasks and enabling future agentic workflows. As part of this, we unveiled our Intelligent Platform initiative, which builds on the success of our AI Blueprint and introduces the integration of conversational AI at the platform level. We also launched Pitch Creator, an AI-powered tool that streamlines pitchbook creation for investment banks.
•We were named Databricks' Financial Services Data Partner of the Year.
•We announced our joint initiative with J.P. Morgan Securities Services to deliver FactSet's industry-leading performance, reporting and portfolio analytics solutions through J.P. Morgan's award-winning Fusion data management platform.
2025 Proxy Statement 27

•CUSIP Global Services announced a collaboration with Aumni, Inc., a JPMorgan company, to expand CUSIP coverage for venture-backed and private equity-owned companies.
•We announced the availability of MarketAxess’ AI-powered CP+ fixed income data within the FactSet Workstation and Real-Time Data Feeds.
•We announced that J.P. Morgan and Barclays analyst reports are now available as part of FactSet’s Aftermarket Research offering, in addition to the existing 1,800+ brokers globally, including UBS, Macquarie, Canaccord Genuity, Scotiabank, RBC, Deutsche Bank, HSBC, Wells Fargo and more.
M&A Highlights
•We acquired Irwin, an investor relations and capital markets solution for public companies and their advisors. We also acquired LiquidityBook, a provider of cloud-native trading solutions, and LogoIntern, a productivity solution that helps financial services professionals create well formatted logo outputs for presentations.
•We completed the divestiture of our RMS Partners business, a sell-side research authoring platform.
•We led an investment in BondCliQ and will integrate BondCliQ’s intra-day pricing data for corporate bonds into FactSet's Workstation, Portware Enterprise Trading Solution, and LiquidityBook OMS.

CEO Transition
Appointment of New CEO
On June 3, 2025, we announced the appointment of Sanoke Viswanathan as our next CEO and the retirement of Phil Snow, our former CEO, after an accomplished 30-year career with FactSet, including 10 years as CEO. Mr. Viswanathan joined FactSet as CEO on September 8, 2025. To ensure a smooth transition, Mr. Snow is serving as a senior advisor through the end of the calendar year.
The Board conducted a rigorous and deliberate search process supported by a leading executive search firm. The Board ultimately selected Mr. Viswanathan because he has a proven track record of leading and transforming global organizations and implementing technology-driven growth strategies at scale. With a background in international wealth management services which complements the success FactSet has achieved in this area, he brings expertise in areas central to our strategy including AI, research, and analytics, as well as a unique understanding of our customer base.
Mr. Viswanathan is a 15-year veteran of JPMorgan Chase, most recently serving as CEO of International Consumer and Wealth and as a member of JPMorgan’s Operating Committee, where he launched the international consumer business and led strategic acquisitions and alliances in global wealth management and digital banking, positioning these businesses for long-term growth across global markets. Prior to that, Mr. Viswanathan served as Chief Strategy and Growth Officer as well as Chief Administrative Officer of JPMorgan’s Corporate and Investment Bank.
CEO New Hire Compensation Package
In connection with his appointment as CEO, the Company entered into an employment agreement, dated May 28, 2025 (the "Viswanathan Employment Agreement"), which among other things sets out Mr. Viswanathan’s compensation package. The Board determined Mr. Viswanathan's compensation in consultation with Meridian Compensation Partners, the Company’s independent compensation consultant, and took into account the strong demand for experienced leadership in the financial data solutions space, the need to attract and retain top executive talent, and compensation of CEOs among similarly situated companies, including the Company's competitors.
The Viswanathan Employment Agreement provides for an annual base salary of $1,000,000 and eligibility to earn an annual target cash bonus equal to 200% of base salary. In addition, beginning with FY28, Mr. Viswanathan will be entitled to receive an annual equity award with a target grant date value of $11 million, with the form of award to be determined by the Board.
Pursuant to the Viswanathan Employment Agreement, on September 22, 2025, Mr. Viswanathan was granted a one-time award of performance-vesting stock options with a grant date value of $22,000,000 (the "Performance Options") in lieu of any equity award he would have been eligible to receive for FY26 and FY27. The Performance Options will vest, subject to his continued service, if, during the performance period ending on the fifth anniversary of the grant date, the Company's common stock achieves a 30-day trailing volume-weighted average price ("VWAP") equal to or greater than 150% of the 30-day trailing VWAP ending on the grant
2025 Proxy Statement 28

date. The Performance Options will not be exercisable prior to the third anniversary of the grant date. With a rigorous performance stock price target, a five-year performance period, and inability to exercise within the first three years, the Performance Options were designed to drive long-term value creation by aligning the interests of Mr. Viswanathan with the interests of our stockholders.
In addition, pursuant to the Viswanathan Employment Agreement, Mr. Viswanathan received one-time sign-on awards to make him whole for certain compensation he forfeited from JPMorgan when he resigned to join FactSet. The Board reviewed and considered relevant market benchmarks and buyout practices before determining that the following replacement awards were appropriate given that the amount and structure of these awards generally mirror the compensation Mr. Viswanathan forfeited when he provided notice of his decision to join FactSet:
•A one-time cash award of $3 million to make whole for the 2025 incentive compensation Mr. Viswanathan forfeited;
•A one-time cash award of $10 million, the full gross amount of which is subject to repayment if he terminates employment with the Company without good reason or is terminated for cause before September 9, 2026; and
•One-time make-whole equity grants consisting of (a) $26 million in restricted stock units that vest 25% each year over four years; and (b) $10 million in performance-based restricted stock units with a three-year performance period. The number of restricted stock units and performance-based restricted stock units was determined based on the 30-day VWAP prior to May 27, 2025.
Pursuant to the Viswanathan Employment Agreement, Mr. Viswanathan is entitled to severance protections equivalent to those in the Company's Executive Severance Plan.

Our Compensation Principles
At the heart of our compensation program are six principles that govern the design of our compensation program. The Compensation and Talent Committee works to embed these principles across the various elements of our executive compensation.

     The overall employee value proposition transcends compensation and includes our work environment, professional development, employee well-being, a high-performance culture, and challenging work opportunities.

     We pay for performance as measured by our collective operating performance as a company and individual performance toward executing our strategy, accelerating growth, and contributing to company-wide results.

     Performance is evaluated on achieving short and long term goals, as well as how such goals are achieved to help maintain the strong culture and the collaborative mindset that continues to be critical to our success.

We pay not only for our operating results but also for progress in building our foundation in ways that position FactSet for future growth.
Our compensation program promotes a long-term ownership mindset and attracts, motivates and retains our talent who drive stockholder value over time.
     We establish total compensation packages for different roles that balance external market pay competitiveness with an internal framework that values the contribution within our organization. Compensation includes cash elements which are targeted to be in line with the market and equity opportunities that can be worth substantially more as we grow and achieve targets in line with our strategic plans and the interests of our stockholders.

Say on Pay
The Company values stockholder perspectives on our executive compensation programs. Historically, we have received extremely high approval percentages for our programs. At our 2024 Annual Meeting, 94.6% of the votes were cast “FOR” approval of our executive compensation program. This continues the trend of high rates of stockholder support for our executive compensation programs, which has seen approval levels in excess of 94% at all of our Annual Meetings since 2014. We believe the results of these votes affirm the support of our stockholders for our executive compensation programs. Despite these high scores, we are always looking at ways we can continue to strengthen our compensation programs to establish an even more solid tie between pay and performance.
2025 Proxy Statement 29

While the 2024 “say-on-pay” results indicated strong support for our program, the Company believes it is important to engage with our stockholders, regardless of our approval rating. As described in further detail on page 12 of this Proxy Statement, we engage in dialogue and outreach with our large institutional stockholders to discuss governance, executive compensation and other matters, and to solicit stockholder feedback.

Compensation Governance Features
We employ several best practice compensation governance policies and practices. Below is a summary of “what we do” and “what we don't do” in terms of compensation governance.

What we do:	What we don't do:
•We pay for performance with a focus on long-term value creation for stockholders	•We pay no excessive perquisites or benefits to our NEOs
•We maintain stock ownership requirements for our directors and executive officers	•We pay no dividends on performance share units or restricted share units unless and until they vest
•We have an annual say-on-pay vote by stockholders	•We give no tax gross ups to our NEOs in the event of Change-in-Control
•We have a clawback policy that covers both long-term and short-term incentive awards and also allows for recoupment of incentive awards and time-based equity compensation in the event of misconduct	•There are no “evergreen” annual share increase provisions in our equity stock plans
•We prohibit our directors and officers from hedging or pledging FactSet stock	•We do not allow repricing of stock options
•We have double-trigger change of control vesting provisions	•We do not utilize a discount from fair market value in setting the exercise price of stock options
•We reach out to large institutional investors to give them an opportunity to provide comments on our programs and policies.

2025 Proxy Statement 30

Core Elements of Total Direct Compensation

For fiscal 2025, the core elements of our NEOs’ compensation package consisted of:
•base salary;
•an annual cash incentive; and
•long-term equity incentives
which we collectively refer to as "Total Direct Compensation." This is further described in the table below.

Compensation Element	Payment Form	Performance Measure/Determinant	Strategy & Performance Alignment
Base Salary	Cash	•A fixed element of compensation that recognizes an individual's role and expertise •Intended to be competitive to attract and retain key employees

•Reviewed on an annual basis and is periodically adjusted to be based on individual performance and contributions, market trends, and competitive position

•There is no formula to review base salaries, and no one factor is weighted more heavily than another

Annual Incentive	Cash
Company Performance (80%)
•ASV Growth and Adjusted Operating Margin on a Company-wide level
•Minimum level of performance required for financial component of annual incentive
Individual Goals (20%)
•Key goals established for each NEO

•Rewards and recognizes annual accomplishment of key financial objectives

•Performance measure goals on a Company-wide basis

•Specified performance achievements required to fund incentive payments

•Key individual goals are within the NEO’s area of responsibility and assessed annually

2025 Proxy Statement 31

Long-Term Incentives	Stock Options	•Stock price •Accounts for 50% of our NEO Long-Term Incentive awards

•Increases alignment with long-term stockholder interests

•Promotes an ownership mindset, as the awards can greatly increase in value as long as there is stock price appreciation

•NEOs only benefit if our stock price appreciates from the date of grant of the award

•Five-year vesting period encourages retention and long-term horizon

	Performance Share Units	•Company Performance ◦Adjusted Cumulative Operating Earnings ◦Adjusted Cumulative Revenues •Stock price •Accounts for 50% of our NEO Long-Term Incentive awards
•Rewards and recognizes accomplishment of key financial objectives over a three-year period

•Performance measures aligned with FactSet’s goals

•Aligns with stockholder interests as the awards can greatly increase in value when there is stock price appreciation and exceptional performance

	Restricted Share Units	•Stock price •Used in limited circumstances on an ad hoc basis as new hire awards or for recognition and retention

•Increases alignment with stockholder interests

•Promotes an ownership mindset, as the awards can greatly increase in value when there is stock price appreciation

•Encourages retention and long-term horizon

Pay Mix

The below pay mix charts illustrate how our CEO and our other NEOs have a significant portion of their pay at risk based on performance, including a mix of both short-term and long-term performance-related compensation components. The charts represent the proportion of target Total Direct Compensation for our CEO and our other NEOs in fiscal 2025 attributed to base salary, target annual incentive opportunity, and target long-term incentives, including stock options and performance share units ("PSUs"). The pay mix chart for our other NEOs represents the average target pay mix for the NEOs reported below in our Summary Compensation Table other than our CEO. To provide a better representation of the intended mix of annual compensation provided to the NEOs, the percentages shown below do not take into consideration non-recurring special items such as one-time make-whole awards granted in connection with the commencement of employment or one-time retention awards.
2025 Proxy Statement 32

Decision-Making Process

Role of the Compensation and Talent Committee
The Compensation and Talent Committee oversees our executive compensation program, including the evaluation and approval of the compensation plans, policies and programs offered to our CEO, NEOs and the CEO’s other direct reports. The Committee also focuses on helping the Company recruit and retain the talent needed to continue to drive FactSet's growth, including overseeing our human capital matters. The Compensation and Talent Committee operates under a written charter adopted by the Board, and is comprised entirely of independent, non-employee directors, including the Chair of our Board of Directors. A copy of the Committee Charter is available on our website at https://investor.factset.com on the Corporate Governance page of our Investor Relations website.
The Compensation and Talent Committee defines and approves the overall compensation philosophy and strategy for the Company and its executive officers and employees. The Compensation and Talent Committee reviews and approves, on at least an annual basis, the corporate goals and objectives with respect to compensation for the CEO. The Committee evaluates at least once per year the CEO’s performance in light of these goals and objectives and, based upon these evaluations, sets the CEO’s annual compensation, including salary, bonus and equity and non-equity incentive compensation, on both an annual and long-term basis. The Compensation and Talent Committee reviews and approves, on at least an annual basis, the compensation structure for the CEO’s direct reports, and any executive officers of the Company (“Executive Officers”). The Compensation and Talent Committee, in consultation with the CEO, identifies appropriate performance measures and proposes performance objectives that are used in determining annual and long-term awards. The Committee discusses at least once per year the Executive Officers’ performance based upon evaluations and recommendations from the CEO, and the Committee approves the annual compensation of the Executive Officers, including salary, bonus and equity and non-equity incentive compensation, on both an annual and long-term basis. The Compensation and Talent Committee approves the total annual incentive and equity award pools. The Compensation and Talent Committee also evaluates various topics, including, but not limited to, compensation levels and mix, compensation plan design, executive performance versus the plan, peer group, succession planning, and risk assessment.
Role of the Independent Compensation Consultant
In developing the FactSet compensation structure for fiscal 2025, the Compensation and Talent Committee retained Meridian Compensation Partners ("Meridian") as its independent compensation consultant. During 2025, Meridian reviewed and assisted with incentive compensation program design, Chief Executive Officer, Executive Officer, and Director Compensation, and provided ongoing information on market trends related to executive and board compensation matters. Meridian attended Compensation and
2025 Proxy Statement 33

Talent Committee meetings and met with the Compensation and Talent Committee in executive session. The Compensation and Talent Committee uses Meridian's advice and insight to inform the eventual decision-making process. Meridian also reviewed drafts of the Company's CD&A and the Compensation Committee Report for incorporation in the Company's Proxy Statement, and reviewed the appropriateness of the proxy peer group and survey data for market comparisons. Meridian does not provide any other services to the Company. The Compensation and Talent Committee evaluated Meridian's independence relative to the standards adopted by the NYSE with regard to compensation advisor independence and determined Meridian was independent and had no conflicts of interest.
Role of Management
Management provides the Compensation and Talent Committee with materials regarding the overall financial performance of FactSet as well as operational and strategic accomplishments during the fiscal year that are evaluated to determine the amount of the annual incentive awarded. Management prepares reports to assist in the compensation process that include, but are not limited to, topics such as succession planning, plan and financial performance, annual objectives and goals, and other compensation practices. The CEO, in consultation with the Compensation and Talent Committee, establishes annual individual performance goals for each of the other Executive Officers, including the other NEOs, and the CEO conducts an annual performance evaluation of each of the Executive Officers.
Performance Evaluation
The CEO’s performance is reviewed annually by the Compensation and Talent Committee and the full Board. The CEO is not present for discussions regarding his own compensation. The CEO annually reviews the performance of each executive officer who reports to him, including the NEOs. Our CEO, along with our Chief People Officer, typically makes compensation recommendations to the Compensation and Talent Committee for all executive officers who report to the CEO, includes providing information on the individual performance of the other executive officers. These other executive officers are not present for these discussions. The Compensation and Talent Committee, in consultation with the CEO, identifies appropriate performance measures and proposes performance objectives that are used in determining annual and long-term awards. The Compensation and Talent Committee reviews materials outlining the individual performance of each executive officer reporting to the CEO, including the NEOs, with respect to their goals and objectives for the past year, measured against financial goals for FactSet’s performance as well as qualitative performance in the individual executive’s functional area.

Setting Compensation
The Compensation and Talent Committee considers the following when assessing the amount and form of compensation to be awarded to each of our NEOs and in structuring the Company's executive compensation program:
Current operating results and progress towards future growth
The Compensation and Talent Committee considers both current operating results from the most recent fiscal year as well as long-term financial goals. The Compensation and Talent Committee considers current operating results in an effort to ensure executive pay reflects the Company’s recent performance and to motivate executives to deliver strong financial outcomes. The Compensation and Talent Committee takes into account progress towards future growth goals to encourage executives to make decisions that benefit the Company over the long term and to further align executives' interests with stockholders.
For FY25, a substantial portion of NEO compensation was subject to achieving both short-term (annual) and long-term (3-year) performance objectives that enhance stockholder value. In addition, cash incentive compensation rewards annual performance, while equity-based compensation promotes an ownership mindset for the long-term. Equity-based compensation represents a significant portion of total compensation for our NEOs, and for all of these, NEOs are aligned with appreciation in our common stock price.
Defined qualitative factors in addition to quantitative financial metrics
In addition to the financial metrics in the annual and long-term incentive plans, each NEO also has non-financial objectives that are set every year and focus the NEO’s efforts on specific business needs. These objectives may include leadership, talent development, special assignments, project management, governance objectives, engagement in global offices, exposure to employees, key clients, investors and analysts, and other specific individual performance objectives. The NEO’s achievement of certain goal levels as well as other accomplishments made during the year guide and influence the NEO’s salary, target annual incentive and equity award.
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Attraction and retention of talented personnel
We operate in several highly competitive labor markets and must ensure that our total compensation package compares well with that offered by competitors. The Compensation and Talent Committee has designed executive compensation bearing in mind the compensation offered by other companies in the technology and financial information industry, to the extent such information is publicly available.
Compiled Benchmark Data
The Compensation and Talent Committee's independent compensation consultant and FactSet's Chief People Officer prepare benchmarking and competitive data with respect to historical compensation and our defined peer group and surveys of other companies. The Compensation and Talent Committee utilizes this information in connection with establishing NEO compensation programs and parameters. Annually, the Compensation and Talent Committee is provided executive compensation data of similarly situated named executive officers at the companies making up the identified peer group and surveys of other companies with respect to the compensation provided to their named executive officers. The materials presented to the Compensation and Talent Committee detail the compensation by type, including salary, annual incentive and equity awards. This market review includes, among other items, an analysis of compensation levels (e.g., competitiveness of base salary, annual incentive, and long-term incentives) and incentive program design (e.g., appropriateness of performance measures, annual incentive program targets and measures, long-term incentive plan targets, and compensation methods).
Based on various benchmarking data presented to it, the Compensation and Talent Committee found a competitive pay gap for our NEOs, which the Committee sought to address when designing our fiscal 2025 compensation program and determining our executive compensation levels for fiscal 2025. The Committee also took into account that the competition for talent is increasing and we need to be equipped to recruit and retain the top talent that will help us accomplish our long-term goals.

Peer Group Review
The Compensation and Talent Committee continually reviews the total target compensation for our NEOs against that of comparable executives of our peer group companies. For fiscal 2025, with the input of the Company's independent compensation consultant, the Compensation and Talent Committee utilized a peer group that was selected based on criteria including companies that reflect FactSet’s industry, business focus, size, and global presence. The peer screening also incorporated a focus on good corporate governance practices. When considering peer compensation levels, the Compensation and Talent Committee focuses on Total Direct Compensation comparisons, and continues to emphasize long-term equity. We believe that our pay mix is reflective of our goals of retaining top talent and aligning executives' interests with stockholder returns.
The peer group utilized by the Compensation and Talent Committee for fiscal 2025 was impacted by consolidation within the industry. Black Knight, Inc., Envestnet, Inc., and Splunk Inc. were acquired during 2024 and were therefore removed from the peer group. In addition, Dun & Bradstreet was acquired in 2025. In response, the Compensation and Talent Committee added Donnelley Financial Solutions, Inc. and TradeWeb Markets Inc. for 2025 to ensure the peer group remained appropriate from a size standpoint and a reasonable sample size. The Committee considered numerous other possible companies for inclusion in the peer group before deciding upon the addition of these two companies.

FY2025 Peer Companies:
	CoStar Group Inc.	MarketAxess Holdings Inc.
	Donnelley Financial Solutions, Inc.	Morningstar, Inc.
	Dun & Bradstreet Holdings, Inc.(1)	MSCI, Inc.
	Equifax, Inc.	Tradeweb Markets Inc.
	Fair Isaac Corporation	TransUnion
	Gartner, Inc.	Verisk Analytics, Inc.
Guidewire Software, Inc.

(1) Dun & Bradstreet Holdings, Inc. was acquired on August 26, 2025, at the end of our fiscal year 2025.
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The following table indicates the revenue for the last completed fiscal year for FactSet and each of the companies in our peer group, as well as the market capitalization of FactSet and each peer company as of August 31, 2025.

Name	Most Recent FY Revenue (in $ millions)	Market Capitalization as of 8/31/2025 (in $ millions)
Gartner, Inc.	6,267.4	19,024.1
Equifax Inc.	5,681.1	30,491.3
TransUnion	4,183.8	17,220.3
Verisk Analytics, Inc.	2,881.7	37,460.4
MSCI Inc. Class A	2,856.1	43,921.8
CoStar Group, Inc.	2,736.2	37,912.5
Dun & Bradstreet Holdings, Inc.	(1)	(1)
FactSet Research Systems Inc.	2,321.7	14,114.0
Morningstar, Inc.	2,275.1	11,068.3
Tradeweb Markets, Inc.	1,721.7	26,323.4
Fair Isaac Corporation	1,717.5	36,524.9
Guidewire Software, Inc.	1,202.5	18,272.0
MarketAxess Holdings Inc.	817.1	6,869.0
Donnelley Financial Solutions, Inc.	781.9	1,560.9

(1) Dun & Bradstreet Holdings, Inc. was acquired on August 26, 2025, at the end of our fiscal year 2025.

Additionally, the Compensation and Talent Committee utilized a reference peer group for compensation program design and governance practices for fiscal 2025 that includes companies that meet the peer group criteria but are larger than the peer group revenue range and are therefore not included in compensation level assessments. The reference peer group utilized by the Compensation and Talent Committee for fiscal 2025 was identical to the reference peer group used by the Committee for fiscal 2024. The reference peer group consists of:

FY2025 Reference Peer Companies:
Broadridge Financial Solutions, Inc.
Fidelity National Information Services, Inc.
Intercontinental Exchange, Inc.
Moody's Corporation
Nasdaq, Inc.
S&P Global Inc.
Thomson Reuters Corporation

Elements of Compensation and Fiscal 2025 Performance

Base Salary
The Compensation and Talent Committee reviews base salary annually and makes periodic adjustments to base salary based on increase in responsibility, individual performance and contributions, and to maintain market competitiveness. The goal is to ensure that total compensation packages generally remain competitive when compared to peer group companies.
Base salaries for fiscal 2025 for our NEOs, and the increase over the comparable base salaries for fiscal 2024, are set out below:

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NEO	2024 Base Salary	2025 Base Salary	Percentage Change
F. Philip Snow	$775,000	$775,000	—%
Helen L. Shan	$525,000	$575,000	9.5%
Goran Skoko(1)	$575,451	$586,960	2.0%
Christopher McLoughlin(1)(2)	—	$472,622	—
Katherine M. Stepp	$425,000	$440,000	3.5%

(1) The amounts for Mr. Skoko and Mr. McLoughlin, which were paid in GBP, were converted to U.S. dollars using the spot rate on September 1, 2025 of GBP 1 to $1.350348 for purposes of this disclosure.
(2) Mr. McLoughlin joined FactSet on December 2, 2024, during fiscal 2025.

The salary increases of Ms. Shan and Mr. Skoko respectively, were awarded in connection with their appointments as Chief Financial Officer and Chief Revenue Officer, respectively, and to ensure that their base salary was in line with market levels. The salary increase of Ms. Stepp was to ensure that her compensation was in line with market levels.

Annual Incentive
For all NEOs, individual annual incentive amounts are determined based on the executive's target incentive award opportunity, which is then adjusted by a factor based upon the achievement of Company-level goals (80%) and achievement of individual strategic goals (20%). The Compensation and Talent Committee has designed an annual cash incentive program to stimulate and support a high-performance environment by focusing such incentive compensation on the attainment of qualitative and quantitative guidelines and by recognizing superior performance. Each NEO has individual objectives tailored to their role, and annual Company-level and operational-focused performance goals, as appropriate, serve to motivate executives, enhance collaboration and increase stockholder returns by focusing executive performance on those measures identified as being key drivers of our short and long-term business results.
Target Annual Incentive Award Opportunities
The Committee determined to adjust the total annual incentive opportunity (expressed as a percentage of base salary) in fiscal 2025 as compared to fiscal 2024 for certain of our NEOs, as the Committee concluded that these levels create an appropriate level of annual incentive for each NEO.
The total annual incentive opportunities for fiscal 2025 for our NEOs, and the increase over the comparable total annual incentive opportunities for fiscal 2024, if any, are set out below in terms of percentage of base salary:

NEO	2024 Total Annual Incentive Opportunity as a percentage of 2024 Base Salary	2025 Total Annual Incentive Opportunity as a percentage of 2025 Base Salary	Change in Total Annual Incentive Opportunity as a percentage of Base Salary
F. Philip Snow	150%	150%	—%
Helen L. Shan	120%	110%	(10)%
Goran Skoko	110%	120%	10%
Christopher McLoughlin(1)	—	100%	—
Katherine M. Stepp	100%	100%	—%
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(1) Mr. McLoughlin joined FactSet on December 2, 2024, during fiscal 2025.

Mr. Skoko's annual incentive opportunity was increased to reflect his new role as Chief Revenue Officer and to ensure alignment with market levels. Ms. Shan's annual incentive opportunity was decreased by 10 percentage points for fiscal year 2025 as part of her transition from our Chief Revenue Officer role to Chief Financial Officer consistent with our functional leadership roles.
Corporate Annual Incentive Goals
80% of the fiscal 2025 annual incentive opportunity was determined based on Company financial results versus financial performance goals established at the beginning of the fiscal year. The remaining 20% was allocated based on the achievement of individual strategic or developmental goals.
In fiscal 2025, ASV Growth and Adjusted Operating Margin were the metrics for the Company-level goals for the annual incentive awards. As part of establishing the 2025 operating plan, management along with the Committee underwent a rigorous goal setting process to ensure the annual incentive performance goals appropriately reflected the impact of key strategic decisions. The shift in the Annual Incentive metric from ASV plus professional services growth to ASV Growth was tied to a change in our financial reporting, to focus on the recurring nature of our revenues and to underscore the shift of the Company's offerings toward providing more managed services. ASV Growth made up 2/3 of the weighting and Adjusted Operating Margin made up 1/3 of the weighting for performance. These metrics maintain a focus on growth, with a balance between responsible growth and maintaining efficiency.
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Adjusted Operating Margin is calculated as Adjusted operating income divided by the sum of GAAP revenue plus the Deferred revenue fair value adjustment. Adjusted operating income is calculated by adding GAAP Operating income, Intangible asset amortization, Deferred revenue fair value adjustment, Impairment of investment and other one-time items. These measures are publicly reported in our financial results.
Corporate Annual Incentive Structure

The Adjusted Operating Margin component of the plan is capped at 150% of target unless performance under the ASV Growth components of the plan meet the target level of performance to maintain emphasis on top line growth and to prevent maximum payouts under the Adjusted Operating Margin metric if ASV Growth failed to hit the target level of achievement. The financial goals as a whole are capped at 200% of target.
Individual Strategic and Developmental Goals

For fiscal 2025, 20% of the annual incentive award for each NEO was based on the executives’ achievement of their individual goals and other personal accomplishments. For fiscal 2025, the cap for the individual goals was reduced from 200% to 150%. The Compensation and Talent Committee reviewed the personal goals for each NEO, as well as individual accomplishments of each NEO, in determining the 20% of the annual incentive award based on satisfaction of key goals. For fiscal 2025, the key goal areas for each of our NEOs included three categories: (1) management behaviors, (2) GenAI monetization ASV, and (3) a GenAI monetization key deliverable. The fiscal 2025 individual goals of each NEO were as follows:
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Mr. Snow’s goals:
•Strategic differentiation through innovation, customer focus and resource allocation to achieve growth goals
•Operational excellence and the firm's strategic global workforce planning
•Enhance the firm's pricing strategy and the firm's sales organization and effectiveness
•Drive a culture which attracts and retains top talent and reflects our values

Ms. Shan's goals:
•Partner with the Chief Revenue Officer on the firm's pricing strategy
•Improve the firm's operational and financial processes to increase productivity and efficiency
•Lead cross-functional task forces on data monetization and realization
•Review and assess the firm's technology spend to assess if opportunities
•Mature our processes to ensure a rigorous control environment

Mr. Skoko's goals:
•Drive growth and strengthen relationships with customers
•Deliver net ASV growth and increase our ASV retention rate
•Displace competitors with our offerings
•Monetize GenAI initiatives
•Enhance the firm's pricing strategy

Mr. McLoughlin's goals:
•As the new Chief Legal Officer, build relationships with key stakeholders, learn the business and set the go-forward strategy for his team
•Streamline the firm's contractual processes to reduce sales and negotiation cycles
•Partner with the business on M&A and partnership opportunities
•Evolve GenAI and other risk governance frameworks to help drive growth while providing appropriate protection for the firm

Ms. Stepp's goals:
•Drive a shared product mindset to maximize client value
•Deliver a best-in-class, modern, performant technology foundation
•Improve our IT disaster recovery posture
•Deliver market-leading AI solutions to enhance and optimize client workflows
•Deliver foundational work to support future flexibility with AI

Combined Performance
For fiscal 2025, the Company’s performance goals were set with the objective of achieving strong profitable growth. In certain instances, financial performance targets may be adjusted or set below prior year’s performance in recognition of unusual or nonrecurring events affecting our financial statements. These include items, such as acquisitions and dispositions, that are determined not to be reflective of normal, ongoing business. The Compensation and Talent Committee subsequently revised the original goals for the FY25 annual incentive to reflect the acquisitions and integration of Irwin in November 2024 and LiquidityBook in February 2025. The revised goals were consistent with underlying performance expectations used by the Committee to set the original goals, excluding the anticipated impact of the acquisitions. The annual incentive goals and actual performance against these goals for corporate leadership were as follows:
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Measures	Weighting	Elements of Measurement	Base Performance	Between Base and Target Performance	Target Performance	Between Target and Stretch Performance	Stretch Performance	Actual Performance
Corporate Performance	80%	ASV Growth (66.7%)	$79M	$105M	$131.2M	$157M	$184M	$130.6M
		Adjusted Operating Margin (33.3%)	34.1%	35.1%	36.1%	37.1%	38.1%	36.3%
Key Goals (Individual)	20%		Base Rating		Target Rating		Stretch Rating
Payout as a Percent of Target			0%	50%	100%	150%	200%

	Corporate Performance Goals (80%)		Individual Goals (20%)
	ASV Growth (66.7%)	Adjusted Operating Margin (33.3%)	Management Behaviors (5%)	GenAI Monetization Key Deliverable (5%)	GenAI Monetization ASV Growth (10%)	Total
Mr. Snow	98.9%	110.7%	100%	100%	85%	101%
Ms. Shan			114%	75%		100.2%
Mr. Skoko			150%	100%		103%
Mr. McLoughlin			150%	100%		103%
Ms. Stepp			144%	75%		102%

The Compensation and Talent Committee agreed on the NEOs’ performance and related compensation after input from Mr. Snow and in conjunction with the Committee's review of the performance of FactSet as a whole. The Compensation and Talent Committee determined the actual size of annual incentive payments awarded to each of the NEOs. The Compensation and Talent Committee considered all the above, including the financial results for the target measures, the financial guidelines, the recommendations and evaluation by Mr. Snow of the other NEOs, the achievement of individual goals and other personal accomplishments, and overall FactSet performance for the 2025 fiscal year. For Mr. Skoko, in recognition of his exceptional leadership of the sales organization in his new role, including delivering record ASV for the firm in the last quarter of fiscal 2025, was awarded a one-time 1.1x multiplier to his fiscal 2025 target annual incentive opportunity, increasing his annual incentive percentage award to 114%. The Compensation and Talent Committee, taking into consideration a recommendation from Mr. Snow, believed this was appropriate considering the transition into his new role.
In addition to the portion of Mr. Snow’s annual incentive payment calculated based on corporate performance during fiscal 2025, the Compensation and Talent Committee, with consultation from the full Board, determined the payment for the 20% portion of Mr. Snow's annual incentive award that was based on achievement of individual key goals for fiscal 2025. The Committee utilized an evaluation of Mr. Snow's achievement of qualitative individual goals and other personal accomplishments during the fiscal year. For fiscal 2025, the Committee considered Mr. Snow's leadership in (amongst other things) pricing strategy, the sales organization, and global workforce planning.
The Compensation and Talent Committee made the following awards for the NEOs for fiscal 2025:

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	Total Annual Incentive Opportunity	Total Annual Incentive Percentage Awarded	Total Annual Incentive Paid(3)
F. Philip Snow	$1,162,500	101%	$1,171,376
Helen L. Shan	$632,500	100%	$633,851
Goran Skoko(1)	$704,352	114%	$800,072
Christopher McLoughlin(1)(2)	$354,467	103%	$366,034
Katherine M. Stepp	$440,000	102%	$447,539

(1) The amounts for Mr. Skoko and Mr. McLoughlin, which were set and paid in GBP, were converted to U.S. dollars using the spot rate on September 1, 2025 of GBP 1 to $1.350348 for purposes of this disclosure.
(2) Mr. McLoughlin's total annual incentive opportunity was prorated based on his start date of December 2, 2024.
(3) Amounts may not sum due to rounding.

Long-Term Incentive
For fiscal 2025, the long-term, equity-based incentive awards issued as part of our annual equity grant to our NEOs consisted of stock options and PSU awards, with each NEO being granted a long-term incentive award comprised of 50% service-based stock options and 50% PSUs.
The Compensation and Talent Committee has utilized a mix of performance based units and stock option awards as they believe that these have been generally successful in aligning management and stockholder interests. The Compensation and Talent Committee has viewed stock options as a method of encouraging the NEOs to drive performance in the long-term. The Compensation and Talent Committee uses PSUs as a form of award that would align our senior leaders to our long-term financial goals, which are key drivers of long-term sustainable stockholder value. For fiscal 2025, the Compensation and Talent Committee continued to believe that providing a mix of stock options and PSUs was the most effective way to promote equity ownership by the NEOs, reward them for performance and to provide a retention incentive.
The fiscal 2025 long-term incentive opportunity for our NEOs were as follows:

NEO	2024 Total Long Term Incentive Opportunity	2025 Total Long Term Incentive Opportunity(1)	Percentage Change
F. Philip Snow	$6,000,000	$7,500,000	25%
Helen L. Shan	$1,750,000	$1,800,000	3%
Goran Skoko	$1,150,000	$1,300,000	13%
Christopher McLoughlin(2)	—	$750,000	—
Katherine M. Stepp	$850,000	$950,000	12%

(1) Total long-term incentive opportunity for fiscal 2025 consists of 50% stock options and 50% PSUs.
(2) Mr. McLoughlin joined FactSet on December 2, 2024; accordingly, his 2025 total long-term incentive opportunity was prorated for time of service to $687,500.

The Compensation and Talent Committee felt that an increase in long-term incentive awards was the most appropriate method to fill a continuing, substantial competitive total compensation gap between FactSet and the market, while providing a strong link between pay and performance.
Stock Option Awards
For fiscal 2025, the NEOs received 50% of their annual equity award in the form of stock options. These grants vest 20% per year on the anniversary date of the grant over a five-year period, consistent with the terms of our recent annual stock option grants. All NEOs received their stock option grant on November 1, 2024, other than Mr. McLoughlin, who received his stock option grant on December 2, 2024, which was his start date. Each stock option had an exercise price of $458.80 per share, with the exception of Mr. McLoughlin's grant, which had an exercise price of $489.47. The dollar value of each stock option award was converted on the grant date to a fixed number of stock options for each NEO using a stock option pricing formula.

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Performance Share Unit Awards
For fiscal 2025, the NEOs received 50% of their annual equity award in the form of PSU awards. Each PSU represents the right to receive one share of FactSet common stock, subject to adjustment based on our performance during a three-year period from September 1, 2024 through August 31, 2027 (the "Performance Period") measured against certain specified performance goals established for the Performance Period. The performance goals are based 50% on each of (a) our adjusted cumulative operating earnings during the Performance Period and (b) our adjusted cumulative revenues during the Performance Period.

Performance Share Unit Vesting Schedule
Threshold Level Performance	Target Level Performance	Goal Level Performance	Maximum Level Performance
50%	100%	150%	200%

At the threshold level of performance, 50% of the PSUs will vest; at the target level of performance, 100% of the PSUs will vest; and at the goal level of performance, 150% of the PSUs will vest. Contingent on adjusted cumulative revenues during the Performance Period exceeding 106% of the target level of performance and adjusted cumulative operating earnings during the Performance Period equaling or exceeding the goal level of performance, 200% of the PSUs will vest at the maximum level of performance. The maximum level of performance was an addition to our PSU award structure for fiscal 2024. The Compensation and Talent Committee included this new level of performance to provide additional upside for achievement of significant adjusted cumulative revenues growth during the Performance Period in order to drive focus on outperformance and achievement beyond the goal level of performance.
There will be vesting based on linear interpolation between the threshold, target and goal levels and no linear interpolation between the goal and maximum levels. No PSUs will vest if performance is below the threshold level, and performance above the maximum level will not result in vesting of additional PSUs. The target level of performance, which results in vesting of 100% of the PSUs, reflects growth and margins goals over a three-year period ending in fiscal 2027. The goal level of performance, which results in vesting of 150% of the PSUs, is materially higher than the target level of performance and reflects significantly increased levels of growth in revenues and earnings, and the maximum level of performance reflects increased adjusted cumulative revenues significantly above the goal level performance.
All NEOs received their PSU awards on November 1, 2024, with the exception of Mr. McLoughlin who received his PSU award on December 2, 2024, which was his start date. The dollar value of each PSU award was converted on the grant date to a fixed number of PSUs for each NEO using an equity pricing formula. Any PSUs granted in fiscal 2025 will vest November 1, 2027.
Performance Share Unit Awards for the 2022-2024 Performance Period
On November 1, 2021, Mr. Snow, Ms. Shan, Mr. Skoko, and Ms. Stepp were among the FactSet employees granted PSU awards (the “FY22 PSUs”). Each FY22 PSU represented the right to receive one share of FactSet common stock, subject to adjustment based on our performance during the three-year period from September 1, 2021, through August 31, 2024 (the "2022-2024 Performance Period") measured against certain specified performance goals established for the 2022-2024 Performance Period. Any FY22 PSUs earned would vest on November 1, 2024, being the third anniversary of the FY22 PSU grant date.
The FY22 PSU awards were focused on creating visibility to outcomes that should drive long-term value creation, based on three-year cumulative performance. The FY22 PSU awards were designed to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. The specified performance goals established for the FY22 PSUs were based on goals for the 2022-2024 Performance Period. The performance goals for the FY22 PSUs were based 50% on each of (a) our adjusted cumulative operating earnings during the 2022-2024 Performance Period and (b) our adjusted cumulative revenues during the 2022-2024 Performance Period. These performance goals were established at the time of the grant of the FY22 PSUs. In certain instances, as permitted under the PSUs, financial performance targets may be adjusted in recognition of unusual or nonrecurring events affecting our financial statements. These include items, such as acquisitions and dispositions, that are determined not to be reflective of normal, ongoing business. The Compensation and Talent Committee subsequently revised the original goals for the FY22 PSUs to reflect the acquisitions of Cobalt in October 2021 and CUSIP Global Services in March 2022. The revised goals were consistent with the underlying performance expectations used by the Compensation and Talent Committee to set the original PSU goals, excluding the anticipated impact of the acquisitions.

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For the purposes of calculating performance during the 2022-2024 Performance Period, “adjusted cumulative operating earnings” was calculated by adding back intangible asset amortization, the impact of the fair value of deferred revenues acquired in a business combination and non-recurring items to GAAP cumulative operating earnings. These measures are publicly reported in our financial results. For the purposes of calculating performance during the 2022-2024 Performance Period, “adjusted cumulative revenues” was calculated as GAAP revenues less the impact of the fair value of deferred revenues acquired in a business combination. These measures are publicly reported in our financial results.
Vesting of the FY22 PSUs at the threshold, target and stretch levels of performance during the 2022-2024 Performance Period are shown in the chart below, with vesting based on linear interpolation between these levels. None of the FY22 PSUs would vest if performance was below the threshold level and performance above the maximum level would not result in vesting of additional FY22 PSUs.

Performance Share Unit Vesting Schedule
Threshold Level of Performance	Target Level of Performance	Stretch Level of Performance
50%	100%	150%

The target level of performance, which would result in vesting of 100% of the FY22 PSUs, reflected growth and margins goals over the 2022-2024 Performance Period. The maximum level of performance, which would result in vesting of 150% of the FY22 PSUs, was materially higher than the target level of performance and reflected significantly increased levels of growth in revenues and earnings.
Following conclusion of the 2022-2024 Performance Period, the Compensation and Talent Committee evaluated FactSet’s performance against the performance goals for the FY22 PSUs as follows. Based on this evaluation, it was determined that the FY22 PSUs would vest at 127.5% of target.

Measure	Weighting	Base Performance	Target Performance	Stretch Performance	Actual Performance	Payout as a Percent of Target
Adjusted Cumulative Revenues	50%	$5,920 million	$6,067 million	$6,249 million	$6,132 million	117.9%
Adjusted Cumulative Operating Earnings	50%	$2,031 million	$2,130 million	$2,242 million	$2,213 million	137.1%
Total Payout as Percentage of Target						127.5%

Following certification of FactSet’s performance against the performance goals for the FY22 PSUs during the 2022-2024 Performance Period, the NEOs listed below received the following PSUs, all of which vested and converted to shares on November 1, 2024.

NEO	Number of Shares of Common Stock Received for PSUs Vested November 1, 2024
F. Philip Snow	6,764
Helen L. Shan	2,256
Goran Skoko	1,129
Christopher McLoughlin	—
Katherine M. Stepp	317
Performance Share Unit Awards for the 2023-2025 Performance Period
On November 1, 2022, Mr. Snow, Ms. Shan, Mr. Skoko, and Ms. Stepp were among the FactSet employees granted PSU awards (the “FY23 PSUs”). Each FY23 PSU represented the right to receive one share of FactSet common stock, subject to adjustment based on our performance during the three-year period from September 1, 2022, through August 31, 2025 (the "2023-2025 Performance Period") measured against certain specified performance goals established for the 2023-2025 Performance Period. Any FY23 PSUs earned would vest on November 1, 2025, being the third anniversary of the FY23 PSU grant date.
2025 Proxy Statement 43

The performance goals for the FY23 PSUs were based 50% on each of (a) our adjusted cumulative operating earnings during the 2023-2025 Performance Period and (b) our adjusted cumulative revenues during the 2023-2025 Performance Period. These performance goals were established at the time of the grant of the FY23 PSUs. The Compensation and Talent Committee subsequently revised the original goals for the FY23 PSUs to reflect the acquisitions of Irwin in November 2024 and LiquidityBook in February 2025. The revised goals were consistent with underlying performance expectations used by the Committee to set the original PSU goals, excluding the anticipated impact of the acquisitions.
For the purposes of calculating performance during the 2023-2025 Performance Period, “adjusted cumulative operating earnings” was calculated by adding back intangible asset amortization, the impact of the fair value of deferred revenues acquired in a business combination and non-recurring items to GAAP cumulative operating earnings. These measures are publicly reported in our financial results. For the purposes of calculating performance during the 2023-2025 Performance Period, “adjusted cumulative revenues” was calculated as GAAP revenues less the impact of the fair value of deferred revenues acquired in a business combination. These measures are publicly reported in our financial results.
Vesting of the FY23 PSUs at the threshold, target and stretch levels of performance during the 2023-2025 Performance Period are shown in the chart below, with vesting based on linear interpolation between these levels. None of the FY23 PSUs would vest if performance was below the threshold level and performance above the maximum level would not result in vesting of additional FY23 PSUs.

Performance Share Unit Vesting Schedule
Threshold Level of Performance	Target Level of Performance	Stretch Level of Performance
50%	100%	150%
The target level of performance, which would result in vesting of 100% of the FY23 PSUs, reflected growth and margins goals over the 2023-2025 Performance Period. The maximum level of performance, which would result in vesting of 150% of the FY23 PSUs, was materially higher than the target level of performance and reflected significantly increased levels of growth in revenues and earnings.
Following conclusion of the 2023-2025 Performance Period, the Compensation and Talent Committee evaluated FactSet’s performance against the performance goals for the FY23 PSUs as follows. Based on this evaluation, it was determined that the FY23 PSUs would vest at 50.8% of target.

Measure	Weighting	Threshold Performance	Target Performance	Max Performance	Actual Performance	Payout as a Percent of Target
Adjusted Cumulative Revenues	50%	$6,701 million	$6,906 million	$7,113 million	$6,610 million	—%
Adjusted Cumulative Operating Earnings	50%	$2,315 million	$2,428 million	$2,556 million	$2,432 million	101.5%
Total Payout as Percentage of Target						50.8%

Following certification of FactSet’s performance against the performance goals for the FY23 PSUs during the 2023-2025 Performance Period, the NEOs listed below received the following PSUs, all of which are scheduled to vest and convert to shares on November 1, 2025.

NEO	Number of Shares of Common Stock Received for PSUs Vested November 1, 2025
F. Philip Snow	3,058
Helen L. Shan	1,009
Christopher McLoughlin	—
Goran Skoko	612
Katherine M. Stepp	367
2025 Proxy Statement 44

Make-Whole Awards for Mr. McLoughlin
During fiscal 2025, in connection with his appointment as Chief Legal Officer, Mr. McLoughlin received one-time sign-on awards to make him whole for certain compensation he forfeited from his previous employer. This comprised a one-time cash payment of $350,000 and, on December 2, 2024 a one-time grant of 3,108 restricted share units ("RSUs") which vest 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant. The RSUs awarded had a target grant date value of $1,500,000.
Compensation Adjustment and Special Retention Award for Ms. Shan
On March 17, 2025, the Compensation and Talent Committee approved a forward-looking compensation adjustment and special retention grant of time-based RSUs to our Chief Financial Officer, Helen Shan. These adjustments were provided to Ms. Shan in connection with (1) successfully leading the smooth transition of key strategic and financial initiatives following the exit of our prior CFO, and (2) ensuring leadership continuity during the transitional period of onboarding our new CEO.
The retention award had a grant date value of $1.5 million with 33% of the units vesting on the first anniversary of the grant date with the remaining 67% vesting on the second anniversary of the grant date.
For Ms. Shan's FY2026 Long-Term Incentive Award that is expected to be granted in November 2025, the value was increased from $1.8 million to $2.3 million, resulting in an increase in her FY2026 target total compensation from $3.0 million to $3.5 million.
The Compensation and Talent Committee believes the granting of retention awards and mid-cycle adjustments to compensation should only be done in extraordinary circumstances and that ensuring the continuity and quality of the Company’s finance function is in the best interests of our stockholders.
Employee Benefits and Perquisites
Perquisites have generally constituted a very small portion of each NEO’s total compensation, primarily representing the dollar value of matching contributions to the FactSet 401(k) Plan, or the U.K. equivalent, made by FactSet on behalf of each NEO.
Tax Benefits for Expatriate Assignments
Certain of our NEOs, namely Ms. Stepp and Mr. Skoko, receive tax benefits in connection with previous expatriate assignments. Such benefits include tax services and tax equalization payments and reimbursements, relating to equity granted during their time on assignment. The tax equalization benefits were designed to mitigate the impact of an expatriate assignment by covering tax expense in excess of what the employee would have incurred had the employee remained in their home country.

Stock Ownership Guidelines
Our Stock Ownership Guidelines require our non-employee directors ("Covered Directors") and certain of our senior executives ("Covered Officers"), including all of our NEOs, to maintain a material personal financial stake in FactSet to promote a long-term perspective in managing the enterprise and to align stockholder, executive and director interests. The Stock Ownership Guidelines require the Covered Directors and Covered Officers to maintain the following minimum equity stakes in FactSet commencing five years from the later of the date of the Stock Ownership Guidelines and the date such individual becomes covered under the Stock Ownership Guidelines (the "Target Date").

Covered Officers and Covered Directors
Role	Minimum Ownership Target
Chief Executive Officer	6x annual base pay
Chief Financial Officer	3x annual base pay
Other direct reports of the CEO	2x annual base pay
Covered Directors	$400,000

We calculate compliance with the Minimum Ownership Target annually for each Covered Officer and Covered Director. All of the NEOs who are currently subject to the guidelines were in compliance or on pace to be in compliance with the guidelines as of February 1, 2025. If a Covered Officer or a Covered Director has not met the applicable Minimum Ownership Target by the Target
2025 Proxy Statement 45

Date, such Covered Officer or Covered Director thereafter must retain at least 50% of all net shares (post-tax) from the exercise, vesting, or payment of any equity awards until such Minimum Ownership Target is achieved. Exceptions to the Stock Ownership Guidelines may be made at the discretion of the Board in certain limited circumstances.
The following forms of equity interests in FactSet count towards stock ownership pursuant to the Stock Ownership Guidelines: (a) shares held outright or beneficially owned by the Covered Officer or Covered Director; (b) shares held by the spouse or dependent children, if living in the same household, of the Covered Officer or Covered Director; (c) shares held in trust for the economic benefit of the Covered Officer or Covered Director, or the spouse or dependent children, if living in the same household, of the Covered Officer or Covered Director; (d) shares held in the employee stock purchase plan by the Covered Officer; (e) vested shares held in a 401(k), IRA, or other retirement plan by the Covered Officer or Covered Director; and (f) 75% of vested unexercised stock options that are in the money and are held by the Covered Officer or Covered Director.
We include 75% of vested unexercised stock options that are in the money and are held by Covered Officers and Covered Directors for purposes of calculating stock ownership pursuant to our Stock Ownership Guidelines because stock options are an important part of our compensation structure and align incentives with our long-term success.

Executive Severance Plan and Other NEO Arrangements
FactSet has not entered into any employment agreements with our fiscal year 2025 NEOs, aside from the Senior Advisor Agreement (defined and explained below) with Mr. Snow in connection with his retirement as described below, and, as such, FactSet is not bound by any other contractual salary, incentive grants or other compensation requirements for our fiscal year 2025 NEOs except for the FactSet Research Systems Inc. Executive Severance Plan and Equity Award Agreements.
The FactSet Research Systems Inc. Executive Severance Plan (the “Executive Severance Plan”) has an effective date of March 1, 2020 and was amended effective June 17, 2024. The Executive Severance Plan covers Mr. Snow and the other NEOs (among other executives and subject to any designation otherwise by the Compensation and Talent Committee) (collectively, the “Executives”). The Compensation and Talent Committee approved adoption of the Executive Severance Plan to establish a standard approach for dealing with Executives upon separation from FactSet, with the goal of ensuring equitable treatment of Executives in similar situations and eliminating individual negotiations. The Executive Severance Plan further serves to enhance attraction and retention of Executives, providing financial protection to Executives and aligning their interests with those of stockholders by enabling Executives to focus on long-term value creation rather than job stability during transformational periods such as a potential change of control situation. Through the Executive Severance Plan, we may also, to the extent permissible by law, bind departing Executives with restrictive covenants such as non-competition, non-solicitation and confidentiality that will benefit FactSet.
For a description of the terms of the Executive Severance Plan and treatment of options, RSUs and PSUs in the event of termination of employment, please see “Potential Payments upon Termination or Change of Control” below.
On August 12, 2025, the Company entered into a Senior Advisor Agreement with Mr. Snow in connection with his retirement (the “Senior Advisor Agreement”). Pursuant to the Senior Advisor Agreement, following Mr. Snow’s retirement on September 8, 2025 through December 31, 2025, Mr. Snow is serving as a senior advisor to the Board and Mr. Viswanathan assisting in the transition of the new CEO. During the term of the Senior Advisor Agreement, Mr. Snow will continue to receive his base salary and employee benefits. In addition, Mr. Snow has met the retirement criteria under his Equity Award Agreements and therefore, his equity awards will continue to vest in accordance with their existing terms. For a description of the treatment of equity awards upon retirement, including Mr. Snow, please see “Potential Payments upon Termination or Change of Control” below.

2025 Proxy Statement 46

Securities and Insider Trading Policy and Prohibition on Hedging and Pledging

Our Securities and Insider Trading Policy applies to the Company and all of our directors, officers, employees, and any other person who has material nonpublic information regarding the Company through their service to or other business dealings with FactSet. The policy prohibits buying or selling FactSet securities while in possession of material nonpublic information about us and from disclosing such information to others, and it prohibits trading on material nonpublic information learned through work with FactSet regarding any other company. The policy also expressly prohibits the following activities with respect to our securities: short sales; transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of Company securities; use of FactSet stock in any securities lending program; and trading in derivatives of any FactSet security, such as exchange-traded put or call options and forward transactions.
Our Securities and Insider Trading Policy prohibits Restricted Persons, as defined in such Policy, which includes our Board members and our executive officers, from trading in or gifting FactSet stock during quarterly blackout periods. In addition, the policy prohibits all members of our Board and all our executive officers of the Company from trading in FactSet securities during the four business days before and four business days after announcement by the Company of a share repurchase plan or program or announcement of an increase of an existing share repurchase plan or program. All members of our Board and all of our executive officers are prohibited from holding FactSet securities in a margin account or pledging FactSet securities as collateral for a loan. Our Securities and Insider Trading Policy is attached as an exhibit to the 2025 Annual Report on Form 10-K.

Stock Option Grant Policy

The FactSet Research Systems Inc. Stock Option Grant Policy (the "Option Grant Policy") was adopted effective June 16, 2023. The Option Grant Policy applies to any grant of stock options made by FactSet to our employees, executives, or directors. Under the Option Grant Policy, FactSet shall not time the disclosure of material nonpublic information ("MNPI") for the purpose of affecting the value of any employee, executive, or director compensation and shall not take MNPI into account when determining the terms of stock option grants. Pursuant to the Option Grant Policy, FactSet shall not grant stock options during the period starting four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K that discloses MNPI and concluding one business day after the filing or furnishing of such report. If a regularly scheduled or intended stock option grant date falls within such a period, FactSet shall move the grant date to the first business day after the conclusion of such period.

Incentive Compensation Recoupment Policy

The FactSet Research Systems Inc. Incentive Compensation Recoupment Policy (the "Clawback Policy") was updated and revised effective October 2, 2023. The Clawback Policy applies to all our officers under Section 16 of the Exchange Act, including all of our NEOs, as well as any other officers of FactSet who participate in our Executive Severance Plan (each a "covered officer"), and provides that:
•If FactSet’s financial statements must be restated for any reason, then the Board must take action to recoup any Incentive Compensation (i.e., any cash compensation or an award of equity compensation from FactSet that is based in whole or in part on the achievement of financial performance) erroneously received by a covered officer.
•If the Board concludes that a covered officer committed Misconduct (as defined in the Clawback Policy, and which includes a material violation of any non-competition or non-solicitation obligation owed to the Company) resulting in material financial or reputational harm to FactSet, regardless of the occurrence of a restatement, the Board may seek recovery of all or a portion of the Incentive Compensation and the Time-Based Equity Compensation (as defined in the Clawback Policy, and which includes without limitations RSUs and stock options that are not based in whole or in part on the achievement of financial performance metrics) awarded to such officer for the performance period in which the Misconduct occurred.
2025 Proxy Statement 47

Tax Considerations
In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. Our tax deduction for compensation paid to each of the NEOs who are subject to the compensation limits of Section 162(m) of the Internal Revenue Code is capped at $1 million per NEO. The Compensation and Talent Committee has in the past reserved the right to provide compensation that does not qualify for deduction under Section 162(m). We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.
Compensation Risk Assessment
The Compensation and Talent Committee annually assesses, with the assistance of management, our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on FactSet. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on FactSet. In reaching this determination, we took into account the design elements of our compensation policies and practices, including a mixture of cash and equity-based compensation, multi-year vesting of equity awards, our Clawback Policy, the use of multiple financial performance measures and internal controls over financial reporting, reasonable performance goals, and the oversight by the Compensation and Talent Committee. Based on this analysis, the Compensation and Talent Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

COMPENSATION AND TALENT COMMITTEE REPORT

The Compensation and Talent Committee reviewed and discussed with management the “Compensation Discussion and Analysis” above and, based on such review and discussion, recommended to the Board that it be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION AND TALENT COMMITTEE OF THE BOARD OF DIRECTORS

Laurie Siegel, Chair
Barak Eilam
Malcolm Frank

2025 Proxy Statement 48

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned or awarded to each NEO for fiscal years 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

F. Philip Snow(5) Chief Executive Officer	2025	$775,000	$—	$3,750,162	$3,750,093	$1,171,376	$14,300	$9,460,930
	2024	$773,077	$—	$3,000,011	$3,000,075	$798,146	$13,163	$7,584,472
	2023	$746,154	$—	$2,500,166	$2,500,089	$1,102,406	$13,200	$6,862,015

Helen L. Shan(6) Executive Vice President, Chief Financial Officer	2025	$570,961	$—	$2,403,341	$900,022	$633,851	$14,000	$4,522,176
	2024	$523,077	$—	$875,162	$875,027	$419,943	$13,800	$2,707,009
	2023	$498,077	$—	$825,221	$825,072	$607,150	$13,200	$2,737,784

Goran Skoko(7) Executive Vice President, Chief Revenue Officer, Managing Director EMEA and Asia Pacific	2025	$586,960	$—	$650,224	$650,060	$800,072	$48,274	$2,735,591
	2024	$543,132	$—	$575,374	$575,086	$530,757	$177,903	$2,402,252
	2023	$423,077	$—	$500,033	$500,093	$374,238	$1,244,078	$3,041,519

Christopher McLoughlin(7)(8) Executive Vice President, Chief Legal Officer and Corporate Secretary
	2025	$354,466	$350,000	$1,844,268	$343,782	$366,034	$14,000	$3,272,550

Katherine M. Stepp Executive Vice President, Chief Technology Officer	2025	$438,789	$—	$475,404	$475,034	$447,539	$353,056	$2,189,822
	2024	$421,154	$—	$400,001	$400,054	$325,795	$462,184	$2,009,188

1.The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of PSU and RSU awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718. The assumptions made for the valuation of PSU and RSU awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s 2025 Annual Report on Form 10-K. The grant date fair value of PSU and RSU awards is measured by reducing the grant date price of FactSet's common stock by the present value of the dividends expected to be paid on the underlying stock during the requisite vesting period, discounted at the appropriate risk-free interest rate. The NEOs are not entitled to any dividends or dividend equivalents with respect to PSUs and RSUs. The PSUs and RSUs entitle the holders to shares of common stock upon vesting (and in the case of PSUS, subject to the achievement of certain performance metrics). The grant date fair value of PSU awards is determined based on the target level of performance. The value of PSU awards to each of our NEOs in fiscal year 2025 assuming maximum performance is as follows: $7,500,324 for Mr. Snow, $1,800,826 for Ms. Shan, $1,300,448 for Mr. Skoko, $687,948 for Mr. McLoughlin, and $950,808 for Ms. Stepp.
2.The amounts set forth in the Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options granted to each of our NEOs during the applicable fiscal year. The Company utilizes a lattice-binomial model to estimate the fair value of stock options on the date of grant (or, in the case of a modified option, the date of modification). The assumptions made for the valuation of stock option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s 2025 Annual Report on Form 10-K.
3.The amounts set forth in the Non-equity Incentive Plan Compensation column represent the annual cash incentives earned by our NEOs based on individual and Company performance. The amounts included for fiscal year 2025 for Mr. Skoko and Mr. McLoughlin, which were paid in GBP, were converted to U.S. dollars using the spot rate on September 1, 2025 of GBP 1 to 1.350348 USD for purposes of this disclosure. The amount included for fiscal 2024 for Mr. Skoko was converted to U.S. dollars using an exchange rate of 1 GBP=1.3127 USD.
2025 Proxy Statement 49

4.The amounts set forth in the All Other Compensation column include employer payments to the applicable individual NEOs for matching contributions to FactSet's defined contribution plans and other benefits. The following table summarizes the amounts shown in the All Other Compensation column for fiscal 2025.

	All Other Compensation in Fiscal 2025
Name	Company Contributions to Defined Contribution Plans(5a)	Tax Equalization(5b)	Other(5c)	Total All Other Compensation
F. Philip Snow	$14,300	$—	$—	$14,300
Helen L. Shan	$14,000	$—	$—	$14,000
Goran Skoko	$39,057	$7,717	$1,500	$48,274
Christopher McLoughlin	$14,000	$—	$—	$14,000
Katherine M. Stepp	$14,215	$338,341	$500	$353,056

a) Amounts shown reflect Company matching contributions to individual NEO's employee defined contribution accounts. Mr. Skoko and Mr. McLoughlin, who are U.K. employees, received Company matching contributions to their U.K. defined contribution account in British Pounds. Such amounts have been converted to U.S. dollars using an exchange rate of 1 GBP = 1.350348 USD.
b) Reflects tax equalization payments and reimbursements provided to the individuals in connection with their previous expatriate assignments. The tax equalization benefits are designed to mitigate the impact of an expatriate assignment by covering tax expense in excess of what the employee would have incurred had the employee remained in their home country.
c) Amounts shown reflect expenses for tax preparation and planning provided to the individuals in connection with their expatriate assignments.
5.Mr. Snow received no additional compensation for serving on the Company’s Board of Directors during any of the years presented.
6.Ms. Shan received a one-time retention award on May 1, 2025 of 3,550 RSUs.
7.Mr. Skoko's and Mr. McLoughlin's fiscal 2025 salaries were paid in British Pounds during fiscal 2025. Such amounts have been converted to U.S. dollars using an exchange rate of 1 GBP = 1.350348 USD. Mr. Skoko's fiscal 2024 cash compensation was paid in British Pounds and converted 1 GBP = 1.2672 USD for all figures except for non-equity incentive plan compensation for which we used an exchange rate of 1 GBP = 1.3127 USD.
8.Mr. McLoughlin joined FactSet on December 2, 2024, and received a one-time sign-on bonus of $350,000 and a one-time grant of 3,108 RSUs (with a target grant date value of $1.5 million) in each case to make him whole for compensation he forfeited from his previous employer to join FactSet.

Grants of Plan-Based Awards
The following table provides information on all plan-based awards granted during fiscal 2025 to each NEO. Actual amounts payable under these awards may differ from the grant date fair value as listed in this table.
2025 Proxy Statement 50

Grants of Plan Based Awards Table
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards:	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Type of Award	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock Units (#)	Number of Securities Underlying Options (#)
Snow	Options(2)	10/10/24	11/1/24								28,175	$458.80	$3,750,093
	PSUs(3)	10/10/24	11/1/24				4,205	8,409	16,818				$3,750,162
	AIP(4)			$—	$1,162,500	$2,325,000

Shan	Options(3)	10/10/24	11/1/24								6,762	$458.80	$900,022
	PSUs(4)	10/10/24	11/1/24				1,010	2,019	4,038				$900,413
	RSUs(5)	3/17/24	5/1/25							3,550			$1,502,928
	AIP(5)			$—	$632,500	$1,265,000

Skoko	Options(3)	10/10/24	11/1/24								4,884	$458.80	$650,060
	PSUs(4)	10/10/24	11/1/24				729	1,458	2,916				$650,224
	AIP(5)			$—	$704,352	$1,408,704

McLoughlin	Options(3)	9/16/24	12/2/24								2,421	$489.47	$343,782
	PSUs(4)	9/16/24	12/2/24				362	723	1,446				$343,974
	RSUs(6)	9/16/24	12/2/24							3,108			$1,500,294
	AIP(5)			$—	$354,467	$708,934

Stepp	Options(3)	10/10/24	11/1/24								3,569	$458.80	$475,034
	PSUs(4)	10/10/24	11/1/24				533	1,066	2,132				$475,404
	AIP(5)			$—	$440,000	$880,000

Options - Stock Options
PSUs - Performance Share Units
RSUs - Restricted Stock Units
AIP - Annual Incentive Plan
(1)The amounts set forth in the Grant Date Fair Value of Stock and Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options, PSUs, and RSUs granted to each of our NEOs during the fiscal year ending August 31, 2025. For further details, see footnotes 1 and 2 to the Summary Compensation Table above.
(2)Options granted on November 1, 2024 vest 20% on each anniversary of the grant date over a five-year period, subject to the recipient's continued employment or service through each vesting date, and have a exercise price is equal to 100% of the closing price of the Company’s common stock on the NYSE on November 1, 2024. The options granted to Mr. McLoughlin on December 2, 2024 vest 20% on the first anniversary of the grant date and then 20% on each November 1 of the following four years and have an exercise price equal to 100% of the closing price of the Company's common stock on the NYSE on December 2, 2024.
(3)Each PSU represents the right to receive one share of FactSet common stock, subject to vesting based on our performance during a three-year period from September 1, 2024 through August 31, 2027 (the "Performance Period") measured against pre-established performance goals that are based 50% on our adjusted cumulative operating earnings and 50% on our adjusted cumulative revenues. Any PSUs earned will vest on November 1, 2027.
(4)These amounts represent the target and maximum amounts payable under our fiscal 2025 annual cash incentive program. The amounts for Mr. Skoko and Mr. McLoughlin, which were set in GBP, were converted to U.S. dollars using the spot rate on September 1, 2025 of GBP 1 to $1.350348.
(5)The RSUs granted to Ms. Shan vest 1/3 on the first anniversary and 2/3 on the second anniversary of the grant date, and the RSUs granted to Mr. McLoughlin vest 50% on each of the first two anniversaries of the grant date, in each case, subject to their continued employment or service through each applicable vesting date.

2025 Proxy Statement 51

Outstanding Equity Awards at Fiscal Year-End

The table below shows each NEO’s outstanding equity grants as of August 31, 2025.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Snow	11/1/16	11,961	—	(1)	$152.28	11/1/26
	11/2/17	31,075	—	(1)	$189.98	11/2/27
	11/1/18	26,422	—	(1)	$221.88	11/1/28
	11/1/19	24,922	—	(1)	$255.87	11/1/29
	11/9/20	17,896	4,474	(1)	$316.71	11/9/30
	11/1/21	13,182	8,791	(1)	$434.82	11/1/31
	11/1/22	7,960	11,942	(1)	$426.25	11/1/32	3,058	$1,141,613			(2)
	11/1/23	4,525	18,100	(1)	$436.57	11/1/33			14,130	$5,275,012	(3)
	11/1/24	—	28,175	(1)	$458.80	11/1/34			16,818	$6,278,496	(3)

Shan	9/28/18	13,195	—	(1)	$223.71	09/28/28
	11/1/19	9,969	—	(1)	$255.87	11/1/29
	11/9/20	6,900	1,729	(1)	$316.71	11/9/30
	5/3/21	5,648	1,412	(1)	$342.06	5/3/31
	11/1/21	4,395	2,930	(1)	$434.82	11/1/31
	11/1/22	2,626	3,942	(1)	$426.25	11/1/32	1,009	$376,680			(2)
	11/1/23	1,319	5,280	(1)	$436.57	11/1/33			4,122	$1,538,825	(3)
	11/1/24	—	6,762	(1)	$458.80	11/1/34			4,038	$1,507,466	(3)
	5/1/25						3,550	$1,325,286			(4)

Skoko	11/1/18	8,807	—	(1)	$221.88	11/1/28
	11/1/19	4,985	—	(1)	$255.87	11/1/29
	11/9/20	3,576	898	(1)	$316.71	11/9/30
	11/1/21	2,196	1,467	(1)	$434.82	11/1/31
	11/1/22	1,592	2,389	(1)	$426.25	11/1/32	612	$228,472			(2)
	11/1/23	867	3,470	(1)	$436.57	11/1/33			2,710	$1,145,896	(3)
	11/1/24	—	4,884	(1)	$458.80	11/1/34			2,916	$1,088,601	(3)

McLoughlin	12/2/24	—	2,421	(1)	$489.47	12/2/34			1,446	$539,821	(2)
	12/2/24						3,108	$1,160,279			(5)

Stepp	11/1/18	493	—	(1)	$221.88	11/1/28
	11/1/19	1,579	—	(1)	$255.87	11/1/29
	11/9/20	1,020	259	(1)	$316.71	11/9/30
2025 Proxy Statement 52

11/1/21	615	411	(1)	$434.82	11/1/31
11/1/22	954	1,435	(1)	$426.25	11/1/32	367	$137,008			(2)
11/1/23	603	2,414	(1)	$436.57	11/1/33			1,884	$703,335	(3)
11/1/24	—	3,569	(1)	$458.80	11/1/34			2,132	$795,918	(3)

(1)Options vest 20% on each anniversary date of the award over a five-year period, with the exception of the December 2, 2024 grant to Mr. McLoughlin, which vest 20% on the first anniversary date of the award and then 20% on each November 1 for the following four years.
(2)These PSUs were subject to vesting contingent on satisfaction of pre-established performance goals measured over a three-year period that ended on August 31, 2025. The number of shares shown with respect to these PSU awards reflects the actual number of PSUs earned based on performance. The market value of these PSU awards is calculated by multiplying the number of earned PSUs by the closing price of a share of FactSet common stock on August 31, 2025, which was $373.32. Earned PSUs will vest on November 1, 2025, subject to the recipient’s continued employment or service through the vesting date.
(3)PSUs that are subject to vesting contingent on satisfaction of pre-established performance goals measured over a thee-year period. The number of shares shown with respect to the PSU awards are at maximum-level performance. The market value of the PSU awards that have not vested is calculated by multiplying the number of PSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2025, which was $373.32. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to PSUs.
(4)These RSUs vest 1/3 on the first anniversary of the date of grant and 2/3 on the second anniversary of the date of grant, subject to the recipient's continued employment or service through each applicable vesting date. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2025, which was $373.32. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to RSUs.
(5)These RSUs vest in equal 50% on each of the first two anniversaries of the grant date, subject to the recipient's continued employment or service through each applicable vesting date. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2025, which was $373.32. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to RSUs.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO during fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

F. Philip Snow	33,000	$9,882,225	6,764	$3,103,323
Helen L. Shan	—	$—	2,256	$1,035,053
Goran Skoko	—	$—	1,129	$517,985
Christopher McLoughlin	—	$—	—	$—
Katherine M. Stepp	1,480	$300,369	317	$145,440

(1)Based upon the market price of the purchased shares on the exercise date less the stock option exercise price paid for such shares.
(2)Based upon the market value of the shares on the vesting date.

Potential Payments upon Termination or Change of Control
The amount of compensation payable to each of our NEOs upon termination with cause, termination without cause, termination after change of control, retirement, death or disability, change of control after retirement, and death after retirement is shown in the "Potential Payments upon Termination of Employment, Change of Control or Retirement Table" below. The amounts shown in that table are based on certain assumptions set forth below, as the actual amounts to be paid out can only be determined in the event of and at the time of an NEO's separation from FactSet.
We do not have employment agreements with any of our NEOs, with the exception of the Senior Advisor Agreement with Mr. Snow (as described below). On February 29, 2020, we adopted the Executive Severance Plan with an effective date of March 1, 2020.
2025 Proxy Statement 53

The Executive Severance Plan covers the NEOs other than Mr. Snow (among other executives and subject to any designation otherwise by the Compensation and Talent Committee). In connection with our adoption of the Executive Severance Plan, we also entered into an equity award letter agreement (the “Equity Award Agreement”) with each of the executives covered by the Executive Severance Plan, including all of the NEOs. The Executive Severance Plan and the Equity Award Agreements provide for the payments and benefits payable in connection with a participating executive’s separation from FactSet under various circumstances, subject to the executive’s ongoing compliance with applicable restrictive covenants, including non-competition, non-solicitation and confidentiality and execution of a general release of claims in favor of FactSet.
On August 12, 2025, the Company entered into a Senior Advisor Agreement with Mr. Snow in connection with his retirement. Pursuant to the Senior Advisor Agreement, following Mr. Snow’s retirement on September 8, 2025 through December 31, 2025, Mr. Snow is serving as a senior advisor to the Board and Mr. Viswanathan assisting in the transition of the CEO. During the term of the Senior Advisor Agreement, Mr. Snow will continue to receive his base salary and employee benefits. In addition, Mr. Snow has met the retirement criteria under his Equity Award Agreements and therefore, his equity awards will continue to vest in accordance with their existing terms.
Termination with Cause
If an NEO is terminated with cause, the NEO is not entitled to benefits under either the Executive Severance Plan or the Equity Award Agreements, and all equity awards (whether vested or unvested) are forfeited immediately.
Termination without Cause
The Executive Severance Plan provides that in the event an NEO's employment is terminated without cause (as defined in the Executive Severance Plan), other than during the two-year period following a change of control (as defined in the FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated (the “Equity Plan”)), the NEO would be entitled to cash severance payments equal to (i) one times the sum of base salary and target bonus (1.5 times for the CEO) paid in substantially equal installments, (ii) a pro rata annual bonus under our annual incentive plan in respect of the year of termination based on actual performance (with individual performance goals deemed achieved at not less than target) and paid when bonuses are normally paid to other senior executives, (iii) reimbursement of the cost of continued coverage under our group health plan for 12 months (18 months for the CEO), and (iv) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination with a firm determined by FactSet.
Each Equity Award Agreement provides that in the event an NEO's employment is terminated without cause other than during the two-year period following a change of control, the NEO's options and RSUs granted at least one year prior to termination will each vest in the next tranche and PSUs granted at least one year prior to termination will vest pro rata based on length of service before termination and actual achievement of goals for the full performance period. All awards granted less than one year before termination will be forfeited, and all other awards that do not vest will be forfeited as well.
Termination after Change of Control
The Executive Severance Plan provides that in the event an NEO's employment is terminated without cause or by the NEO for good reason (as defined in the Executive Severance Plan) within two years following a change of control, the NEO would be entitled to cash severance payments equal to (i) 1.5 times the sum of base salary and target bonus (2 times for the CEO) and a pro rata target bonus in respect of the year of termination, in each case, payable in a lump sum within 10 days following such termination, (ii) reimbursement of the cost of continued coverage under our group health plan for 18 months (24 months for the CEO), and (iii) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination with a firm determined by FactSet.
In the event an NEO's employment is terminated without cause or by the NEO for good reason within two years following a change of control, the NEO's options and RSUs will vest in full and PSUs will vest with respect to the portion equal to the greater of (i) the pro rata portion based on length of service before termination and deemed achievement of goals at target levels and (ii) the portion of the award that vests based on actual performance through the change of control.
Retirement
The Equity Award Agreements provide the NEOs with certain rights with respect to their outstanding equity awards if the NEOs retire (as defined in the Equity Award Agreement, which requires the NEO to be at least 60 years of age with at least 10 full years of service at FactSet). In the event an NEO retires having met the retirement criteria set out in the Equity Award Agreement, the NEO's options granted at least one year prior to termination will continue to vest, RSUs granted at least one year prior to
2025 Proxy Statement 54

termination will continue to vest in the next tranche only, and PSUs granted at least one year prior to termination will continue to vest subject to achievement of performance goals. All outstanding awards that do not vest on retirement (including awards granted less than one year before termination) will be forfeited. As of August 31, 2025, Mr. Snow and Mr. Skoko were the only NEOs who had met the retirement criteria set out in the Equity Award Agreement.
Death or Disability
In the event an NEO's employment is terminated due to death or disability (as defined in the Executive Severance Plan), the NEO's options and RSUs granted at least one year prior to termination will vest in full and PSUs granted at least one year prior to termination will vest assuming achievement of performance goals at target levels. All equity awards granted less than one year prior to termination will be forfeited.
Change of Control after Retirement
In the event of a change of control after an Executive retires (as defined in the Equity Award Agreement, which requires the NEO to be at least 60 years of age with at least 10 full years of service at FactSet), any options and RSUs that are outstanding following retirement and unvested as of the date of the change of control will vest in full, and PSUs that are outstanding following retirement and unvested as of the date of the change of control will vest based on deemed achievement of performance goals at the greater of target and actual performance through the change of control. As of August 31, 2025, Mr. Snow and Mr. Skoko were the only NEOs who had met the retirement criteria set out in the Equity Award Agreement.
Death after Retirement
In the event of an NEO's death following retirement (as defined in the Equity Award Agreement, which requires the NEO to be at least 60 years of age with at least 10 full years of service at FactSet), any options and RSUs that are outstanding following retirement and unvested as of the date of death will vest in full and any PSUs that are outstanding as of retirement and unvested as of the date of death will remain outstanding and eligible to vest based on actual performance. As of August 31, 2025, Mr. Snow and Mr. Skoko were the only NEO who had met the retirement criteria set out in the Equity Award Agreement.
Potential Payments upon Termination of Employment, Change of Control or Retirement Table
The information in the table below summarizes the compensation that would be paid under plans and contractual arrangements in effect as of August 31, 2025 to each of our NEOs in the event of termination of such executive’s employment with FactSet and/or change of control of FactSet and/or retirement from FactSet as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2025, and that the price per share of FactSet common stock on that date was $373.32. The amounts for unvested stock option awards are based upon the difference between $373.32 and the exercise price of such stock option awards held by the NEO at August 31, 2025.

2025 Proxy Statement 55

Name	Potential Payment or Benefit	Termination With Cause	Termination Without Cause	Termination after Change of Control	Retirement	Death or Disability	Change of Control after Retirement	Death after Retirement
F. Philip Snow	Severance Payment	$—	$4,068,750	$5,037,500	$—	$—	$—	$—
	Equity Treatment	$—	$4,258,997	$6,184,581	$5,138,165	$5,138,165	$6,184,581	$2,440,552
	Health Benefits	$—	$36,326	$48,434	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Helen L. Shan	Severance Payment	$—	$1,840,000	$2,443,750	$—	$—	$—	$—
	Equity Treatment	$—	$1,396,746	$2,346,224	$—	$1,653,217	$—	$—
	Health Benefits	$—	$11,325	$16,987	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Christopher McLoughlin	Severance Payment	$—	$1,417,865	$1,890,487	$—	$—	$—	$—
	Equity Treatment	$—	$—	$476,730	$—	$—	$—	$—
	Health Benefits(1)	$—	$—	$—	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Goran Skoko	Severance Payment	$—	$1,995,663	$2,641,319	$—	$—	$—	$—
	Equity Treatment	$—	$837,545	$1,187,595	$1,006,162	$1,006,162	$1,187,595	$410,691
	Health Benefits(1)	$—	$—	$—	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Katherine M. Stepp	Severance Payment	$—	$1,320,000	$1,760,000	$—	$—	$—	$—
	Equity Treatment	$—	$519,017	$768,893	$—	$636,240	$—	$—
	Health Benefits	$—	$19,132	$28,699	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

(1)    Health benefits were not included for Mr. Skoko or Mr. McLoughlin as our U.K. employees are not insured for continued coverage following termination under our group health plan.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (collectively, the "Pay Ratio Rule"), we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO during fiscal 2025, Mr. Snow.
For the fiscal year completed August 31, 2025, the median of the annual total compensation of all employees at FactSet (other than our CEO), was $17,636 and the annual total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $9,460,930. Based on this information, for fiscal 2025, a reasonable estimate, calculated in a manner consistent with the Pay Ratio Rule, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 536 to 1.
The provisions of the Pay Ratio Rule for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For purposes of the above disclosure, we are required to identify our median employee based on our global workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). At August 31, 2025, we had employees in 19 countries, with approximately 18.5% of our employees located in the United States and approximately 81.5% located in other jurisdictions. To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions that we used were as follows:
•Selected August 31, 2025, as the date upon which we would identify the “median employee,” as it corresponds to our fiscal year end.
•Provided annualized compensation of all permanent employees who were new hires in fiscal 2025.
2025 Proxy Statement 56

•No cost-of-living adjustments in identifying the “median employee.”
•Applied the local currency to U.S. dollar exchange spot rate as of September 1, 2024, to the compensation paid to non-U.S. employees to facilitate comparison of all employees in U.S. dollars.
For purposes of measuring the compensation of our employees, we selected base salary or wages plus overtime pay, plus annual cash incentive bonuses, plus allowances, plus equity grants, as the most appropriate measures of compensation. Using this methodology, we determined that our “median employee” was a full-time, salaried employee located in our Hyderabad, India office.
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $17,636. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the fiscal 2025 Summary Compensation Table included in this Proxy Statement.

Pay Versus Performance
The following section has been prepared in accordance with the SEC’s pay versus performance (“PVP”) disclosure rules. Under the PVP rules, the SEC has developed a definition of pay, referred to as "Compensation Actually Paid" (“CAP”), which is compared here to certain performance measures defined by the SEC. The data included in the CAP columns does not reflect the actual amount of compensation earned or paid to our NEOs during the applicable fiscal year and is reported solely pursuant to the SEC rules. Our Compensation and Talent Committee did not use CAP as a basis for making compensation decisions, nor did it use the performance measures defined by the SEC for the PVP table to measure performance for executive compensation purposes. See our Compensation Discussion & Analysis on how we align pay with performance and how we approach the design of our executive compensation program.
Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the following table sets forth compensation information of our Principal Executive Officer ("PEO") and our non-PEO NEOs along with total shareholder return ("TSR"), peer group total shareholder return, net income and our Company Selected Measure, Revenue.

Pay Versus Performance
					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)	Net Income (in Thousands)	Revenue (Company Selected Measure)(in thousands)(4)
2025	$9,460,930	$5,700,082	$3,180,035	$2,424,385	$111.53	$231.96	$597,040	$2,321,748
2024	$7,584,472	$3,005,247	$2,317,286	$1,458,270	$125.11	$182.66	$537,126	$2,203,056
2023	$6,862,015	$5,673,690	$2,375,318	$2,142,762	$127.92	$134.28	$468,173	$2,085,508
2022	$6,604,998	$15,375,286	$2,510,807	$3,961,318	$125.90	$127.23	$396,917	$1,843,892
2021	$5,468,745	$8,746,557	$2,170,212	$2,830,993	$109.56	$151.97	$399,590	$1,591,445

(1)    Mr. Snow served as the Company's PEO for fiscal years 2021-2025. SEC rules require certain adjustments to be made to the amounts reported in the Summary Compensation Table ("SCT") in order to calculate CAP as shown in the table above. The following table details the applicable adjustments to the SCT Total for our PEO that were made to calculate PEO CAP. CAP does not reflect the actual amount of compensation that was or may be earned by or paid to our PEO during the applicable fiscal year.

2025 Proxy Statement 57

PEO SCT Total to CAP Reconciliation	FY2025	FY2024	FY2023	FY2022	FY2021
Summary Compensation Table Total	$9,460,930	$7,584,472	$6,862,015	$6,604,998	$5,468,745
Deduction for SCT "Stock Awards" column value	$(3,750,162)	$(3,000,011)	$(2,500,166)	$(2,250,063)	$(1,750,063)
Deduction for SCT "Option Awards" column value	$(3,750,093)	$(3,000,075)	$(2,500,089)	$(2,250,035)	$(1,750,005)
Deduction for SCT "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column value	$—	$—	$—	$—	$—
Total Deductions from SCT	$(7,500,255)	$(6,000,086)	$(5,000,255)	$(4,500,098)	$(3,500,068)
Increase for Service Cost and Prior Service Cost for Pension Plans	$—	$—	$—	$—	$—
Increase for year end fair value of unvested equity granted during year	$4,884,670	$3,444,963	$4,531,366	$5,509,555	$5,184,817
Increase/(Deduction) for change in fair value of unvested equity granted in prior years	$(1,729,950)	$(1,537,645)	$185,152	$6,162,251	$2,784,260
Increase for vesting date fair value of equity granted and vested during year	$—	$—	$—	$—	$—
Increase/(Deduction) for change in fair value of vested equity granted in prior years	$584,687	$(486,457)	$(904,588)	$1,598,580	$(1,191,197)
Deduction for fair value of equity that failed to meet vesting conditions during the year	$—	$—	$—	$—	$—
Increase based on value of dividends not otherwise reflected in fair value or total compensation	$—	$—	$—	$—	$—
Total Adjustments	$3,739,407	$1,420,861	$3,811,930	$13,270,386	$6,777,880
CAP (SCT minus deductions plus total adjustments)	$5,700,082	$3,005,247	$5,673,690	$15,375,286	$8,746,557

(2)    For fiscal 2025, our non-PEO NEOs were Helen L. Shan, Goran Skoko, Christopher McLoughlin, and Katherine M. Stepp. For fiscal 2024, our non-PEO NEOs were Helen Shan, Goran Skoko, Katherine M. Stepp, Catrina Harding, and Linda S. Huber. For fiscal 2022 and 2023, our non-PEO NEOs were Linda S. Huber, Helen Shan, Goran Skoko and Robert J. Robie. For fiscal 2021, our non-PEO NEOs were Helen Shan, Goran Skoko, Gene Fernandez and Rachel Stern. SEC rules require certain adjustments to be made to the amounts reported in the SCT in order to calculate CAP as shown in the table above. The following table details the applicable adjustments to the SCT Total for our non-PEO NEOs that were made to calculate non-PEO NEO CAP. CAP does not reflect the actual amount of compensation that was or may be earned by or paid to our non-PEO NEOs during the applicable fiscal year.

2025 Proxy Statement 58

Non-PEO NEO SCT Total to CAP Reconciliation	FY2025	FY2024	FY2023	FY2022	FY2021
Summary Compensation Table Total	$3,180,035	$2,317,286	$2,375,318	$2,510,807	$2,170,212
Deduction for SCT "Stock Awards" column value	$(1,343,310)	$(615,204)	$(647,053)	$(742,524)	$(581,411)
Deduction for SCT "Option Awards" column value	$(592,225)	$(615,078)	$(646,943)	$(556,314)	$(581,270)
Deduction for SCT "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column value	$—	$—	$—	$—	$—
Total Deductions from SCT	$(1,935,535)	$(1,230,282)	$(1,293,996)	$(1,298,838)	$(1,162,681)
Increase for Service Cost and Prior Service Cost for Pension Plans	$—	$—	$—	$—	$—
Increase for year end fair value of unvested equity granted during year	$1,375,113	$706,333	$1,172,650	$1,550,995	$1,624,592
Increase/(Deduction) for change in fair value of unvested equity granted in prior years	$(281,529)	$(297,616)	$20,670	$1,011,199	$420,703
Increase for vesting date fair value of equity granted and vested during year	$—	$—	$—	$—	$—
Increase/(Deduction) for change in fair value of vested equity granted in prior years	$86,301	$(37,451)	$(131,880)	$187,155	$(221,833)
Deduction for fair value of equity that failed to meet vesting conditions during the year	$—	$—	$—	$—	$—
Increase based on value of dividends not otherwise reflected in fair value or total compensation	$—	$—	$—	$—	$—
Total Adjustments	$1,179,885	$371,266	$1,061,440	$2,749,349	$1,823,462
CAP (SCT minus deductions plus total adjustments)	$2,424,385	$1,458,270	$2,142,762	$3,961,318	$2,830,993

(3)    For FactSet and the Peer Group Total Shareholder Return, the TSR for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on August 31, 2020. Peer Group Total Shareholder Return reflects the TSR of the Dow Jones U.S. Financial Services Index, one of the industry index peer groups used in the Company's Stock Performance Graph in our 2025 Annual Report on Form 10-K included pursuant to Item 201(e) of Regulation S-K.

(4)    In accordance with SEC rules, we are required to include in the PVP table the "most important" financial performance measure used to link compensation of our NEOs to Company performance during fiscal 2025. We have selected revenue as this required Company Selected Measure ("CSM"). We selected revenue because adjusted cumulative revenues is a metric for our fiscal year 2025 PSU awards and is derived from revenue, and ASV growth is a metric for our fiscal year 2025 annual incentive plan and ASV at any given point in time represents the the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients.

2025 Proxy Statement 59

Relationship Between Pay and Performance
The following graph shows PEO and average non-PEO NEO CAP, as defined above, and FactSet's TSR during the five most recently completed fiscal years, as well as the TSR of the Dow Jones U.S. Financial Services Index, one of the industry index peer groups used in our Stock Performance Graph in our 2025 Annual Report on Form 10-K.

CAP and TSR
Compensation Actually Paid
$15,000,000
$10,000,000
$5,000,000
$0
$250
$200
$150
$100
$50
$0
Total Shareholder Return
2021
2022
2023
2024
2025
PEO CAP
Non-PEO NEO CAP
FDS TSR
Peer Group TSR

The following graph shows PEO and average non-PEO NEO CAP, as defined above, and our net income during the five most recently completed fiscal years.

CAP and Net Income
Compensation Actually Paid
$15,000,000
$10,000,000
$5,000,000
$0
$600,000,000
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$0
Net Income
2021
2022
2023
2024
2025
PEO CAP
Non-PEO NEO CAP
FDS Net Income

2025 Proxy Statement 60

The following graph shows PEO and average non-PEO NEO CAP, as defined above, and FactSet's CSM, during the five most recently completed fiscal years.

CAP and CSM
Compensation Actually Paid
$15,000,000
$10,000,000
$5,000,000
$0
Revenue
$2,500,000,000
$2,000,000,000
$1,500,000,000
$1,000,000,000
$500,000,000
$0
2021
2022
2023
2024
2025
PEO CAP
Non-PEO NEO CAP
Revenue

Performance Measures
Our executive compensation program supports our long-term strategy by aligning the compensation of our executives with performance-based metrics. Below is an unranked list of metrics which we view as the most important financial performance measures we used to link NEO compensation to the Company's performance for fiscal 2025.

Performance Measure
Revenue
Adjusted Operating Margin
Adjusted Cumulative Operating Earnings
Adjusted Cumulative Revenues

See our Compensation Discussion & Analysis for further description of our executive compensation program.

2025 Proxy Statement 61

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes, as of August 31, 2025, the number of outstanding equity awards granted to employees and non-employee directors, as well as the number of equity awards remaining available for future issuance, under our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	1,977,727(1)	$347.50(2)	3,492,745(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,977,727(1)	$347.50(2)	3,492,745(4)
(1)Includes 1,685,011 shares issuable upon exercise of outstanding stock options, 201,226 shares issuable upon vesting of outstanding RSUs and 91,490 shares issuable upon the conversion of outstanding PSUs.
(2)Weighted average exercise price of outstanding options only.
(3)In accordance with the Equity Plan and the Director Plan, each RSU or PSU award granted or canceled/forfeited is equivalent to 2.5 shares deducted from or added back to, respectively, the aggregate number of stock-based awards available for grant.
(4)Includes 3,294,837 shares available for future issuance under the Equity Plan, 197,908 shares available for future issuance under the Director Plan.

Proposal 3: Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory, non-binding basis, compensation awarded to our NEOs as disclosed in this Proxy Statement. The say-on-pay vote is not binding on FactSet, the Compensation and Talent Committee or the Board. However, our Board and Compensation and Talent Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. The say-on-pay vote is conducted each year, and the next say-on-pay vote will occur at the 2026 Annual Meeting of Stockholders.
As previously discussed in the Compensation Discussion and Analysis, we design our compensation programs to maintain a performance and achievement-oriented environment throughout FactSet. Our executive compensation program is overseen by our Compensation and Talent Committee to encourage decisions and behaviors that align with the long-term interests of our stockholders. The Compensation and Talent Committee has designed the executive compensation policies for our NEOs to meet the following goals and principles:
•Ensure executive compensation is aligned with our corporate strategies and business objectives.
•Balance an executive officer’s compensation between short-term and long-term performance objectives that enhance stockholder value by linking rewards to measurable corporate and individual performance.
•Maintain executive compensation at levels commensurate with relative contributions of other members of senior management.
•Use a blend of qualitative factors and quantitative financial performance as key considerations in determining individual executive compensation payments.
•Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.
Required Vote
We ask our stockholders to indicate their support for the compensation awarded to our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our
2025 Proxy Statement 62

NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative.”

FactSet’s Board recommends that you vote “FOR” the approval, on an advisory basis, of the Fiscal 2025 Compensation of the Named Executive Officers as disclosed in this Proxy Statement.

2025 Proxy Statement 63

Proposal 4: Approval of FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan

Summary of the Proposal
Our Board had previously adopted, and its stockholders approved, the 2008 FactSet Research Systems Inc. Employee Stock Purchase Plan, which was amended and restated in both 2014 and 2017 (as so amended and restated, the “Prior ESPP”). In 2025, we issued the last of the shares registered for issuance under the Prior ESPP and our Board approved a termination of the Prior ESPP in accordance with its terms. Since we believe the Prior ESPP was a valued benefit for our employee base, motivating high levels of performance, encouraging commitment to the success of the Company and assisting with the recruitment of new employees by providing an attractive means of purchasing and holding shares, our Board determined that it was in the best interests of the Company and our stockholders to adopt the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan (the “2025 ESPP”) to replace the Prior ESPP.
Under IRS and stock exchange guidelines, an employee stock purchase plan may be adopted and implemented subject to subsequent stockholder approval, provided that such approval is obtained within one year of the plan’s adoption. Accordingly, in order to continue to provide, without significant disruption, our employees with the benefit of an employee stock purchase plan, the Board adopted the 2025 ESPP, effective as of September 1, 2025, but subject to obtaining the stockholder approval we are seeking at this Annual Meeting.
As noted above, the Board believes that an employee stock purchase plan is a valued benefit for FactSet’s employee base, and that the 2025 ESPP is an important part of our compensation practices, motivating high levels of performance, aligning employee interests with stockholder interests and aiding in the recruitment and retention of key talent. Therefore, the Board is requesting stockholder approval of the 2025 ESPP so that FactSet may continue to provide this benefit.
Summary of the 2025 ESPP
The following summary of the 2025 ESPP is qualified in its entirety by the specific language of the 2025 ESPP, a copy of which is attached to this Proxy Statement as Appendix A.
General
The ESPP provides eligible employees with the opportunity to acquire the Company’s common stock at a discount. The plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") for U.S. participants. The ESPP also permits the Company to include its non-U.S. employees in offerings not intended to qualify under Section 423 of the Code. The Compensation and Talent Committee may adopt sub-plans to govern participation by employees outside the United States. The sub-plans may have terms that are different than the terms of the base plan.
Share Reserve
A total of 500,000 shares have been reserved for issuance under the 2025 ESPP. In the event of any extraordinary dividend, stock split, stock dividend, merger, reorganization or other change in the corporate structure of the Company that affects the shares, appropriate adjustments will be made in the number, kind and purchase price of shares under the 2025 ESPP.
Administration
The 2025 ESPP is administered by the Board, the Compensation and Talent Committee and any senior officer of the Company or their direct subordinates who have been validly delegated authority to administer the 2025 ESPP (collectively, the “Administrator”). The Administrator has full authority to implement, administer and interpret the 2025 ESPP, including to adopt subplans under the 2025 ESPP. However, only the Board and the Compensation and Talent Committee has authority to amend or terminate the 2025 ESPP or change the number of shares that may be purchased in any offering under the 2025 ESPP.
All determinations of the Administrator are final and binding on all persons having an interest in the 2025 ESPP.
Eligibility
Any employee of the Company or any of its subsidiaries is eligible to participate in the 2025 ESPP. However, in order for offerings under the 2025 ESPP to qualify for special tax treatment under the Code, eligible employees will generally be limited to those who
2025 Proxy Statement 64

are employed in the United States by the Company or a subsidiary of the Company which has been designated as a participating company in the 2025 ESPP. The Administrator may further determine to exclude some or all of the following: (i) employees who customarily work 20 hours or less per week or five months or less per calendar year; (ii) employees whose compensation exceeds a level specified in the Code; and (iii) employees who have not yet completed two years of service with us. In addition, to comply with requirements under Section 423 of the Code, employees will generally be prohibited from participating in the 2025 ESPP if they own, or would own after receiving shares under the 2025 ESPP, shares possessing 5% or more of the combined voting power of the shares.
To the extent we wish to extend participation in the 2025 ESPP to other eligible non-U.S. individuals, which we intend to do for employees in the United Kingdom following stockholder approval of the 2025 ESPP, we plan to do so through a separate offering under the 2025 ESPP to preserve the intended tax benefits for the eligible employees in the United States.
As of October 21, 2025, assuming the 2025 ESPP had been approved by stockholders prior to such date, [●] employees would be eligible to participate in the 2025 ESPP, including all of our executive officers, would be eligible to participate in the 2025 ESPP.
Offering and Purchase Periods
The 2025 ESPP is implemented by offering periods of 27 months or less, which may be subdivided into one or more purchase periods. One or more offering periods may be implemented at the same time. As a general matter, we intend to operate the 2025 ESPP with offering periods lasting three months (one quarter) in duration, consisting of a single purchase period and commencing on March 1, June 1, September 1 and December 1 of each year, beginning with September 1, 2025, although we may establish separate, overlapping offerings for employees in non-U.S. jurisdictions in order to comply with applicable legal requirements in such jurisdictions.
To participate in the 2025 ESPP, each eligible employee must authorize payroll deductions pursuant to the 2025 ESPP, which must be specified in whole percentages and subject to any limits set by the Administrator.
Option Purchase Price
Shares of FactSet’s common stock may be purchased under the 2025 ESPP at a purchase price equal to 85% of the lesser of the fair market value of the shares on (i) the first trading day of the offering period and (ii) the last trading day of the purchase period. The fair market value of the shares on a given date is generally the closing sale price of the shares on such date.
Payroll Deductions and Purchase of Shares
Payroll deductions are accumulated on behalf of participating employees throughout the purchase period. No interest will accrue on such deductions unless required by law or otherwise determined by the Administrator. The number of shares a participant may purchase in each purchase period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price. We may impose limits on the number of shares that may be purchased during each purchase period in addition to legal limits that apply under Section 423 of the Code. In particular, until otherwise specified by the Administrator, the maximum number of shares that a participant may purchase in a purchase period is 250.
Under Section 423 of the Code, no participant may purchase shares under the 2025 ESPP having a fair market value (measured on the first day of the offering period in which the shares are purchased) exceeding $25,000 for each calendar year in which the purchase right is outstanding at any time, and the 2025 ESPP provides that any purchase rights under the 2025 ESPP will be accordingly limited.
Fractional shares may be purchased under the 2025 ESPP. If at the time a participant seeks to withdraw his or her shares from the 2025 ESPP there is a fractional share, such fractional share will be settled in cash.
Withdrawal
Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods.
Termination of Employment
Upon termination of a participant’s employment for any reason, his or her option and participation in the 2025 ESPP will immediately cease. The payroll deductions credited to the participant’s account (to the extent not used to make a purchase of
2025 Proxy Statement 65

shares) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the 2025 ESPP.
Change of Control
In the event of a dissolution, liquidation, Change of Control (as defined in the 2025 ESPP) or other similar transaction, the Company make take action to shorten any then-ongoing purchase periods so that they terminate immediately prior to such transaction.
Amendment and Termination of the 2025 ESPP
The Administrator may at any time and for any reason amend, terminate or suspend the 2025 ESPP. If the 2025 ESPP is terminated, the Administrator may also immediately terminate any then-ongoing offering periods and elect to return all withheld contributions to participants.
No amendment will be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders’ meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.
Stockholder Rights
No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights under the 2025 ESPP until the shares are actually purchased on the participant’s behalf. Participants will not have any right or entitlement to receive any dividends, distributions or other rights for which the record date is prior to the date shares are purchased on such participant’s behalf.
Dividends
Any dividends that are paid on shares purchased under the 2025 ESPP and that remain in a participant’s account under the 2025 ESPP will be used to purchase additional shares. The purchase price for such shares will not be discounted, i.e., it will be 100% of the fair market value of the shares.
Transferability
Purchase rights granted to participants under the 2025 ESPP are not assignable or transferable and may be exercised only by the participant during his or her lifetime.
Effective Date and Term
The 2025 ESPP became effective on September 1, 2025, but only to the extent operated in compliance with Section 423 of the Code. The portions of the 2025 ESPP that permit implementation of offerings under the 2025 ESPP that would not comply with Section 423 of the Code will only become effective once approved by the Company’s stockholders. The 2025 ESPP will only remain effective past September 1, 2026 if approved by the Company’s stockholders prior to that date. If so approved by the Company’s stockholders, the 2025 ESPP will remain in effect until September 1, 2045, unless earlier terminated in accordance with its terms.
Vote Required
The 2025 ESPP must be approved by a majority of the total votes cast by the holders of shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the results of this proposal, although they will count for purposes of determining the presence of a quorum.
Certain Federal Income Tax Information
The following discussion is intended to be a general summary only of the U.S. federal income tax aspects of purchase rights granted under the 2025 ESPP and not of state or local taxes that may be applicable. Tax consequences may vary depending on the particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the 2025 ESPP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of U.S. federal income taxes. The following discussion also assumes that the 2025 ESPP is operated in a manner that qualifies it for the special tax treatment provided under Section 423 of the Code, which is the intent of the Company with respect to the operation of the 2025 ESPP in the United States. To the extent the 2025 ESPP is not so operated, the tax treatment described below will not apply.
2025 Proxy Statement 66

A participant recognizes no taxable income either as a result of commencing participation in the 2025 ESPP or purchasing common stock under the terms of the 2025 ESPP. If a participant disposes of shares purchased under the 2025 ESPP within either two years from the first day of the applicable offering period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant’s holding period is more than twelve months.
If the participant disposes of shares purchased under the 2025 ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price and (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. Any ordinary income recognized by a participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.
New ESPP Benefits
As described above, the 2025 ESPP has been approved by our Board, subject to stockholder approval, and, in order to continue to provide, without significant disruption, the benefits of an employee stock purchase plan to our employees, the first offering period under the 2025 ESPP commenced on September 1, 2025. The following table sets forth information regarding, for each individual or group identified below, the number of shares that may be purchased under the first offering period under the 2025 ESPP, and which remains ongoing as of the date of this Proxy Statement, based on accumulated payroll deductions as of October 21, 2025, assuming that there are no changes in any participant’s rate of contribution between such date and the purchase date and assuming that the purchase price per share is $313.55, which is 85% of the fair market value of a share on September 2, 2025 ($368.88), the first trading day of the offering period. As of October 21, 2025, the fair market value of a share was $[●]. No shares or options to acquire shares have been awarded under the 2025 ESPP prior to September 1, 2025.

Name and Position	Number of Shares

Named Executive Officers
F. Philip Snow, Former Chief Executive Officer	[●]
Helen Shan, Chief Financial Officer	[●]
Christopher McLoughlin, Chief Legal Officer	[●]
Goran Skoko, Chief Revenue Officer	[●]
Katherine M. Stepp, Chief Technology	[●]
All Current Executive Officers as a Group (10) persons	[●]
All Directors who are not Executive Officers	—
All Employees Including Officers who are not Executive Officers as a Group	[●]
In addition, none of the nominees for election as a director nor any associate of any director, executive officer or nominee for election as a director is a participant in the 2025 ESPP, and no participant in the 2025 ESPP has received, or is expected to receive, options to purchase 5% of the shares reserved under the 2025 ESPP.
Equity Compensation Plan Information
For a summary as of August 31, 2025 of the number of outstanding equity awards granted, as well as the number of equity awards remaining available for future issuance, under the Company’s equity compensation plans, see Equity Compensation Plan Information at page 62.

FactSet’s Board recommends that you vote “FOR” the approval of the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan.
2025 Proxy Statement 67

Proposal 5: Approval of FactSet Research Systems Inc. 2025 Omnibus Incentive Plan

Background
On October 16, 2025, upon the recommendation of the Compensation and Talent Committee, the Board adopted the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”), subject to approval by the Company’s stockholders at the 2025 Annual Meeting. The 2025 Plan is intended to replace the Company’s existing equity compensation plans — the FactSet Research Systems Inc. Stock Option and Award Plan, as amended and restated as of December 19, 2017 (the “2017 Employee Plan”), and the FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan, as amended and restated as of December 19, 2017 (the “2017 Director Plan” and, together with the 2017 Employee Plan, the “Current Plans”) — which were approved by the Company’s stockholders at the 2017 annual meeting of stockholders.
As described in more detail below, the maximum number of shares of the Company’s common stock requested for stockholder approval under the 2025 Plan is (i) 1,800,000 plus (ii) the number of shares remaining available for future issuance under the Current Plans as of the date of stockholder approval of the 2025 Plan (subject to adjustment for certain corporate events, as described below). The shares remaining available for future issuance under the Current Plans as of the Effective Date of the 2025 Plan will roll over into the 2025 Plan and will no longer be available for issuance under the Current Plans.
As of October 21, 2025 (the "Record Date"), the total number of shares remaining available for future issuance under the Current Plans was [●] shares (which, when added to the requested incremental 1,800,000 shares, would result in a total share pool under the 2025 Plan of [●] shares); however, such number is subject to change between such date and the date of stockholder approval of the 2025 Plan due to a number of factors, including without limitation, new awards granted under the Current Plans during such period (which would reduce the capacity available under the 2025 Plan) and existing awards forfeited under the Current Plans (which would be added back to the shares remaining available for issuance under the Current Plans). The additional 1,800,000 shares available for issuance under the 2025 Plan would represent an incremental dilution of approximately [●]% of the Company’s outstanding shares as of the Record Date. The Board and Compensation and Talent Committee determined the size of the share reserve under the 2025 Plan after careful consideration of the Company’s historical equity compensation practices, potential dilution and anticipated future equity grant needs, with input and benchmarking from Meridian Compensation Partners ("Meridian"), the Compensation and Talent Committee’s independent compensation consultant.
If approved by the Company’s stockholders, the 2025 Plan will become effective as of the date of such stockholder approval and will replace the Current Plans for any new grants made after the date of such stockholder approval. Accordingly, upon approval of the 2025 Plan by the stockholders, (i) no further awards will be granted under the Current Plans, (ii) any shares remaining available under the Current Plans as of the date of stockholder approval of the 2025 Plan will roll over to the 2025 Plan, and (iii) any awards granted under the Current Plans prior to the date the 2025 Plan is approved by the Company’s stockholders will remain outstanding under such plans and will continue to vest and/or become exercisable in accordance with their original terms and conditions. Awards under the 2025 Plan and Current Plans that are forfeited or cancelled after stockholder approval of the 2025 Plan will become available for issuance under the 2025 Plan.
If the 2025 Plan is not approved by the Company’s stockholders, the Current Plans will remain in effect in their current form, and the Company will continue to grant equity awards under the Current Plans until their expiration on December 19, 2027. Following the expiration of the Current Plans, the Company will be unable to maintain its current equity compensation practices, and therefore the Company will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to the Company’s success. The Compensation and Talent Committee may also be compelled to replace equity incentive awards with cash awards, which may not align the interests of the Company’s employees, consultants, and other individual service providers with those of the Company’s stockholders as effectively as equity incentive awards.
Key Provisions in the 2025 Plan
The 2025 Plan reflects market and corporate governance best practices, based on a review conducted with the help of outside advisors, including the Compensation and Talent Committee’s independent compensation consultant, Meridian. Set forth below are key features of the 2025 Plan. A more detailed summary is included under “Summary of the 2025 Plan” below.

2025 Proxy Statement 68

•No evergreen. The 2025 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2025 Plan can be increased automatically without stockholder approval.
•Conservative share counting provisions. Shares underlying full-value awards (i.e., awards other than options and stock appreciation rights ("SARs")) count against the number of shares authorized for issuance under the 2025 Plan as 2.5 shares for every one share under an award.
•No liberal share recycling. Shares tendered or withheld to pay the exercise price of options or SARs or to satisfy tax withholding may not be re-granted under the 2025 Plan.
•No dividend equivalents on unvested or unearned awards. Any dividend or dividend equivalents with respect to any shares underlying full-value awards (i.e., awards other than options and SARs) will not be paid unless and until the award has vested (and, in the case of any performance awards, only to the extent the performance goal is earned). In addition, no dividend equivalents will be paid with respect to stock options or SARs.
•No automatic “single-trigger” vesting upon a change in control. Upon a change in control, awards granted under the 2025 Plan will not be subject to automatic accelerated vesting (other than awards held by non-employee directors).
•Limit on non-employee director compensation. The aggregate value of cash and equity-based compensation granted or paid in any calendar year for service as a non-employee director will not exceed (i) $1,000,000 for the year in which the director is first appointed or elected to the Board or (ii) $750,000 for each year of service thereafter.
•Clawback provisions. Awards granted under the 2025 Plan will be subject to any clawback or recoupment arrangements or policies the Company has in place, including the Company’s Clawback Policy.
•Minimum vesting requirements. Awards granted under the 2025 Plan will be subject to at least one year of vesting, subject to certain exceptions described below.
•No repricing or cash buyouts of options or SARs. The 2025 Plan does not permit the repricing of underwater options or SARs, either directly or indirectly through replacement with new awards or cash buyouts, without stockholder approval.
•No change in control/280G tax gross-ups. The 2025 Plan does not provide for any change in control-related excise tax gross-up payments or “parachute payments,” and as a general business matter, FactSet does not provide for such gross-ups in other arrangements.
•Consolidation of Existing Plans. Combines the 2017 Employee Plan and the 2017 Director Plan into a single, unified plan to simplify administration and improve flexibility in granting awards.
•Expanded Participation to Consultants and Independent Contractors. Expands eligibility to participate in the 2025 Plan to consultants and other independent contractors, providing new avenues for incentivizing key non-employee individual service providers.
•New Plan Term. Extends the horizon over which the Company may grant equity compensation awards to ten years following stockholder approval, providing a stable framework for the Company’s equity compensation strategy.
•Modernized “Cause” and “Good Reason” Definitions. Modernizes “cause” and “good reason” definitions in line with market practice to better protect the interests of the Company and its stockholders.
Share Usage
In connection with the design and adoption of the 2025 Plan, the Board and Compensation and Talent Committee carefully considered the Company’s anticipated future equity needs, historical equity compensation practices (including historical “burn rate” under the Current Plans) and the advice of the Compensation and Talent Committee’s independent compensation consultant, Meridian. The Compensation and Talent Committee also took into consideration the increasingly competitive labor market in which the Company competes for talent. As noted above, the Board believes that the proposed share pool request represents a reasonable amount of potential equity dilution to accommodate the Company’s long-term strategic and growth priorities.
The following share usage information assumes that all performance-based awards will be earned at the target performance level. Actual shares issued may vary based on final performance outcomes.
2025 Proxy Statement 69

Burn Rate
The three-year average burn rate of 0.94% demonstrates the Company’s efficient usage of the Company’s equity compensation share reserve, careful structuring of the Company’s equity incentive compensation program, and commitment to aligning its equity compensation program with the interests of the Company’s stockholders. The following table sets forth information regarding equity awards granted over each of the last three fiscal years (numbers in thousands):

	2025	2024	2023	3-Year Average
RSUs Granted	95.84	76.46	65.01	79.10
PSUs Granted(1)	34.48	37.01	34.48	35.32
Options Granted	209	249	273	243.67
Weighted-Average Basic Common Shares Outstanding	37,924	38,059	38,194	38,059
Share Usage Rate	0.89%	0.95%	0.98%	0.94%
(1) For purposes of the foregoing table, share usage rate is calculated based on the target number of PSUs granted during each applicable fiscal year.

Overhang
The following table sets forth certain information as of the Record Date with respect to the Company’s outstanding equity awards and the number of shares remaining available for issuance under the Current Plans. The closing price per share of the Company’s common stock on the Record Date was $[●].

Shares available for issuance under the Current Plans (a)(1)	[●]
Additional shares requested for approval under the 2025 Plan (b)(1)	[●]
Shares subject to outstanding options	[●]
Weighted average exercise price of outstanding stock options ($)	[●]
Weighted average remaining term of outstanding stock options (in years)	[●]
Shares subject to outstanding RSUs and PSUs(2)	[●]
Total outstanding RSUs, PSUs and stock options(2) (c)	[●]
Shares of common stock outstanding as of the Record Date (d)	[●]
Fully-diluted Overhang (a+b+c) divided by (a+b+c=d)	[●]
(1) As of the Record Date, [●] shares remained available for issuance under the Current Plans. Of this amount, the number of shares remaining available for future grant under the 2017 Employee Plan was [●] and the 2017 Director Plan was [●]. The actual number of shares to be rolled over into the 2025 Plan will be equal to the actual number of shares which remain available for issuance under the Current Plans as of the effective date of the 2025 Plan, and such shares will cease to be issuable under the Current Plans.
(2) The number of PSUs included in the above assumes payout at target performance level.

The Board recognizes the impact of dilution on the Company’s stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that the key employees, consultants, and other individual service providers are focused on the Company’s strategic priorities. The Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate the Company’s long-term strategic and growth priorities.
Summary of the 2025 Plan
The following is a summary of the principal features of the 2025 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the 2025 Plan, a copy of which is being filed with this Proxy Statement. See Appendix B.
Purpose
The purpose of the 2025 Plan is to advance the interests of the Company’s stockholders by enhancing the ability of the Company to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities that are intended to better align the interests of such persons with those of the Company’s stockholders.
2025 Proxy Statement 70

Eligibility to Receive Awards
Employees (including officers), non-employee directors, consultants of the Company and other independent contractors providing services to the Company and its subsidiaries are eligible to be granted awards under the 2025 Plan. In addition, holders of equity compensation awards granted by a company that is acquired by the Company or with which the Company combines will be eligible for grants of substitute awards under the 2025 Plan to the extent permitted under applicable stock exchange regulations (“Substitute Awards”).
As of the Record Date, there were approximately [●] employees and consultants and [●] non-employee directors eligible to participate. The basis for participation in the 2025 Plan is the Compensation and Talent Committee’s (or its authorized delegate’s) decision, in its sole discretion, that an award to an eligible participant will further the 2025 Plan’s purposes as described above. In exercising its discretion, the Compensation and Talent Committee will consider the recommendations of management and the purposes of the 2025 Plan.
Administration
The 2025 Plan is administered by the Board, which has delegated its administrative powers under the 2025 Plan to the Compensation and Talent Committee. The Compensation and Talent Committee: (1) has authority to grant awards and determine the terms and conditions of any awards; (2) has authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2025 Plan as it deems advisable; (3) may construe and interpret the terms of the 2025 Plan and any award agreement thereunder and make all determinations necessary or advisable in administering the 2025 Plan and award agreements; and (4) may correct any defect, supply any omission or reconcile any inconsistency in the 2025 Plan or any award agreement. All actions and decisions by the Compensation and Talent Committee with respect to the 2025 Plan and any awards are made in its sole discretion and are final and binding on all persons having or claiming any interest in the 2025 Plan or in any award. To the extent permitted by applicable law, the Board or the Compensation and Talent Committee may delegate to one or more officers of the Company the power to grant awards (except that no officer may grant awards to any executive officer (as defined under Rule 16b-3 of the Securities Exchange Act of 1934) or non-employee-director of the Company).
Number of Shares Available for Awards
Subject to certain adjustment events set forth in the 2025 Plan (and except for Substitute Awards), the aggregate maximum number of shares authorized for issuance pursuant to awards will equal the sum of (i) 1,800,000 shares and (ii) the total number of shares that remained available for issuance under the Current Plans as of the date of approval of the 2025 Plan by the Company’s stockholders. As of the Record Date, approximately [●] shares remained available for issuance under the Current Plans.
For purposes of the number of shares reserved for issuance under the 2025 Plan, each share issued pursuant to a full-value award (i.e., an award other than an option and SAR) will count as 2.5 shares for every one share underlying such award and each share issued pursuant to an option or SAR will count as one share for every one share underlying such award.
If any award under the 2025 Plan or the Current Plans expires, terminates or is otherwise surrendered, cancelled, forfeited or terminated without the delivery of shares, the unused shares covered by such award will again be available for grant pursuant to the ratio described above. However, any shares under an award under the 2025 Plan or the Current Plans that are (i) tendered or withheld in payment of an option or SAR’s exercise price, (ii) covered by a stock-settled SAR that are not issued upon settlement of the SAR, or (iii) delivered to or withheld by the Company to satisfy tax withholding obligations with respect to any award will not be added back to the number of shares available for issuance.
Award Limits
The maximum number of shares that may be issued pursuant to incentive stock options (“ISOs”) is 1,800,000.
A participant who is a non-employee director may not receive compensation for service on the Board, including cash payments and awards granted under the 2025 Plan, for any calendar year in excess of (i) $1,000,000 for such director’s year of appointment or election to the Board or (ii) $750,000 for each year thereafter.
Types of Awards
The 2025 Plan provides for the grant of stock options, SARs, restricted stock, RSUs, performance awards (including PSUs), and other stock-based or cash-based awards.
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Incentive Stock Options and Nonqualified Stock Options. An option is the right to purchase a specified number of shares of common stock at a specified exercise price, subject to other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price less than the fair market value per share on the grant date (except with respect to Substitute Awards) and may not be granted for a term in excess of ten years. In accordance with tax rules, ISOs may only be granted to employees. Options whose fair market value exceeds the exercise price will be automatically exercised prior to their expiration.
Stock Appreciation Rights. A SAR entitles the holder, upon exercise, to receive an amount of common stock, cash or a combination thereof (as determined by the Board) determined by reference to appreciation, from and after the grant date, in the fair market value of a share of common stock over the exercise price, subject to other terms and conditions as are specified in connection with the SAR grant. SARs may not be granted at an exercise price less than the fair market value per share on the grant date (except with respect to Substitute Awards) and may not be granted for a term in excess of ten years. SARs whose fair market value exceeds the exercise price will be automatically exercised prior to their expiration.
Restricted Stock. Restricted stock represents on award of shares that is subject to restrictions on transferability and subject to vesting and forfeiture conditions as determined by the Compensation and Talent Committee.
Restricted Stock Units. RSUs represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future and are subject to vesting (based on service and/or performance) and forfeiture conditions as determined by the Compensation and Talent Committee.
Performance Awards. Performance awards may be payable in cash or stock upon the attainment of specified performance goals as determined by the Compensation and Talent Committee.
Other Stock-Based or Cash-Based Awards. Other stock-based and cash-based awards may be granted in the discretion of the Compensation and Talent Committee subject to the terms of the 2025 Plan.
Minimum Vesting Requirements
Awards granted under the 2025 Plan will vest over a minimum period of not less than one year following the date of grant. However, the Compensation and Talent Committee may accelerate the vesting of awards or otherwise lapse or waive these minimum vesting requirements in the event of a participant’s death or “disability” or a “change in control” (as such terms may be defined in the 2025 Plan). In addition, the Compensation and Talent Committee may grant up to 5% of the aggregate share pool pursuant to awards that are not subject to the minimum vesting requirements. Substitute Awards and shares delivered in lieu of fully vested cash obligations are not subject to the minimum vesting requirements.
No Repricing or Cash Buyouts
Unless approved by the Company’s stockholders, the Company may not (i) amend any outstanding stock option, SAR or similar stock-based award to provide an exercise price that is lower than the then-current exercise price per share, (ii) cancel any underwater stock option, SAR or similar stock-based award and grant replacement awards having an exercise price per share lower than the then-current exercise price per share of such cancelled award or restricted shares, RSUs, performance awards or other share-based awards in exchange; (iii) cancel in exchange for a cash payment or other securities any outstanding stock option, SAR or similar stock-based award with an exercise price per share above the then-current fair market value or (iv) take any other action under the 2025 Plan that constitutes a “repricing” within the meaning of the stock exchange rules.
Dividends and Dividend Equivalents
Unless provided otherwise in any award agreement, the recipient of a restricted stock award, RSU or performance award may, if so determined by the Compensation and Talent Committee, be eligible to receive cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends on shares with respect to the number of shares covered by the award. Any such amounts will be subject to the same vesting or performance conditions as the underlying award. Accordingly, no dividends or dividend equivalents will be paid unless and until (and to the same extent) the relevant vesting conditions have been satisfied, and with respect to performance awards, unless and until the relevant performance conditions have been satisfied and the underlying shares have been earned. In no event will dividend equivalents be paid with respect to options or SARs.
Adjustments
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In the event that the Compensation and Talent Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, amalgamation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares or other securities, issuance of warrants or other rights to purchase shares or other securities of the Company, issuance of shares pursuant to the anti-dilution provisions of the Company’s securities, or other similar corporate transaction or event affecting the Company’s shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Plan, the Compensation and Talent Committee will adjust equitably, so as to ensure no undue enrichment or harm, any or all of:
•the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate and director award limits under the 2025 Plan;
•the number and type of shares or other securities subject to outstanding awards under the 2025 Plan;
•the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and
•the terms and conditions of any outstanding awards, including the performance criteria of any performance awards.
Termination of Service and Change in Control
The Compensation and Talent Committee will determine the effect on awards of a termination of employment or service prior to the end of a performance period or vesting, exercise or settlement, including whether the awards will vest, become exercisable, settle or be paid or forfeited. The Compensation and Talent Committee may also determine, in its discretion, whether, and the extent to which, an award will vest, be reduced or otherwise changed during a leave of absence or a reduction in service level, or whether a leave of absence or reduction in service will be deemed a termination of employment or service.
In the event of a “change in control” (as defined in the 2025 Plan and summarized below), the Compensation and Talent Committee may, in its sole discretion, take any one or more of the following actions with respect to outstanding awards:
•continuation or assumption of such award by the successor or surviving entity (or its parent);
•substitution or replacement of such award by the successor or surviving entity (or its parent) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof) with substantially the same terms and value as such award (including any applicable performance targets or criteria), in each case as determined by the Compensation and Talent Committee in its sole discretion;
•acceleration of the vesting of such award and the lapse of any restrictions thereon, and in the case of options and SAR awards, acceleration of the right to exercise such award during a specified period (and the termination of such option or SAR award without payment of any consideration therefor to the extent such award is not timely exercised), in each case, either (a) in the case of a director award, immediately prior to or as of the date of the change in control, (b) upon a participant’s involuntary termination of employment or service (including a termination of the participant’s employment by the Company without “cause” or by the participant for “good reason”, as such terms may be defined in the applicable award agreement, the participant’s employment agreement or offer letter or in the 2025 Plan, as the case may be) within a specified period prior to, on or following such change in control or (c) upon the failure of the successor or surviving entity (or its parent) to continue or assume or substitute or replace such award;
•in the case of a performance award, determination of the level of attainment of any applicable performance conditions; and
•cancellation of such award in consideration of a payment equal to the value of the award (as determined in the discretion of the Compensation and Talent Committee), with the form, amount and timing of such payment determined by the Compensation and Talent Committee in its sole discretion (subject to the terms of the 2025 Plan), provided that the Compensation and Talent Committee may, in its sole discretion, terminate without the payment of any consideration, any options or SAR awards for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction.
Under the 2025 Plan, a “change in control” generally means the occurrence of one or more of the following events, subject to exceptions described in the 2025 Plan:
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•any person or entity is (or becomes, during any 12-month period) the beneficial owner of 50% or more of the total voting power of the Company’s stock;
•the replacement of more than 50% of the Company’s directors during any 12-month period;
•the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries with any other entity, or the issuance of voting securities in connection with such transaction (unless (i) the voting securities of the Company outstanding immediately before such transaction continue to represent at least 50% of the voting power and total fair market value of the stock of the successor or surviving entity (or its parent) or (ii) such transaction is effected to implement a recapitalization (or similar transaction) and no person or entity is or becomes the beneficial owner of 50% or more of either the Company’s then-outstanding shares or the combined voting power of the Company’s then-outstanding voting securities); or
•the sale or disposition of all or substantially all of assets of the Company in which any person or entity acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or entity) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Company’s assets immediately prior to such acquisition(s).
Clawback
The Compensation and Talent Committee has full authority to implement from time to time any policies and procedures regarding the reduction, cancellation, forfeiture or recoupment of any award upon the occurrence of certain specified events, including as necessary to comply with applicable law and stock exchange rules. Any awards granted under the 2025 Plan will be subject to any such clawback or recoupment arrangements or policies of the Company in place from time to time, including the Company’s Clawback Policy.
Amendment and Termination
The Board may amend, alter, suspend, discontinue or terminate the 2025 Plan, subject to approval of the Company’s stockholders if required by applicable law or the rules of the stock exchange on which the Company’s shares are principally traded. The Compensation and Talent Committee may also amend, alter, suspend, discontinue or terminate, or waive any conditions or rights under, any outstanding award. However, subject to the adjustment provision and change in control provision (each summarized above), any such action by the Compensation and Talent Committee that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except (i) to the extent that such action is taken to cause the 2025 Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any awards (including any amounts or benefits arising from such awards) in accordance with the 2025 Plan.
Effectiveness and Term
The 2025 Plan will become effective upon the date of approval by the Company’s stockholders at the 2025 Annual Meeting. Awards may be granted under the 2025 Plan at any time prior to the tenth anniversary of the date of approval by the Company’s stockholders at the 2025 Annual Meeting, unless the Board earlier terminates the 2025 Plan or the maximum number of shares available for issuance has been issued. Awards granted prior to such termination date will remain outstanding in accordance with their terms (including the administration, adjustment, and amendment provisions).
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the 2025 Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice, and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the 2025 Plan under federal, state, local and other applicable laws.
Non-Qualified Stock Options
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A non-qualified stock option is an option that does not meet the requirements of Section 422 of the Code. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she generally will recognize taxable ordinary income equal to the excess of the aggregate fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
Incentive Stock Options
An incentive stock option is an option that meets the requirements of Section 422 of the Code. A participant generally will not have taxable income when granted an incentive stock option or when exercising the option. If the participant exercises the option and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares generally will be taxable as long-term capital gain. The Company generally will not be entitled to any corresponding tax deduction.
If a participant disposes of the shares received upon exercise of an incentive stock option within the one-year or two-year periods described above, it will be considered a “disqualifying disposition,” and the option will be treated as a non-qualified stock option for federal income tax purposes.
Restricted Shares
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant generally will not recognize income, and the Company generally will not be allowed a tax deduction, at the time restricted shares are granted. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted shares, the participant generally will recognize ordinary income as of the date of grant equal to the fair market value of the common shares as of that date, less any amount the participant paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. Any future appreciation in the shares generally will be taxable to the participant at capital gains rates. However, if the restricted shares are later forfeited, the participant generally will not be able to recover the tax previously paid pursuant to his Section 83(b) election.
Restricted Stock Units
A participant generally does not recognize income, and the Company generally will not be allowed a tax deduction, at the time an RSU is granted. When the RSUs vest and are settled for cash or shares, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as capital gain or loss for which the Company is not entitled to a deduction.
New Plan Benefits
A new plan benefits table for the 2025 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2025 Plan if the 2025 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2025 Plan will be made at the Compensation and Talent Committee’s discretion, subject to the terms of the 2025 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2025 Plan are not determinable at this time. However, please refer to the Summary Compensation Table on page 49 of this Proxy Statement which sets forth certain information regarding awards granted to our NEOs during the last completed fiscal year. Please also see the Non-Employee Director Compensation table, Summary Compensation Table and Grants of Plan-Based Awards table on pages 17, 49, and 50 of this Proxy Statement, respectively, which set forth certain information regarding awards granted to the Company’s non-employee directors and NEOs during the last completed fiscal year under the Current Plans.
Equity Compensation Plan Information
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For a summary as of August 31, 2025 of the number of outstanding equity awards granted, as well as the number of equity awards remaining available for future issuance, under the Company’s equity compensation plans, see Equity Compensation Plan Information at page 62.
Vote Required
This proposal requires the affirmative vote of a majority of the total votes cast on such proposal by the holders of shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote on this proposal.
Registration with the SEC
If the Company’s stockholders approve the 2025 Plan, the Company will file with the SEC a registration statement on Form S-8, as soon as reasonably practicable after the approval, to register shares available for issuance under the 2025 Plan.

FactSet’s Board recommends that you vote “FOR” the approval of the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan.
2025 Proxy Statement 76

Proposal 6: Approval of Amendment and Restatement of the Certificate of Incorporation to Change the Stockholder Vote Required for Amendment of the Provision for Stockholder Action by Written Consent from Supermajority to Majority, and Implement Other Ministerial Changes
The Board unanimously voted to approve, and to recommend to our stockholders that they approve, an amendment and restatement of the Certificate of Incorporation to change the provision of the Certificate of Incorporation covering stockholder action by written consent so that the voting standard for amendment of that provision is a simple majority of outstanding voting stock rather than a supermajority, and to remove non-operative language relating to the Board’s declassification, as described below.
The Proposed Amendment
If our stockholders approve this Proposal 6, the Company intends to amend and restate the Certificate of Incorporation to change the provision of the Certificate of Incorporation covering stockholder action by written consent so that the voting standard for amendment of the provision is a simple majority of outstanding voting stock rather than a supermajority. In conjunction with this amendment of the provision covering stockholder action by written consent, the Company intends to make certain ministerial revisions to remove language that is no longer necessary relating to the declassification of the Board. Below is a more detailed summary of the changes to the Certificate of Incorporation proposed pursuant to this Proposal 6:
•Changing the voting standard from supermajority to majority for amendment of the provision for stockholder action by written consent. The provision of the Certificate of Incorporation covering stockholder action by written consent currently requires for its amendment the affirmative vote of holders of at least 80% of the outstanding voting stock of the Company unless the Board unanimously approves such an amendment, in which case a simple majority is sufficient. If stockholders approve Proposal 6, Article SEVENTH would provide that the stockholder vote required for amendment is the affirmative vote of holders of a simple majority of the outstanding voting stock of the Company.
•Removal of obsolete and non-operative language in Article SIXTH relating to the declassification of the Board. The Company amended the Certificate of Incorporation in 2023 to declassify the Board over a three year period, with declassification phased-in starting with the 2023 Annual Meeting of stockholders. This Proxy Statement reflects completion of the phase-in process, as starting with this Annual Meeting, the entire Board is standing for election annually for one-year terms. The completion of the phase-in process means the language in Article SIXTH relating to declassification is no longer necessary. In addition, Delaware law provides that directors serving on boards that are not classified may be removed with or without cause. The proposed amendment would remove language in Article SIXTH that makes reference to stockholders’ ability to remove directors only for cause, as was the case when the Board was classified.
This general description of the proposed amendment is qualified in its entirety by reference to the text of the proposed amended and restated Certificate of Incorporation, attached as Appendix C.
Reasons for the Amendment
We believe the changes described in this Proposal 6 would align the Certificate of Incorporation with predominant market practice regarding amendments, and also clarify the document to make it easier for stockholders and others to understand.
Additional Information
The approval of this Proposal 6 requires that a majority of the outstanding voting stock of the Company, voting as a single class, be voted “for” Proposal 6. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on this Proposal 6, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against Proposal 6.
If our stockholders approve Proposal 6, the changes described in this section will become legally effective upon the filing of the proposed amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve Proposal 6, the changes described in this section will not be made.

FactSet’s Board recommends that you vote “FOR” the approval of amendment and restatement of the Certificate of Incorporation to change the stockholder vote required for amendment of the provision for stockholder action by written consent from supermajority to majority, and implement other ministerial changes.

2025 Proxy Statement 77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to us with respect to beneficial ownership of our common stock for (i) each director and nominee, (ii) each holder of more than 5% of our common stock, (iii) our Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers (other than the Principal Executive Officer and Principal Financial Officer) named in the table entitled “Summary Compensation Table,” and (iv) all our executive officers and directors as a group.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the tables and pursuant to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock beneficially owned. The number of shares beneficially owned by each person or group as of a certain date includes shares of our common stock that such person or group had the right to acquire on or within 60 days after such date, including upon the exercise of stock options and the vesting of equity-based awards.
For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the 37,509,725 shares of FactSet common stock outstanding as of October 1, 2025. Any securities that were not outstanding but subject to stock options exercisable or the vesting of equity-based awards within 60 days after the date of a table were deemed to be outstanding in determining the percentage owned by such person, but were not deemed to be outstanding in determining the percentage owned by any other person.

Beneficial Owners
Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of October 1, 2025, the only persons or entities known by us to be a beneficial owner of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of FactSet Common Stock	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,559,571(1)	12.2%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,473,642(2)	9.3%
BAMCO, Inc. 767 Fifth Avenue 49th Floor New York, NY 10153	2,478,027(3)	6.6%
Morgan Stanley 1585 Broadway New York, NY 10036	2,167,472(4)	5.8%
State Street Corporation One Congress Street Suite 1 Boston, MA 02114	1,932,533(5)	5.2%

(1)The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024 (the “Vanguard Group 13G/A”). According to the Vanguard Group 13G/A, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 51,005 shares, sole dispositive power with respect to 4,395,156 shares, and shared dispositive power with respect to 164,415 shares.
(2)The information regarding BlackRock, Inc. is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 24, 2024 (the “BlackRock 13G”). According to the BlackRock 13G, the figure includes sole voting power with respect to 3,170,574 shares, shared voting
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power with respect to 0 shares, sole dispositive power with respect to 3,473,642 shares, and shared dispositive power with respect to 0 shares.
(3)The information regarding BAMCO, Inc. is based solely on a Schedule 13G/A filed by BAMCO, Inc. with the SEC on November 14, 2024 (the “BAMCO 13G/A”). According to the BAMCO 13G/A, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 2,438,141 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 2,478,027 shares.
(4)The information regarding Morgan Stanley is based solely on a Schedule 13G filed by Morgan Stanley with the SEC on August 7, 2025 (the "Morgan Stanley 13G"). According to the Morgan Stanley 13G, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 1,908,235 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 2,151,414 shares.
(5)The information regarding State Street Corporation is based solely on a Schedule 13G filed by State Street Corporation with the SEC on October 14, 2024 (the "State Street 13G"). According to the State Street 13G, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 1,251,890 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 1,932,376 shares.

Directors and NEOs

The table below sets forth, as of October 1, 2025, information regarding the beneficial ownership of our common stock by (1) each of our directors and NEOs and (2) by all of our directors and executive officers as a group (21 persons, of whom five are not NEOs and are not individually named in the table below). Percentage of share ownership amounts are based on 37,509,725 shares of our common stock outstanding as of October 1, 2025.

Name(1)	Number of Shares of Common Stock Beneficially Owned as of October 1, 2025(2)(3)	Percent of Class

NAMED EXECUTIVE OFFICERS
F. Philip Snow(4)	180,703	**
Helen L. Shan(5)	57,603	**
Christopher McLoughlin(6)	338	**
Goran Skoko(7)	31,364	**
Katherine M. Stepp(8)	8,500	**

DIRECTORS
Robin A. Abrams(9)	20,144	**
Siew Kai Choy(10)	5,550	**
Barak Eilam(11)	—	**
Malcolm Frank(12)	8,277	**
Laurie G. Hylton(13)	—	**
James J. McGonigle(14)	6,133	**
Lee Shavel(15)	5,204	**
Laurie Siegel(16)	9,026	**
Maria Teresa Tejada(17)	2,673	**
Sanoke Viswanathan(18)	—	**
Elisha Wiesel(19)	1,300	**

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (21 PERSONS)(20)	439,643	1.2%

** Percentage of FactSet common stock is less than 1%.
(1)The address for each of these beneficial owners is c/o FactSet Research Systems Inc., 45 Glover Avenue, Norwalk, CT 06850.
(2)Beneficial ownership includes shares that can be acquired upon the exercise of stock options or the vesting of RSU or PSU awards within 60 days of October 1, 2025.
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(3)To the Company’s knowledge, each executive officer and director, as of October 1, 2025, had sole voting and sole investment power with respect to his or her shares of common stock, except for 450 shares held by the spouse of one of our executive officers for which the officer is an indirect owner.
(4)Includes 160,951 shares of FactSet common stock issuable upon the exercise of stock options and 3,058 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2025. Mr. Snow is also a director of the Company.
(5)Includes 51,230 shares of FactSet common stock issuable upon the exercise of stock options and 1,009 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2025.
(6)Includes no shares of FactSet common stock issuable upon the exercise of stock options and no shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2025.
(7)Includes 26,292 shares of FactSet common stock issuable upon the exercise of stock options and 612 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2025.
(8)Includes 7,521 shares of FactSet common stock issuable upon the exercise of stock options and 367 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2025.
(9)Includes 8,261 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(10)Includes 4,825 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(11)Includes no shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(12)Includes 7,760 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(13)Includes no shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(14)Includes 1,836 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(15)Includes 4,550 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(16)Includes 8,267 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(17)Includes 2,059 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(18)Includes no shares of FactSet common stock issuable upon the exercise of stock options and no shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2025.
(19)Includes1,008 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2025.
(20)Includes 356,070 shares of FactSet common stock issuable upon the exercise of stock option and 6,775 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2025.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4 and 5 filed with the SEC and written representations from our executive officers and directors, we believe that the required reports under Section 16(a) for our directors and executive officers during fiscal year 2025 were filed on a timely basis.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under SEC rules, we are required to disclose material transactions with the Company in which "related persons" have a direct or indirect material interest. Related persons include any director, nominee for director, executive officer of the Company, and any immediate family members of such persons, and persons known by the Company to be beneficial owners of more than five percent of the Company's voting securities, and any immediate family members of such beneficial owners.
Based on information available to us and provided to us by our Directors and executive officers, we do not believe that there were any such material transactions with related persons in effect during fiscal year 2025.
From time to time, stockholders that own more than five percent of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm's-length basis.
The Company's Audit Committee reviews and considers transactions with related persons under the Company's written policy that requires the Committee to review and approve any related person transactions. Under the policy all related persons are required to notify our Chief Legal Officer or Chief Compliance Officer as soon as reasonably possible of any proposed related person transaction of which they become aware. Following notice, the proposed transaction is then presented to the Audit Committee for its review and consideration. Ongoing and previously approved related person transactions will be reviewed by the Committee on an annual basis. In reviewing any proposed (or previously approved and ongoing) related person transaction, the Committee must consider such factors as it deems appropriate, which may include without limitation, the business reasons for the transaction, the commercial reasonableness of the terms, the materiality of the transaction to the Company, whether the terms of the transaction are fair to the Company and on substantially the same basis as would apply if the transaction did not involve a related party; the extent of the related party's interest in the transaction; the impact if any of the transaction on a non-employee director's
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independence; and any actual or apparent conflict of interest. Approval of a related person transaction (or ratification of a previously approved and ongoing related person transaction) will be given only if it is determined by the Committee that such transaction is in (or not inconsistent with) the best interests of the Company and its stockholders.
OTHER MATTERS
2026 Stockholder Proposals and Nomination of Directors
Stockholders who wish to present proposals for inclusion in the proxy materials (other than proxy access nominations, which are described below) to be distributed by FactSet in connection with our 2026 Annual Meeting of Stockholders must submit their proposals to FactSet's Corporate Secretary at our principal executive offices so they are received no later than [●]. Any such proposals must also comply with Rule 14a-8 under the Exchange Act.
Under our proxy access Bylaw, if a stockholder (or a group of up to 20 stockholders), who owns 3% or more of the Company’s voting stock continuously for at least three years immediately preceding the date of notice of proxy access nomination, and has otherwise complied with the requirements set forth in our Bylaws, wants us to nominate and include director nominees (up to the greater of two nominees or 20% of the Board) in the Company’s proxy materials for the 2026 Annual Meeting of Stockholders, the nominations must be received by FactSet’s Corporate Secretary no earlier than [●] and no later than [●] (i.e., no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the date our definitive Proxy Statement was first released to stockholders in connection with our 2025 Annual Meeting of Stockholders).
Stockholders who intend to bring an item of business before the 2026 Annual Meeting of Stockholders, other than through Rule 14a-8 or a proxy access nomination, must comply with the requirements set forth in our Bylaws and must submit notice in writing of such business or nominations to FactSet’s Corporate Secretary no earlier than August 20, 2026 and no later than September 19, 2026 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting), as provided in the advance notice provisions of our Bylaws.
Stockholders may also submit names of persons for consideration by the Nominating and Corporate Governance Committee for a directorship as discussed under the “Director Nominations” section appearing earlier in this Proxy Statement.
A copy of the Bylaw procedures is available at the Corporate Governance page of our Investor Relations website at
https://investor.factset.com or upon written request to FactSet's Corporate Secretary, at 45 Glover Avenue, Norwalk, CT 06850.
Delivery of Documents to Stockholders Sharing an Address
If you are a beneficial owner, but not the record holder, of shares, your broker, bank or other nominee may deliver only one copy of our Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to our Investor Relations Department at 1-203-810-1000 or submit a written request to FactSet's Corporate Secretary, at 45 Glover Avenue, Norwalk, CT 06850. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Other Business
The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. However, as to any other business which may
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properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Christopher McLoughlin
Executive Vice President, Chief Legal Officer and Corporate Secretary
Norwalk, Connecticut
[●]
2025 ANNUAL MEETING INFORMATION

Why am I receiving these proxy materials?

The Board is asking for your proxy for use at the 2025 Annual Meeting of Stockholders, to be held virtually at www.virtualshareholdermeeting.com/FDS2025, on Thursday, December 18, 2025, at 2:00 PM (Eastern Time), and at any adjournment or postponement of the Annual Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Annual Meeting.
What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:
•To elect ten directors to the Board of Directors;
•To ratify the appointment of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2026;
•To vote on a non-binding advisory resolution to approve the compensation of our named executive officers;
•To approve the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan;
•To approve the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan; and
•To approve amendment and restatement of the Certificate of Incorporation to change the stockholder vote required for amendment of the provision for stockholder action by written consent from supermajority to majority, and implement other ministerial changes
•Other matters that may properly be brought before the Annual Meeting.
Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting other than as disclosed in this Proxy Statement. Nonetheless, if any other matters come before the meeting, your proxy will give discretionary authority to the persons named in the proxy to vote on any other matters that may be properly brought before the Annual Meeting. These persons will use their best judgment in voting your proxy.
Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on the record date, which is October 21, 2025, may vote at the Annual Meeting.
How many votes do I have?
You have one vote for each share of common stock you held on the record date.
What does it mean to be a "registered stockholder"?
If, as of the close of business on the record date, your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to FactSet or to vote at the Annual Meeting.
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If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone. More detail on voting is provided below under the heading "How do I vote?"
What does it mean to beneficially own shares in "in street name"?
If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Meeting. Shares for which you are the beneficial owner may be voted electronically during the Meeting. More detail on voting is provided below under the heading "How do I vote?"
How do I vote?
If you are a stockholder of record, you can vote in the following ways:
•By Internet | www.proxyvote.com: Follow the Internet voting instructions included on the Notice of Internet Availability of Proxy Materials or on the proxy card you received.
•By telephone | 1-800-690-6903: Follow the telephone voting instructions included on the proxy card you received. If you received a Notice of Internet Availability of Proxy Materials, such notice provides information on how to access your proxy card, which contains instructions on how to vote by telephone.
•By mail | Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717: If you received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.
•At the virtual Annual Meeting: Go to www.virtualshareholdermeeting.com/FDS2025 (requires 16-digit control number).
Your voting instructions must be received by 11:59 p.m. Eastern Time on December 17, 2025 if you are not voting at the meeting. For shares held in a Plan, your voting instructions must be received by 11:59 p.m. Eastern Time on December 15, 2025. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in the event you later decide not to attend the virtual Annual Meeting. If you choose to attend the virtual Annual Meeting and vote your shares online during the meeting, you will need the 16-digit control number included on your proxy card.
If you are a beneficial owner, you can vote in the following ways:
•As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. Your broker should give you instructions for voting your shares by Internet, telephone or mail.
•If you wish to vote at the virtual Annual Meeting, you must obtain a valid legal proxy from your broker and submit it to Computershare in exchange for a 16-digit control number.
How do I revoke my proxy and change my vote prior to the Meeting?
If you submit the enclosed proxy card by voting using the mail, Internet or telephone procedures, you may change your vote before the Meeting. You may change your vote in one of three ways: (1) you may deliver a written notice prior to the Meeting, dated later than the proxy you want to revoke, stating that the earlier proxy is revoked, to the Corporate Secretary of FactSet Research Systems Inc. at 45 Glover Avenue, Norwalk, CT 06850, (2) you may complete and send in another proxy card with a later date using the mail, Internet or telephone procedures, subject to the voting deadlines set forth on the proxy card, or (3) you may attend the Annual Meeting and vote. For shares you hold beneficially or in street name, you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary in accordance with its procedures, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting.
How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?
If you are a stockholder of record, if your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted:
•FOR the election of each director nominee named in this Proxy Statement (Proposal 1);
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•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2026 (Proposal 2);
•FOR the approval of a non-binding advisory resolution regarding the compensation awarded to our named executive officers (Proposal 3);
•FOR the approval of the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan (Proposal 4);
•FOR the approval of the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan (Proposal 5); and
•FOR the approval of amendment and restatement of the Certificate of Incorporation to change the stockholder vote required for amendment of the provision for stockholder action by written consent from supermajority to majority, and implement other ministerial changes (Proposal 6).
If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain discretionary items, but not other, non-discretionary items, as determined by the New York Stock Exchange (“NYSE”). Proposal 1 (election of directors), Proposal 3 (approval of compensation), Proposal 4 (approval of employee stock purchase plan), Proposal 5 (approval of omnibus incentive plan), and Proposal 6 (approval of charter amendment) are considered non-discretionary items and thus brokers are not permitted to vote your shares in these matters unless you provide instructions to your broker on how to vote your shares. In other words, if you have not given your broker voting instructions, your broker will not be able to vote your shares with respect to any matter other than for Proposal 2 (FactSet independent registered public accounting firm).
When were the enclosed solicitation materials first given to stockholders?

We are initially mailing the Proxy Statement, proxy card and Notice to our stockholders on or about [●].
What are the Board of Director’s recommendations?

Our Board recommends that you vote:
•FOR the election of each director nominee named in this Proxy Statement (Proposal 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2026 (Proposal 2);
•FOR the approval of a non-binding advisory resolution regarding the compensation awarded to our named executive officers (Proposal 3);
•FOR the approval of the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan (Proposal 4);
•FOR the approval of the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan (Proposal 5); and
•FOR the approval of amendment and restatement of the Certificate of Incorporation to change the stockholder vote required for amendment of the provision for stockholder action by written consent from supermajority to majority, and implement other ministerial changes (Proposal 6).
How many votes does it take to pass each matter?

If a quorum is present at the Meeting, the approval of each proposal requires the number of votes described below:
•Proposal 1: Under FactSet’s by-laws, each director will be elected by a vote of the majority of the votes cast and any nominee for director who does not receive a majority of votes cast for his or her election shall not be elected. A majority of votes cast means the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. Any share (a) whose ballot is marked as withheld, (b) that is otherwise present at the meeting but for which there is an abstention, or (c) a share otherwise present at the meeting as to which a stockholder gives no authority or direction will not be treated as a vote cast. An incumbent director who is not elected because he or she does not receive a majority of votes cast for his or her election will continue to serve as a holdover director and shall submit his or her irrevocable offer of resignation for consideration by the Nominating and Corporate Governance Committee within ninety (90) days from the date of the election. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation in determining whether to accept such offer.
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•Proposal 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2026 requires that a majority of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal be voted “for” this proposal. Abstentions, if any, will not be counted either for or against this proposal. As noted above, Proposal 2 is discretionary under the rules of the NYSE and brokers may vote the shares of beneficial owners for Proposal 2 in their discretion.
•Proposal 3: The affirmative vote of a majority of the total votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve a non-binding advisory resolution regarding the compensation awarded to our named executive officers as disclosed in this Proxy Statement. Abstentions and broker non-votes will have no effect on the results of this proposal, although they will count for purposes of determining the presence of a quorum.
•Proposal 4: The affirmative vote of a majority of the total votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan. Abstentions and broker non-votes will have no effect on the results of this proposal, although they will count for purposes of determining the presence of a quorum.
•Proposal 5: The affirmative vote of a majority of the total votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan. Abstentions and broker non-votes will have no effect on the results of this proposal, although they will count for purposes of determining the presence of a quorum.
•Proposal 6: The affirmative vote of the majority of the outstanding voting stock of the Company, voting as a single class, is required to approve the proposed amendment and restatement of the Certificate of Incorporation to change the stockholder vote required to amend the provision for stockholder action by written consent from supermajority to majority, and implement other ministerial changes. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on this Proposal 6, the abstention has the same effect as a vote against this proposal. Shares of voting stock of the Company resulting in broker non-votes, if any, also have the same effect as a vote against Proposal 6.
Who can attend the Annual Meeting?

All stockholders as of October 21, 2025, or their duly appointed proxies, may attend the Meeting. In order to attend the Meeting, a stockholder must own FactSet stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Annual Meeting.
What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether there is a quorum. If a broker, bank, custodian, nominee, or other record holder of FactSet common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether there is a quorum. Since there were [●] shares of common stock outstanding on October 21, 2025, the presence of holders of [●] shares is a quorum. We must have a quorum to conduct the Meeting.
Who will count the votes?

The appointed inspector of elections will tabulate votes cast by proxy or at the Meeting.
What are broker non-votes?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute broker non-votes. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as non-discretionary matters.
How are abstentions and broker non-votes treated?
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Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For information on how abstentions and broker non-votes are treated for purposes of each proposal, see the information provided above under the heading "How many votes does it take to pass each matter?"
What does it mean if I receive more than one proxy card or instruction form?
If you receive more than one proxy card or instruction form, it means that you have multiple accounts with our transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all your shares.
What are the costs of soliciting these proxies and who will pay them?
We will bear the entire cost of preparing, printing and mailing this Notice and Proxy Statement, the proxy card, our 2025 Annual Report on Form 10-K and any additional solicitation material that we may provide to stockholders. The solicitation of proxies will be conducted primarily by mail, but may also include Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Meeting. We will pay Innisfree a fee of $20,000 and reasonable out-of-pocket expenses for its services. We also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
If you have any questions or wish to receive additional copies of our 2025 Proxy Statement or Annual Report, please contact our Investor Relations Department at 1-203-810-1000 or through the website at https://investor.factset.com. We can also receive correspondence through the mail at 45 Glover Avenue, Norwalk, CT 06850.
In addition, if you have any questions or need assistance voting your shares, you may contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 687-1871
Banks and Brokers may call collect: (212) 750-5833

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the notice and access rules adopted by the SEC, we are making this Proxy Statement and our Annual Report available to our stockholders over the Internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and Annual Report over the Internet, how to request a printed or email copy of these materials, and how to vote by Internet and mail. We mailed the Notice of Internet Availability of Proxy Materials on or about [●]. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.
You can receive a free paper or email copy of the materials by requesting prior to December 4, 2025 by visiting www.ProxyVote.com, calling 1-800-579-1639, or sending an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line. Unless requested, you will not otherwise receive a paper or email copy.
In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.
What is householding?
If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address
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unless you instructed the holder of record to the contrary. This practice, known as “householding," reduces multiple mailings to your household, reduces our printing and postage costs, and also reduces the environmental impact of the Meeting. If you wish to revoke your consent to "householding" for future mailings, you may contact Broadridge via phone at 1-866-540-7095 or via mail at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
How do I request a paper or email copy of the Proxy Statement or Annual Report at no charge?
We will mail, upon written request, and without charge, a copy of our Proxy Statement or our 2025 Annual Report, including our consolidated financial statements, schedule and list of exhibits. Requests should be sent to: FactSet Research Systems Inc., Attn: Investor Relations, 45 Glover Avenue, Norwalk, CT 06850. Our Proxy Statement and Annual Report are also available at https://investor.factset.com.
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Appendix A
FACTSET RESEARCH SYSTEMS INC.
2025 EMPLOYEE STOCK PURCHASE PLAN

1.Purpose. The Plan consists of two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component will be construed in a manner consistent with Section 423 of the Code. The Non- 423 Component will be subject to rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities law or other objectives for the Company and Eligible Employees. Except as otherwise provided herein or as determined by the Administrator, the Non- 423 Component will operate and be administered in the same manner as the 423 Component.
2.Definitions. As used herein, the following definitions will apply:
(a)    “Account” means the bookkeeping account established on behalf of a Participant to which (i) is credited all Contributions paid for the purpose of purchasing Common Stock under the Plan, (ii) is credited all shares of Common Stock purchased with such Contributions and (iii) will be charged all distributions of Common Stock, or withdrawals of Contributions, pursuant to the Plan. Such Account will remain unfunded as described in Section 28 hereof.
(b)    “Administrator” means the Board, the Committee or any individual validly delegated the authority of the Administrator in accordance with Section 14(b) of the Plan, as applicable. Until otherwise determined by the Board or the Committee, as of the date of effectiveness of the Plan, each of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Chief People Officer of the Company and the Chief Legal Officer of the Company shall be delegated all of the authority of the Administrator.
(c)    “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company.
(d)    “Agreement” means, either individually or collectively, any subscription, enrollment and/or withholding agreement, in the form prescribed by the Administrator, entered into pursuant to the Plan between the Company or a Designated Company and a Participant. Such Agreement will be an authorization for the Company or a Designated Company to withhold amounts from such Participant’s Compensation, at the Contribution Rate specified in the Agreement, to be applied to purchase Common Stock.
(e)     “Applicable Exchange” means The Nasdaq Stock Market and The New York Stock Exchange or any other national stock exchange or quotation system on which the shares of Common Stock may be listed or quoted.
(f)    “Applicable Law” means legal requirements relating to the Plan under U.S. federal and state corporate law, U.S. federal and state securities law, the Code, the Applicable Exchange and the applicable securities, exchange control, tax and other laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.
(g)    “Board” means the Board of Directors of the Company.
(h)    “Change of Control” means that any of the following events shall have occurred: (i) a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group, other than the Company, a Subsidiary, or an employee benefit plan (or related trust) of the Company or a Subsidiary, become(s) the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then-outstanding voting stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new director whose election by the Board or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; (iii) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the stockholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (A) the entity or entities, if any, that succeed to the business of the Company or (B) the combined company); (iv) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the Board in office
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immediately prior to such transaction or event constitutes less than a majority of the Board thereafter; or (v) the sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.
(i)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.
(j)    “Committee” means the Compensation and Talent Committee of the Board.
(k)    “Common Stock” means the Company’s common stock, par value $0.01 per share, or the common stock of any successor to the Company, which is designated for purposes of the Plan.
(l)    “Company” means FactSet Research Systems Inc., a corporation organized under the laws of Delaware, together with any successor thereto.
(m)    “Compensation” means the base compensation (salary or wages) paid in cash to the Participant by the Company or a Designated Company, as applicable, as compensation for services to the Company or a Designated Company, as applicable, before deduction for any salary deferral contributions made by the Participant to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, salaried production schedule premiums, holiday pay, vacation pay, paid time off (“PTO”) (including any PTO payouts), sick pay, jury duty pay, funeral leave pay, other employer-paid leave pay (including parental leave pay, and bereavement leave pay), volunteer time off and military pay, but excluding (i) education or tuition reimbursements, (ii) imputed income arising under any group insurance or benefit program, (iii) travel expenses, (iv) business and moving reimbursements, including tax gross ups and taxable mileage allowance, (v) income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards, (vi) all contributions made by the Company or any Designated Company for the Participant’s benefit under any employee benefit plan now or hereafter established (such as employer-paid 401(k) plan or defined benefit plan contributions), (vii) all stipends (such as health and wellness stipend, internet stipend, and home office setup stipend), (viii) all payments by the state or other regulatory agencies, (ix) severance pay, and (x) all other cash bonuses not mentioned above (such as referral bonuses, peer bonuses, and sign-on bonuses) or other incentive-type payments. Compensation will be calculated before deduction of any income or employment tax withholdings. Compensation will include the net impact of any current-period payments/deductions to correct for prior-period payroll errors (unless the Administrator, in its sole discretion, elects to give such corrections retroactive effect for purposes of this Plan). The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the 423 Component will apply on a uniform and nondiscriminatory basis. Further, the Administrator will have discretion to determine the application of this definition to Participants outside the United States. Unless otherwise specified by the Administrator, as of the date of effectiveness of the Plan, Compensation will have the same meaning as under the Prior Plan prior to its termination.
(n)    “Contribution Rate” means the rate of Contribution to the Plan, which will be specified in whole percentages and subject to any limits as may be set by the Administrator from time to time. Unless otherwise specified by the Administrator, the Contribution Rate will be no less than 1% and no greater than 10%.
(o)     “Contributions” means the amounts that the Company may permit a Participant to make to fund the exercise of options granted pursuant to the Plan.
(p)    “Designated Company” means each Subsidiary and Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company, its Subsidiaries, and any Parent of the Company may be Designated Companies. The Administrator may assign each Designated Company to participate in the 423 Component or the Non-423 Component but not both. An Affiliate that is disregarded for U.S. federal income tax purposes in respect of a Designated Company participating in the 423 Component will automatically be a Designated Company participating in the 423 Component. An Affiliate that is disregarded for U.S. federal income tax purposes in respect of a Designated Company participating in the Non-423 Component may be excluded from participating in the Plan by the Administrator or may be assigned by the Administrator to an Offering within the Non-423 Component that is separate from the Offering to which the Administrator assigns the Designated Company with respect to which it is disregarded.
(q)    “Eligible Employee” means any individual who is employed in the United States (unless otherwise required by Applicable Law or the Administrator determines otherwise) on a full-time or part-time basis by the Company or a Designated Company on the Offering Start Date. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence that the Employer approves or is otherwise legally protected under Applicable Laws. Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by Applicable Laws or by contract, the employment relationship will be deemed to have
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terminated three months and one day following the commencement of such leave or such other period specified under the Treasury Regulations. The Administrator may, in its discretion, from time to time prior to an Offering Start Date for all options to be granted on such Offering Start Date relating to an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Section 1.423-2 of the Treasury Regulations) that the definition of Eligible Employee will or will not include: (i) employees whose customary employment is not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion); (ii) employees whose customary employment is for not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion); (iii) employees who are considered to be a highly compensated employee of the Company or Designated Company within the meaning of Section 414(q) of the Code (or such higher level of compensation and/or solely those employees who are officers subject to the disclosure requirements of Section 16 of Exchange Act, as may be determined by the Administrator in its discretion); or (iv) employees who have not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion); provided, however, that the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering; provided further, unless and until the Administrator determines otherwise, only those employees described in clauses (i) and (ii) are excluded from the class of Eligible Employees. Each exclusion will be applied with respect to an Offering in a manner complying with Section 1.423-2(e) of the Treasury Regulations. Notwithstanding the foregoing, (1) for purposes of any Offering under the 423 Component, the Administrator may determine that the definition of Eligible Employee will not include employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) if (A) the grant of an option under the Plan or such Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Plan or such Offering to violate the requirements of Section 423; and (2) for purposes of any Offering under the Non-423 Component, the Administrator may alter the definition of Eligible Employee in its discretion, provided that anyone included in the definition must be a Person to whom the issuance of stock may be registered on Form S-8 under the U.S. Securities Act of 1933, as amended.
(r)    “Employer” means the employer of the applicable Eligible Employee(s).
(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.
(t)    “Fair Market Value” means, as of any relevant date, the value of a share of Common Stock determined as follows: (i) the closing per-share sales price of the Common Stock as reported by any Applicable Exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Common Stock, provided that the Administrator will select the Applicable Exchange for such purposes if closing sales prices for the Applicable Exchanges are not identical; or (ii) in the event there shall be no public market for the Common Stock on such date, the fair market value of the Common Stock as determined in good faith by the Administrator.
(u)    “HR Director” means the Chief People Officer of the Company or his or her designee, including any designated third-party provider that assists with the administration of the Plan, unless the Administrator determines otherwise.
(v)    “New Purchase Date” means a new Purchase Date if the Administrator shortens any Offering Period then in progress.
(w)    “Nominee” means the custodian, if any, designated by the Company for the Accounts held under the Plan.
(x)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 5 hereof. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Section 1.423-2(a)(1) of the Treasury Regulations, the terms of each Offering need not be identical; provided, however, that the terms of the Plan and an Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of the Treasury Regulations.
(y)    “Offering Periods” means each period during which an option granted pursuant to the Plan is outstanding. Unless otherwise specified by the Administrator, Offering Periods will begin on the first Trading Day of each fiscal quarter of the Company and end on the last Trading Day of such fiscal quarter. As of the date of adoption of the Plan by the Board, the fiscal quarters of the Company commence on March 1, June 1, September 1 and December 1. The duration and timing
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of Offering Periods may be changed pursuant to Sections 5 and 20 hereof; provided that an Offering Period will always begin and end with a Trading Day.
(z)    “Offering Start Date” means the first day of an Offering Period.
(aa)    “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)    “Participant” means an Eligible Employee who participates in the Plan.
(cc)    “Person” means a “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act.
(dd)    “Plan” means this FactSet Research Systems Inc. 2025 Employee Stock Purchase Plan, as may be amended from time to time.
(ee)    “Plan Year” means the 12 consecutive month period commencing on September 1 and ending on the following August 31. The Administrator may at any time designate another period as the Plan Year.
(ff)    “Prior Plan” means the FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan, as amended and restated and as further amended from time to time.
(gg)    “Purchase Date” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 19(a) hereof, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Purchase Date that otherwise would have occurred on the last Trading Day of such Purchase Period.
(hh)    “Purchase Period” means the periods during an Offering Period during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless otherwise specified by the Administrator, each Offering Period will consist of a single Purchase Period for the duration of such Offering Period.
(ii)    “Purchase Price” means, with respect to a Purchase Period, an amount equal to 85% of the Fair Market Value on the Offering Start Date or on the Purchase Date, whichever is lower; provided, however, that a higher Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision) or any other Applicable Laws or pursuant to Section 19 hereof.
(jj)    “Section 409A” means Section 409A of the Code, as amended, including the rules and regulations promulgated thereunder, or any state law equivalent.
(kk)    “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code, of the Company.
(ll)    “Trading Day” means a day on which the Applicable Exchanges are open for trading.
(mm)    “Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
3.Share Limitations; Certain Provisions Relating to Common Stock. (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum aggregate number of shares of Common Stock that will be made available for issuance under the Plan will be 500,000 shares of Common Stock.
(b)    If any option granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such option will remain available for issuance under the Plan.
(c)    Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) or except as otherwise provided for in the Plan, a Participant will have only the rights of an unsecured creditor with respect to such shares of Common Stock, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares of Common Stock.
4.Eligibility. (a) Generally. Any individual who is an Eligible Employee during a given Offering Period will be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 6 hereof.
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(b)    Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted an option under the 423 Component of the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Affiliate and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any Affiliate or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Affiliate accrues at a rate that exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the Treasury Regulations thereunder.
(c)    Equal Rights and Privileges. Notwithstanding any provisions of the Plan to the contrary, each Eligible Employee granted an option under the 423 Component of the Plan will have the same rights and privileges with respect to such option to the extent required under Section 423(b)(5) of the Code and Section 1.423-2(f) of the Treasury Regulations.
5.Offering Periods. (a) The Plan will be implemented by one or more Offering Periods. Offerings may be consecutive or overlapping as determined by the Administrator. The duration and timing of Offering Periods may be changed pursuant to this Section 5 and Section 19 hereof. The Administrator will have the power to establish the duration of the first Offering Period and change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings. No Offering Period may be more than 27 months in duration.
(b)    Prior to the Offering Start Date of an Offering Period, the Administrator will establish the maximum number of shares of Common Stock that an Eligible Employee will be permitted to purchase during each Purchase Period during such Offering Period. Unless otherwise specified by the Administrator, all shares of Common Stock remaining available under the Plan shall be available for purchase during each Purchase Period, subject to the other limitations of the Plan.
6.Participation. An Eligible Employee may participate in the Plan pursuant to Section 4 hereof by enrolling and completing an Agreement and submitting it to the Company or representative designated by the Company (including a third-party administrator designated by the Company) in such manner prescribed by the Company and by the deadline set by the Company. Unless the Participant withdraws from the Plan, the Participant’s employment terminates, or the Participant becomes ineligible to participate in the Plan, the Participant will automatically continue to participate in subsequent Offering Periods.
7.Contributions. (a) At the time a Participant enrolls in the Plan pursuant to Section 6 hereof, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each payday during the Offering Period equal to the Contribution Rate of the Participant’s Compensation he or she receives on the payday. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the applicable Agreement or otherwise made available by the Administrator prior to each Purchase Date of each Purchase Period.
(b)    In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first payroll date following the Offering Start Date or, if later, his or her commencement of participation in the Plan and will end on the last payroll date on or prior to the last Purchase Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof. Notwithstanding the foregoing, for administrative convenience, the Administrator (by announcement prior to the first affected Offering Period) may determine that Contributions with respect to an eligible payday occurring on a Purchase Date (or during a period of up to five business days prior to a Purchase Date) will be applied instead to the subsequent Purchase Period or Offering Period.
(c)    All Contributions made for a Participant will be credited to his or her Account under the Plan.
(d)    A Participant may discontinue his or her participation in the Plan as provided under Section 11 hereof. Unless otherwise determined by the Administrator, during a Purchase Period, a Participant may elect to increase or decrease his or her Contribution Rate in a manner prescribed by the Administrator. The Administrator may, in its sole discretion, provide for, or amend the nature and/or number of Contribution Rate changes that may be made by Participants during any Offering Period or Purchase Period and may establish other conditions, limitations or procedures as it deems appropriate for Plan administration. A Participant’s authorization to change his or her Contribution Rate will remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.
(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4(c) hereof, or as a result of a hardship distribution from the Company’s 401(k) plan, a Participant’s Contributions
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may be decreased by the Administrator to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 4(c) hereof, to the extent necessary in such case, Contributions will recommence at the rate provided in such Participant’s Agreement at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof or, in the case of a hardship distribution from the Company’s 401(k) plan, when permitted pursuant to that plan.
(f)    Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted (or the remittance of payroll deductions by a Designated Company to the Company is not feasible) under Applicable Laws, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) the Participants are participating in the Non-423 Component.
(g)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for any federal, state, local or any other tax liability of the Participant that is payable to any authority including taxes imposed by jurisdictions outside of the United States, national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation, or require such Participant to remit to the Company (or make other arrangements satisfactory to the Company, as determined in the Administrator’s discretion, regarding payment to the Company of), the amount necessary for the Company or the Employer to satisfy applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or utilize any other method of withholding the Company deems appropriate (such as requiring a market sale of shares received under the Plan).
8.Grant of Option. (a) On the Offering Start Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock (which may include fractional shares, as provided for herein) as determined by dividing such Eligible Employee’s Contributions that accumulated prior to such Purchase Date and retained in the Eligible Employee’s Account as of the Purchase Date by the applicable Purchase Price; provided, however, that such purchase will be subject to the limitations set forth in Sections 3, 4(c) and 5(b) hereof.
(b)    Such purchase of shares of Common Stock will also be subject to the limitations under Section 6 hereof. Exercise of the option will occur as provided in Section 9 hereof, unless the Participant has withdrawn pursuant to Section 11 hereof. The option will expire on the last day of the Offering Period.
(c)    Notwithstanding anything in this Plan to the contrary, until otherwise determined by the Administrator, the maximum number of shares of Common Stock that may be subject to any option granted under this Plan shall be 250. Furthermore, the Administrator may, in its discretion, and prior to the Offering Start Date of any Offering Period, change the number or method of determining the number of shares of Common Stock subject to options to be granted on such Offering Start Date.
9.Exercise of Option. (a) Unless a Participant withdraws from the Plan as provided in Section 11 hereof, his or her option for the purchase of shares of Common Stock will be exercised automatically on each Purchase Date, and the maximum number of shares subject to the option (which may include fractional shares, as provided for herein) will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions then in his or her Account, subject to the limitations under Sections 4(b) and 7(f) hereof. If fractional shares cannot be purchased, any Contributions accumulated in an Account that are not sufficient to purchase a full share of Common Stock will either, as determined by the Administrator, (i) be retained in the Account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof, or (ii) be refunded to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)    If the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed the number of shares of Common Stock that were available for issuance under the Plan on such Purchase Date, the Administrator may, in its sole discretion, provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Purchase Date in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to
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purchase Common Stock on such Purchase Date, and either (x) continue all Offering Periods then in effect or (y) terminate any or all Offering Periods then in effect pursuant to Section 19 hereof.
10.Delivery. (a) The shares of Common Stock purchased on behalf of a Participant in accordance with Section 9 hereof will initially be credited to a book entry account established by the Company in the name of the Participant or will be registered in the name of a Nominee, as the Company will determine in its discretion, and credited to the Participant’s Account. Stock certificates will not be issued to a Participant for the Common Stock held on his or her behalf under the Plan, but all rights accruing to an owner of record of such Common Stock, including, without limitation, voting and tendering rights, will belong to the Participant for whose Account such Common Stock is held on the terms and conditions provided for herein.
(b)    A Participant may, at any time, direct the sale of some or all of the shares of Common Stock allocated to the Participant’s Account by providing instructions in such manner designated by the HR Director for such purpose. The proceeds of any sale of shares of Common Stock will be paid to the Participant net of all applicable required withholding taxes and transaction costs. The HR Director may establish procedures as to the timing and permitted frequency of such sales by Participants. Unless otherwise determined by the Administrator or the HR Director, no Participant will have the right to have issued to him or her, prior to termination of employment with the Company or a Designated Company, a certificate or certificates for some or all of the full shares of Common Stock previously purchased on his or her behalf under the Plan; provided, however, that a Participant will have the right, upon written request to the HR Director, to receive some or all of the full shares of Common Stock previously purchased on his or her behalf under the Plan to the extent such shares have been held in custody under the Plan, on behalf of the Participant, until 18 months from the date of purchase of such shares. Such transfer of shares may be evidenced by the delivery of a certificate or certificates or such other method as determined by the Administrator. In the event a Participant’s Account is terminated, any fractional share held in the Account will be paid to the Participant in cash.
(c)    Upon the termination of the Plan pursuant to Section 19, any full shares of Common Stock purchased for the benefit of any Participant and held under the Plan will be transferred to and, if deemed necessary by the Administrator, registered in the name of each such Participant as soon as administratively practicable.
(d)    Each Participant (or, in the event of his or her death, his or her beneficiary) is entitled to direct the Company (or, if applicable, the Nominee) as to the manner in which any shares of Common Stock held on behalf of such Participant are to be voted. Shares of Common Stock as to which the Company (or the Nominee) will not have received timely written voting directions by a Participant will not be voted. Each Participant (or, in the event of his or her death, his or her beneficiary) is also entitled to direct the Company (or the Nominee) in writing as to the manner in which to respond to a tender or exchange offer with respect to shares of such Common Stock, and the Company (or the Nominee) will respond in accordance with such directions. If the Company (or the Nominee) will not have received timely written directions from a Participant as to the response to such offer, the Company (or the Nominee) will not tender or exchange any shares of Common Stock allocated to such Participant’s Account.
(e)    All cash dividends paid on any shares of Common Stock that are credited to a Participant’s Account as of a given dividend record date will be automatically reinvested in additional shares of Common Stock, as follows:
(i)    100% of the cash dividends paid on shares of Common Stock credited to the Participant’s Account as of a dividend record date will be used to purchase additional shares of Common Stock at a “Purchase Price” equal to 100% of the Fair Market Value of a share of Common Stock on the applicable dividend payment date. Upon the Participant’s withdrawal from the Plan as provided in Section 11 hereof, cash dividends paid on any shares of Common Stock that remain credited to the Participant’s Account will continue to be automatically reinvested in additional shares of Common Stock until the shares are transferred out of the Participant’s Account.
(ii)    Fractional shares will be purchased pursuant to this Section 10(e) and credited to the Participant’s Account. Shares of Common Stock purchased pursuant to this Section 10(e) may be newly issued shares or treasury shares and will be subject to the limitation on shares available for sale under the Plan as set forth in Section 3 hereof.
(f)    The Administrator will require a Participant or his or her beneficiary to give prompt written notice to the Company concerning any disposition of shares of Common Stock received upon the exercise of such Participant’s option within: (i) two years from the date of granting of such option to such Participant; (ii) one year from the applicable Purchase Date; or (iii) such other period as the Administrator may from time to time determine.
(g)    Any shares of Common Stock distributed as a result of a stock split, stock dividend or stock distribution with respect to the shares of Common Stock credited to a Participant’s Account will be credited to such Account. In
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the event of any other non-cash dividend or distribution in respect of the shares of Common Stock credited to a Participant’s Account, the Company will, if reasonably practicable and at the direction of the Board, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as set forth in Section 10(e) hereof with respect to cash paid on the dividend payment date.
11.Withdrawal. (a) A Participant may withdraw all but not less than all the Contributions credited to his or her Account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose or (ii) following an electronic or other withdrawal procedure determined by the Administrator. Notwithstanding the foregoing, the Administrator may establish a reasonable deadline by which time withdrawals must be submitted in order for the Participant to avoid automatic exercise of his or her option on the Purchase Date (unless the Administrator in its sole discretion elects to process the withdrawal more quickly or as may be required by Applicable Laws). All of the Participant’s Contributions credited to his or her Account and not applied to the purchase of shares of Common Stock will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan in the manner and by the deadline prescribed by the Company.
(b)    A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Subsidiary or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
12.Termination and Transfer of Employment. (a) Upon a Participant’s ceasing to be an Eligible Employee, for any reason (including by reason of the Participant’s Employer ceasing to be a Designated Company or by reason of Participant's transfer of employment to an Affiliate that is not a Designated Company), he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s Account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant’s option will be automatically terminated. Upon the termination of employment of a participant with the Company or a Designated Company, all shares of Common Stock then credited to the Participant’s Account will be distributed to him or her and, if deemed necessary by the Administrator, registered in his or her name.
(b)    Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; provided, however, that if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the option will remain non-qualified under the Non-423 Component. The Administrator may establish additional or different rules governing employment transfers.
13.Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component.
14.Administration. (a) The Plan will be administered by the Committee, which Committee will be constituted to comply with Applicable Laws. Nothing in such appointment will preclude the Board from itself taking any administrative action set forth herein, except where such action is required by Applicable Laws to be taken by the Committee. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate administrative duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such rules, procedures, sub-plans and appendices to the Agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which rules, procedures, sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3(a) hereof, but unless otherwise superseded by the terms of such rules, procedures, sub- plans and appendices, the provisions of this Plan will govern the operation of such rules, procedures, sub-plans or appendices). Unless otherwise determined by the Administrator, the Eligible
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Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions and, further, including making any adjustments to correctly reflect a Participant’s elected Contribution Rate), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, with respect to the 423 Component, to the extent permitted by Section 1.423-2(f) of the Treasury Regulations, the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the United States. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
(b)    The Administrator may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to (i) the Chief Executive Officer of the Company or (ii) one or more senior officers of the Company, in each case, any or all of its authority under the Plan and all necessary and appropriate decisions and determinations with respect thereto; provided that, (A) such delegated authority shall not include any authority to amend or terminate the Plan or to take any action that would increase the number of shares that may be purchased in an Offering Period or Purchase Period or that would require the approval of the Board or the Committee to exempt a transaction under Section 16(b) of the Exchange Act and (B) each such officer may further delegate such authority to any direct subordinate of such officer.
15.Designation of Beneficiary. (a) If permitted by the Administrator and subject to Applicable Laws, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option.
(b)    A Participant’s designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed as can be determined by the Administrator, the Company, in its discretion, will deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Administrator may designate.
(c)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) hereof, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by Section 1.423-2(f) of the Treasury Regulations.
16.Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.
17.Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are allocated, Participants will have only the rights of an unsecured creditor with respect to such shares.
18.Adjustments, Dissolution, Liquidation, or Change of Control. (a) Adjustments. In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Common Stock or other securities of the Company or other change in the corporate structure of the Company affecting the Common Stock, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it shall deem equitable, adjust the number and class of
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Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 3 hereof and established pursuant to Sections 5(b) and 8 hereof; provided, however, that any fractional shares resulting from any such adjustment may be eliminated, if so determined by the Committee, by rounding to the next lower whole number of shares with appropriate payment for such fractional shares as will be reasonably determined by the Administrator.
(b)    The existence of the Plan and any options granted hereunder will not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or a Subsidiary, any issue of debt, preferred or prior preference stock ahead of or affecting Common Stock, the authorization or issuance of additional shares of Common Stock, the dissolution or liquidation of the Company or any Subsidiary, any sale or transfer of all or part of the Company’s or a Subsidiary’s assets or business or any other corporate act or proceeding.
(c)    Dissolution or Liquidation. In the event a proposed dissolution or liquidation, Change of Control or other similar transaction of the Company receives all requisite approvals under Applicable Laws, any Offering Period then in progress will be shortened by setting a New Purchase Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, Change of Control or other similar transaction, as applicable, unless provided otherwise by the Administrator. The New Purchase Date will be before the date of the Company’s proposed dissolution or liquidation, Change of Control or other similar transaction, as applicable. The Administrator will notify each Participant in writing or electronically, prior to the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.
19.Amendment or Termination. (a) The Administrator, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its sole discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Administrator in its sole discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18 hereof). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ Accounts that have not been used to purchase shares of Common Stock will be returned to the applicable Participants (without interest thereon, except as otherwise required under Applicable Laws) as soon as administratively practicable.
(b)    Without stockholder consent and without limiting Sections 14(a) or 19(a) hereof, the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)    altering the Purchase Price for any Offering Period or Purchase Period, including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)    shortening any Offering Period or Purchase Period by setting a New Purchase Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)    reducing the maximum Contribution Rate; and
(v)    reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
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Such modifications or amendments will not require stockholder approval or the consent of any Participants.
(d)    Notwithstanding the foregoing to the contrary, only the Board or the Committee may terminate the Plan or amend the Plan to change (i) the duration or timing of any Offering Period or Purchase Period, (ii) the Purchase Price, (iii) the maximum permitted Contribution Rate, (iv) the number of shares of Common Stock subject to the Plan or (v) the definition of Eligible Employee or to take any other action that would require the approval of the Board or the Committee to avoid short-swing profit liability under Section 16 of the Exchange Act. Furthermore, any amendment to increase the number of shares of Common Stock subject to the Plan or to expand the definition of Eligible Employee will be subject to the approval of the Company’s stockholders.
20.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.Conditions Upon Issuance of Shares. (a) Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliances.
(b)    As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22.Section 409A. Options granted under the 423 Component of the Plan are exempt from the application of Section 409A and any ambiguities herein will be interpreted to so be exempt from Section 409A. Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A under the short-term deferral exception or compliant with Section 409A and any ambiguities will be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an option to purchase Common Stock under the Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.
23.Term of Plan. The 423 Component will become effective upon approval by the Board, provided that the 423 Component will only remain effective past the first anniversary of such approval if it is approved by the stockholders prior to such anniversary. The Non-423 Component, and therefore the Plan in its entirety, will become effective upon approval by the stockholders. The Plan will continue in effect for a term of 20 years, unless terminated earlier under Section 19 hereof.
24.Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Connecticut, without giving effect to the conflict of laws provisions thereof.
25.Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, or would disqualify the Plan under any law deemed applicable by the Administrator, such provision will be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan, such provision will be construed or deemed stricken as to such jurisdiction or Person and the remainder of the Plan will remain in full force and effect.
26.No Right to Continued Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or an Affiliate, as applicable. Further, the Company or an Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan, unless otherwise required pursuant to Applicable Laws.
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27.Indemnification. No current or previous member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, including in the capacity as Administrator or as HR Director, will be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan. All such members of the Board or the Committee and each and every officer or employee of the Company acting on their behalf will, to the extent permitted by Applicable Law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation of the Plan. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation, or Bylaws, as a matter of law or otherwise.
28.Unfunded Status of Plan. The Plan will be an unfunded plan. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments provided that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
29.Participants Bound by Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant will be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator or the Company, in any case in accordance with the terms and conditions of the Plan.
30.Electronic Administration. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or use an online or electronic system established and maintained by the Company or another third party designated by the Company for Plan participation. Any Plan requirement to provide a notice or a document in writing may be satisfied by electronic means to the extent permitted by the Company and Applicable Laws.
31.Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
32.Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they will be deemed to be followed by the words “but not limited to”, and the word “or” will not be deemed to be exclusive. Pronouns and other words of gender will be read as gender-neutral. Words importing the plural will include the singular and the singular will include the plural. For the avoidance of doubt, where a term of the Plan is required by Section 423 of the Code, such term need not apply to the Non-423 Component of the Plan as determined in the sole discretion of the Administrator.

Appendix B
FACTSET RESEARCH SYSTEMS INC.
2025 OMNIBUS INCENTIVE PLAN

Section 1.Purpose. The purpose of the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of FactSet Research Systems Inc. (the “Company”) and its Subsidiaries, thereby furthering the best interests of the Company and its stockholders.
Section 2.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.
(b)    “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)    “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
(d)    “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
(e)    “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a
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Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any Service Agreement or, in the absence of any such agreement or any such definition in such agreement, such term shall mean: (i) intentional wrongdoing, gross negligence or willful misconduct in the performance of the Participant’s duties or otherwise in respect of the Company or its Affiliates, (ii) willful, deliberate or negligent conduct that is materially injurious to the Company or its Affiliates; (iii) commission of, conviction of, plea of guilty to, or plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (iv) commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any Affiliate, (v) material breach of any policies of the Company or its Affiliates or (vi) material breach of any applicable Service Agreement.
(h)    “Change in Control” means the occurrence of any one or more of the following events:
(i)    any Person, other than (A) any employee plan (or related trust) established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;
(ii)    a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs pursuant to either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(iii)    the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power or total fair market value of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power or total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power or total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or
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(iv)    the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.
(i)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
(j)    “Committee” means the Compensation and Talent Committee of the Board unless another committee is designated by the Board.
(k)    “Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary.
(l)    “Director” means any member of the Board.
(m)    “Disability” shall, with respect to any Participant, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability; provided, however, that if the Grantee is not covered by a long-term disability plan or policy, and in all cases for purposes of the post-termination exercise period for an Incentive Stock Option, “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination of Disability will be final and binding on all parties concerned.
(n)    “Effective Date” means the date on which the Plan is adopted by the Board and approved by the stockholders of the Company.
(o)    “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.
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(q)    “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the applicable date of determination (or, if there is no reported sale on such date, on the last preceding business day on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the mean of the bid and asked prices for a Share in over the counter market as reported in the National Association of Securities Dealers Automatic Quotation System (NASDAQ) on that date (or, if there is no quotation on such date, on the last preceding business day on which there was a quotation), and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
(r)    “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” set forth in any Service Agreement or, in the absence of any such agreement or any such definition in such agreement, such term shall mean: (i) a material reduction in the Participant’s authority, duties, or responsibilities; (ii) a material reduction in the Participant’s base salary or target annual bonus opportunity; (iii) a relocation of the Participant’s primary location of employment to more than 50 miles from the Participant’s current primary location of employment; or (iv) breach by the Company or its Subsidiaries of any material written agreement between the Company and its Subsidiaries and the Participant; provided, that “Good Reason” shall not exist unless (A) the Participant provides the Company with written notice no later than 30 days after the occurrence of the event purported to the basis for Good Reason, setting forth in reasonable detail the Participant’s basis for a claim of Good Reason, (B) the Company fails to cure such event within 60 days after receipt of such notice, and (C) the Participant resigns from employment and all other positions with the Company and its Subsidiaries no later than 30 days after the end of the notice period in (B).
(s)    “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.
(t)    “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.
(u)    “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.
(v)    “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
(w)    “Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.
(x)    “Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, provided that no dividend equivalents or other distributions shall be paid with respect to any Shares subject to any Other Stock-Based Awards that do not vest pursuant to their terms.
(y)    “Participant” means the recipient of an Award granted under the Plan.
(z)    “Performance Award” means an Award granted pursuant to Section 10.
(a)(a)    “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.
(b)(b)    “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(c)(c)    “Prior Award” means an award granted prior to the Effective Date under the Prior Plans.
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(d)(d)    “Prior Plans” means the FactSet Research Systems Inc. Stock Option and Award Plan, as amended and restated as of December 19, 2017, and the FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan, as amended and restated as of December 19, 2017.
(e)(e)    “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.
(f)(f)    “RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents, provided that no dividend equivalents or other distributions shall be paid with respect to any Shares subject to any RSUs that do not vest pursuant to their terms.
(g)(g)    “SAR” means a right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.
(h)(h)    “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Subsidiaries and a Participant.
(i)(i)    “Share” means a share of the Company’s common stock, $0.01 par value.
(j)(j)    “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.
(k)(k)    “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.
(l)(l)    “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or non-employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).
Section 3.    Eligibility. Any Employee, non-employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.
Section 4.    Administration.
(a)    Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.
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(b)    Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not apply to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.
(c)    Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
Section 5.    Shares Available for Awards.
(a)    Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall equal the sum of (i) 1,800,000 Shares and (ii) the total number of Shares available for future awards under the Prior Plans as of the Effective Date. From and after the Effective Date, no new awards may be granted under the Prior Plans. For purposes of Section 5(a) and Section 5(b), each Share subject to an Option or Stock Appreciation Right shall be counted against the limit set forth herein as one Share, and each Share subject to an Award other than Options and Stock Appreciation Rights shall be counted against the limit set forth herein as 2.5 Shares. Any Prior Awards outstanding as of the Effective Date shall continue to be subject to the terms and conditions of the applicable Prior Plan and applicable award agreements. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.
(b)    If any Award or Prior Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed or cash-settled Award or Prior Award shall again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award or Prior Award and (ii) any Shares tendered or withheld to pay the exercise price of Options or Prior Awards. Shares subject to an SAR that are not actually issued in connection with its settlement on exercise thereof shall not be again available for grant under the Plan.
(c)    In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the
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Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 20 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:
(i)    the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f);
(ii)    the number and type of Shares (or other securities) subject to outstanding Awards;
(iii)    the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(iv)    the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;
provided, however, that except as otherwise provided in an Award Agreement, the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(d)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.
(e)    A Participant who is a non-employee Director may not receive compensation for any fiscal year in excess of $750,000 in the aggregate, including cash payments and Awards. Notwithstanding the foregoing, with respect to the first fiscal year in which the Participant commences service as a non-employee Director, such Participant may not receive compensation for any fiscal year in excess of $1,000,000 in the aggregate.
(f)    Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be 1,800,000.
Section 6.    Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)    The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.
(b)    The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. Subject to Section 13, the Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.
(c)    The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.
(d)    To the extent an Option is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Option shall be deemed automatically exercised immediately before its expiration.
(e)    No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).
(f)    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).
(g)    Except as otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service for reasons other than for Cause, the portion of any Option that is vested and exercisable as of the
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date of such termination shall remain exercisable until the earlier of (A) the date that is 90 days following such Termination of Service and (B) the expiration of the term of such Option.
Section 7.    Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)    SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.
(b)    The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.
(c)    The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. Subject to Section 13, the Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.
(d)    Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.
(e)    To the extent a SAR is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the SAR shall be deemed automatically exercised immediately before its expiration.
(f)    No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).
(g)    Except as otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service for reasons other than for Cause, the portion of any SAR that is vested and exercisable as of the date of such termination shall remain exercisable until the earlier of (A) the date that is 90 days following such Termination of Service and (B) the expiration of the term of such SAR
Section 8.    Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)    The Award Agreement shall specify the vesting schedule.
(b)    Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c)    Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends; provided that no dividends shall be paid to a Participant in respect of Awards of Restricted Stock unless and until and to the extent such Restricted Stock becomes vested.
(d)    The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards; provided that no dividends shall be paid to a Participant in respect of Awards of Restricted Stock unless and until and to the extent such Restricted Stock becomes vested.
(e)    Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
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(f)    The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.
Section 9.    RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)    The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).
(b)    Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c)    An RSU shall not convey to a Participant the rights and privileges of a stockholder with respect to the Share subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such RSU.
(d)    The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards, provided that no dividend equivalents or other distributions shall be paid to a Participant in respect of an RSU unless and until and to the extent the underlying RSU becomes vested.
(e)    Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(f)    The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.
Section 10.    Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)    Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.
(b)    Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on
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Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
(c)    Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.
(d)    A Performance Award shall not convey to a Participant the rights and privileges of a stockholder with respect to the Share subject to such Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares subject to such Performance Award with respect to any dividends declared during the period that such Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, no dividend equivalents or other distributions shall be paid to a Participant in respect of a Performance Award unless and until and to the extent the underlying Performance Award becomes vested.
(e)    The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.
Section 11.    Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards, provided that no dividend equivalents or other distributions shall be paid to a Participant in respect of an Other Stock-Based Award unless and until and to the extent the underlying Other Stock-Based Award becomes vested. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.
Section 12.    Effect of Termination of Service or a Change in Control on Awards.
(a)    The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.
(b)    Subject to the last sentence of Section 2(ll), the Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.
(c)    In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:
(i)    continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;
(ii)    substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);
(iii)    acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such
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Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for Good Reason and/or due to a Participant’s death or Disability on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award;
(iv)    in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and
(v)    cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.
Section 13.    Minimum Vesting Requirements. Notwithstanding anything to the contrary herein, and subject to Section 12, Awards shall vest over a period of not less than one year following the date of grant (the “Minimum Vesting Requirements”); provided, however, that the following Awards shall not be subject to the Minimum Vesting Requirements: (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash obligations, and (iii) any additional Awards the Committee may grant up to a maximum of 5% of the Shares available for issuance under the Plan as set forth in Section 5(a), as may be adjusted pursuant to Section 5(c); provided, further, that the foregoing restriction does not apply to the Committee’s discretion to accelerate the vesting of Awards or otherwise lapse or waive the Minimum Vesting Requirements upon (A) the Participant’s death or Disability or (B) a Change in Control (subject to the requirements of Section 12).
Section 14.    General Provisions Applicable to Awards.
(a)    Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.
(b)    Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(c)    Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.
(d)    Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 14(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 14(d) shall not apply to any Award that has been fully
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exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
(e)    A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.
(f)    All certificates, if any, for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g)    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
(h)    The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, holding periods or other restrictions on transfer, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise.
Section 15.    Amendments and Terminations.
(a)    Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 19. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)    Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.
(c)    Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 19. The Committee shall be authorized to make adjustments in the terms and
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conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d)    No Repricing. Except as provided in Section 5(c), the Committee may not, without stockholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by: (i) amending or modifying the terms of the Option, SAR or similar Award to lower the exercise price; (ii) cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, RSUs, Performance Awards or Other Share-Based Awards in exchange; (iii) cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities. An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award; or (iv) taking any other action under the Plan that constitutes a “repricing” within the meaning of the applicable regulations of any stock exchange on which the Company is listed.
Section 16.    Miscellaneous.
(a)    No Employee, Consultant, non-employee Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
(b)    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or any applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.
(c)    No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
(d)    Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.
(e)    The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.
(f)    If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
(g)    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
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(h)    Unless otherwise expressly provided in an Award Agreement, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(i)    Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.
Section 17.    Effective Date of the Plan. The Plan shall be effective as of the Effective Date.
Section 18.    Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 15(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
Section 19.    Cancellation or “Clawback” of Awards.
(a)    The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, holding periods or other restrictions on transfer, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
(b)    Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to the Company’s Incentive Compensation Recoupment Policy and any other compensation recoupment policy adopted by the Company from time to time or as otherwise required by the listing standards of any national securities exchange or association on which the Company’s securities are listed or by applicable law (the “Clawback Policies”). Any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards shall, if applicable, be subject to reduction, cancellation, recovery, recoupment, forfeiture or other action pursuant to and as, to the extent, required by or determined under the Clawback Policies.
Section 20.    Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s
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right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
Section 21.    Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).
Section 22.    Data Protection. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:
(a)    administering and maintaining Participant records;
(b)    providing the services described in the Plan;
(c)    providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and
(d)    responding to public authorities, court orders and legal investigations, as applicable.
The Company may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above or (vii) regulators and others, as required by law.
If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through the contact set forth in the applicable employee privacy notice (the “Employee Privacy Notice”) that previously has been provided by the Company or its applicable Subsidiary to the Participant. The terms set forth in this Section 22 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 22 and the terms of the Employee Privacy Notice, the terms of this Section 22 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.
The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.
A Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.
Section 23.    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.
Appendix C
PROPOSED THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FACTSET RESEARCH SYSTEMS INC.

FactSet Research Systems Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
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1.The name of the Corporation is FactSet Research Systems Inc. The Corporation was originally incorporated under the name FactSet Research Corporation pursuant to the original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”), filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 25, 1984;
2.The Original Certificate of Incorporation was amended and restated by the Restated Certificate of Incorporation, filed with the Secretary of State on July 15, 1987 (the “Restated Certificate of Incorporation”), and was further amended on April 26, 1995, June 6, 1995, December 8, 1995, June 3, 1996, September 13, 2001 and December 16, 2011, in each case, by filing a Certificate of Amendment with the Secretary of State, effective as of such dates;
3.The Restated Certificate of Incorporation was amended and restated by the Second Amended and Restated Certificate of Incorporation (the “Second Restated Certificate of Incorporation”), filed with the Secretary of State on January 10, 2023, effective as of such date;
4.This Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL; and
5.This Certificate of Incorporation amends and restates the Second Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:
ARTICLE I
NAME OF CORPORATION
The name of the Corporation is FactSet Research Systems Inc.
ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
ARTICLE IV
STOCK
SECTION 4.01. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is one hundred and sixty million (160,000,000) shares of capital stock, consisting of (i) one hundred and fifty million (150,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
SECTION 4.02. Common Stock. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all matters on which stockholders are entitled to vote to the exclusion of all other stockholders. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of such stockholder on the books of the Corporation.
SECTION 4.03. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and, by filing a certificate (a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series
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and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors, with respect to each series of Preferred Stock, shall include, without limitation, determination of the following:
(a)    the designation of the series, which may be by distinguishing number, letter or title;
(b)    the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
(c)     the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
(d)    the dates at which dividends, if any, shall be payable;
(e)    the redemption rights and price or prices, if any, for shares of the series and the times, form of payment and other terms and conditions of any such redemption;
(f)    the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(g)    the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h)    whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(i)    restrictions on the issuance and re-issuance of shares of the same series or of any other class or series; and
(j)    the voting rights, if any, of the holders of shares of the series.
SECTION 4.04. No Cumulative Voting. No stockholder shall be entitled to exercise any right of cumulative voting.
ARTICLE V
TERM
The term of existence of the Corporation shall be perpetual.
ARTICLE VI
BOARD OF DIRECTORS
SECTION 6.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by this Certificate of Incorporation or the bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”), the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Certificate of Incorporation or by the Bylaws required to be exercised or done by the stockholders.
SECTION 6.02. Number of Directors. Except as otherwise fixed pursuant to the terms of any outstanding series of Preferred Stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if all vacancies or unfilled directorships were filled.
SECTION 6.03. Election of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock to elect directors under specified circumstances and to the other provisions of this Section 6.03, all directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders and until his or her successor has been duly elected
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and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. In no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy or unfilled directorship on the Board of Directors, regardless of how such vacancy or unfilled directorship shall have been created.
SECTION 6.04. Vacancies and Newly Created Directorships. Subject to applicable law and the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other reason, shall be filled solely by the Board of Directors, acting by not less than a majority of the directors then in office, although less than a quorum, and in the event that there is only one director remaining in office, by such sole remaining director. Any director appointed to fill a vacancy or unfilled directorship on the Board of Directors will be appointed for a term expiring at the annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director.
SECTION 6.05. Removal. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the removal of directors, any or all director(s) of the Corporation may be removed from office at any time by the stockholders, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of all classes of capital stock entitled to vote generally in the election of directors, voting together as a single class (the “Voting Stock”).
SECTION 6.06. Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VII
STOCKHOLDER ACTIONS
SECTION 7.01. Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the written consent of the stockholders of the Corporation in lieu of a duly called annual or special meeting of the stockholders of the Corporation; provided that such written consent is granted by the holders of at least eighty percent (80%) of the voting power of the outstanding shares of capital stock that would be entitled to vote on such action at a duly called annual meeting or special meeting of the stockholders of the Corporation; provided, further that the Corporation may amend this Article VII pursuant to Article XI if such amendment is adopted by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.
ARTICLE VIII
AMENDMENTS TO BYLAWS
SECTION 8.01. Board of Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend and repeal the Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended. Any such adoption, amendment or repeal of any Bylaw shall require approval by a majority of the entire Board of Directors.
SECTION 8.02. Stockholders. Subject to Section 8.03, the stockholders of the Corporation shall also have power to adopt, amend and repeal the Bylaws at any special meeting of the stockholders of the Corporation if duly called for that purpose (provided that, in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.
ARTICLE IX
DIRECTOR LIABILITY; INDEMNIFICATION
SECTION 9.01. Director Liability. To the fullest extent that the DGCL as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, having the effect of amending, altering, changing or repealing any of the provisions of this Section 9.01 shall apply to or have any effect on the liability or
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alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, unless such amendment shall have the effect of further limiting or eliminating such liability.
SECTION 9.02. Indemnification; Non-Exclusivity of Rights.

(a)    The Corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person (the “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or a witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation for another corporation, or of a partnership, joint venture, trust or other enterprise, in any capacity (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as a director or officer or in any other such official capacity, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by him or her in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs and legal representatives. The right to indemnification conferred in this Article IX shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with applicable law as then in effect, and shall be a contract right. The Corporation may, by action of its Board of Directors, provide indemnification for employees, agents, attorneys and representatives of the Corporation with up to the same scope and extent as hereinabove provided for officers and directors. No amendment to this Certificate of Incorporation having the effect of amending, altering, changing or repealing any of the provisions of the sections of this Section 9.02 shall remove, abridge or adversely affect any right to indemnification or other benefits under the sections of this Section 9.02 with respect to any acts or omissions occurring prior to such amendment or repeal.
(b)    The right of indemnification, including the right to receive payment in advance of expenses, conferred in this Article IX shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled under any provision of the Certificate of Incorporation, the Bylaws or agreement or otherwise.
(c)    In any Proceeding relating to the right to indemnification conferred in this Article IX, the Corporation shall have the burden of proof that the Indemnitee has not met any standard of conduct or belief which may be required by applicable law to be applied in connection with a determination of whether the Indemnitee is entitled to indemnity, or otherwise is not entitled to indemnity, and neither a failure to make such a determination nor an adverse determination of entitlement to indemnity shall be a defense of the Corporation in such Proceeding or create any presumption that the Indemnitee has not met any such standard of conduct or belief or is otherwise not entitled to indemnity. If successful in whole or in part in such Proceeding, the Indemnitee shall be entitled to be indemnified by the Corporation for the expenses actually and reasonably incurred by him or her in connection with such Proceeding.
ARTICLE X
FORUM AND VENUE
Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (c) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (d) any action or proceeding seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (e) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (f) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
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Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article X shall not in any way be affected or impaired thereby.
ARTICLE XI
AMENDMENTS
In furtherance and not in limitation of the powers conferred by the DGCL, as the same exists or may hereafter be amended, subject to any limitations contained elsewhere in this Certificate of Incorporation, the Corporation may from time to time adopt, amend or repeal any provision of this Certificate of Incorporation (including, without limitation, any rights, preferences or other designations of Preferred Stock).
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf on this [●] day of [●], 2025.

FACTSET RESEARCH SYSTEMS INC.
By:
Name:
Title:
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